Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NCINO, INC.,
PENNY HOLDCO, INC.,
DOLLAR MERGER SUB, INC.,
PENNY MERGER SUB, LLC,
SIMPLENEXUS, LLC,
INSIGHT VENTURE PARTNERS, LLC,
AS THE MEMBER REPRESENTATIVE,
AND
THE OTHER PARTIES HERETO
November 16, 2021

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Exhibits
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of nCino Surviving Corporation Certificate of Incorporation and Bylaws
Exhibit C	Form of SimpleNexus Surviving Company Operating Agreement
Exhibit D	Form of Parent Certificate of Incorporation and Bylaws
Exhibit E	Form of Letter of Transmittal
Exhibit F	Specified Accounting Principles and Illustrative Working Capital Calculation
Exhibit G	Selling Shareholder Questionnaire

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of November 16, 2021 (this “Agreement”), is made by and among nCino, Inc., a Delaware corporation (“nCino”), Penny HoldCo, Inc., a Delaware corporation and a wholly owned Subsidiary of nCino (“Parent”), Dollar Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“nCino Merger Sub”), Penny Merger Sub, LLC, a Utah limited liability company and a wholly owned Subsidiary of Parent (“Company Merger Sub” and, together with nCino Merger Sub, the “Principal Merger Subs”), Penny Blocker 1 Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Blocker 1 Merger Sub”), Penny Blocker 2 Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Blocker 2 Merger Sub”), Penny Blocker 3 Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Blocker 3 Merger Sub”), Penny Blocker 4 Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Blocker 4 Merger Sub” and, together with Blocker 1 Merger Sub, Blocker 2 Merger Sub and Blocker 3 Merger Sub, the “Blocker Merger Subs” and, together with the Principal Merger Subs, the “Merger Subs”), Insight (Delaware) SN Blocker Corporation, a Delaware corporation (“Blocker 1”), Insight (Cayman) SN Blocker Corporation, a Delaware corporation (“Blocker 2”), ScarletFire SN Blocker Corporation, a Delaware corporation (“Blocker 3”), TLEO, Inc., a Delaware corporation (“Blocker 4” and, together with Blocker 1, Blocker 2 and Blocker 3, the “Blockers”), SimpleNexus, LLC, a Utah limited liability company (the “Company”), and Insight Venture Partners, LLC, a Delaware limited liability company, solely in its capacity as the Member Representative (as defined in Section 11.1(a)). nCino, Parent, the Merger Subs, the Blockers, the Company and the Member Representative are referred to herein collectively as the “Parties” and individually as a “Party,” and nCino and the Company are each referred to as a “Principal Party”.
W I T N E S S E T H:
WHEREAS, in anticipation of the Mergers, nCino has formed (i) Parent and (ii) the Merger Subs;
WHEREAS, the Parties intend that following the satisfaction or waiver of the conditions set forth in Article IX, (i) the nCino Merger will be effected upon the terms and conditions set forth in this Agreement whereby nCino Merger Sub shall be merged with and into nCino, with nCino as the surviving entity in the nCino Merger (the “nCino Surviving Corporation”) and the nCino Surviving Corporation becoming a wholly owned subsidiary of Parent, (ii) immediately following the consummation of the nCino Merger, the Blocker Mergers will be effected upon the terms and conditions set forth in this Agreement whereby each of the Blocker Merger Subs shall be merged with and into the corresponding Blocker, with the Blockers as the surviving entities in the Blocker Mergers and the Surviving Blockers becoming wholly owned subsidiaries of Parent (iii) immediately following the consummation of the Blocker Mergers, each of the Company, Parent and Company Merger Sub desire to effect the Company Merger upon the terms and conditions set forth in this Agreement, whereby Company Merger Sub shall be merged with and into the Company, with the Company as the surviving entity in the Company Merger (the “SimpleNexus Surviving Company”, together with the nCino Surviving Corporation, the “Surviving Principals”) and the SimpleNexus Surviving Company becoming a wholly owned indirect subsidiary of Parent and (iv), at the option of Parent, immediately following the consummation of the Company Merger, each of the Surviving Blockers shall be merged with and into Parent (the “Upstream Mergers”), with Parent as the surviving entity in the Upstream Mergers;
WHEREAS, in connection with the Principal Mergers, and as a condition and inducement to the willingness of the Company to enter into this Agreement, nCino and Parent have agreed to acquire the Blockers, each of which is a Company Member on the date hereof, pursuant to mergers substantially concurrent with the Principal Mergers, upon the terms and conditions set forth in this Agreement;
WHEREAS, the boards of directors of each of nCino, Parent (on behalf of itself and as the sole member of the Company Merger Sub), nCino Merger Sub and each Blocker Merger Sub and the Company Board have each determined that it is advisable and in the best interests of and fair to their respective companies, stockholders and members to enter into this Agreement and to consummate the Mergers and the other Transactions on the terms and conditions set forth herein;
WHEREAS, the board of managers of the Company (the “Company Board”) has resolved to recommend the approval and adoption of this Agreement and the Company Merger by the members of the Company (the “Company Members”);
WHEREAS, the boards of directors of each of the Blockers have resolved to recommend the approval and adoption of this Agreement and the Blocker Mergers, respectively, by the respective Blocker Securityholders;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of nCino, Parent and the Merger Subs to enter into this Agreement, the Company, the Blockers and the Member Representative are delivering to nCino, Parent and the Merger Subs: (a) a written consent (in lieu of a meeting) adopting this Agreement and approving the Transactions, including the Blocker 1 Merger, of securityholders of Blocker 1 that represent the Blocker 1 Requisite Approval, (b) a written consent (in lieu of a meeting) adopting this Agreement and approving the Transactions, including the Blocker 2 Merger, of securityholders of Blocker 2 that represent the Blocker 2 Requisite Approval, (c) a written consent (in lieu of a meeting) adopting this Agreement and approving the Transactions, including the Blocker 3 Merger, of securityholders of Blocker 3 that represent the Blocker 3 Requisite Approval, (d) a written consent (in lieu of a meeting) adopting this Agreement and approving the Transactions, including the Blocker 4 Merger, of securityholders of Blocker 4 that represent the Blocker 4 Requisite Approval and (e) a written consent (in lieu of a meeting) adopting this Agreement and approving the Transactions, including the Company Merger, of Company Members that represent the Company Requisite Approval;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of nCino, Parent and the Merger Subs to enter into this Agreement, certain Company Members and Blocker Securityholders listed on Schedule A are entering into those certain Restrictive Covenant Agreements with Parent (the “Restrictive Covenant Agreements”);
WHEREAS, in connection with the Closing, Parent, the Member Representative and the Escrow Agent are entering into an Escrow Agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), pursuant to which a portion of the Closing Cash Consideration payable hereunder will be withheld and placed in an Escrow Fund for the purpose of satisfying any Adjustment Amount payable to Parent;
WHEREAS, for U.S. federal income tax purposes, (i) it is intended that the Mergers (and, if applicable, the Upstream Mergers), taken together, will be treated as an “exchange” described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; (ii) it is intended that the nCino Merger (and, if applicable, the Upstream Mergers) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder; and (iii) it is intended that this Agreement will be, and is, adopted as a plan of reorganization;

WHEREAS, prior to the Closing, Blocker 1, Blocker 2 and Insight SN Holdings, LLC shall conduct a reorganization such that immediately prior to the Closing Blocker 1 and Blocker 2 will cease to beneficially own Company Units through Insight SN Holdings, LLC; and
WHEREAS, nCino, Parent, the Company, the Merger Subs and the Blockers desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I.

DEFINITIONS
Section 1.1.Definitions.
(a)As used in this Agreement, the following terms have the following meanings:
“Acquired Company” or “Acquired Companies” means, individually or in the aggregate, as applicable, the Company and its Subsidiaries.
“Adjustment Amount” means an amount, whether positive or negative, equal to the sum of (a) (i) the Post-Closing Working Capital Adjustment Amount minus (ii) the Closing Working Capital Adjustment Amount, plus (b) (i) Closing Cash as finally determined in accordance with Section 3.4(b) minus (ii) Estimated Closing Cash, plus (c) (i) Estimated Closing Indebtedness minus (ii) Closing Indebtedness as finally determined in accordance with Section 3.4(b), plus (d) (i) Estimated Company Transaction Expenses minus (ii) Company Transaction Expenses as finally determined in accordance with Section 3.4(b).
An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person (“control” has the meaning specified in Rule 405 under the Securities Act).
“Alternative Transaction” means any acquisition of any Acquired Company, any of the equity interests of any Acquired Company, or all or substantially all of the assets owned by, or used or held for use in the business of, the Acquired Companies, in each case whether by way of a direct or indirect merger, consolidation, asset sale, equity purchase, tender offer, other business combination, “acqui-hire” transaction or otherwise, or any exclusive license of all or any material portion of the Company IP, in each case other than any agreement with, or offer, proposal or indication of interest made by or on behalf of, nCino.
“Ancillary Agreements” means the Escrow Agreement, the Exchange Agent Agreement, the Letters of Transmittal, the Restrictive Covenant Agreements and all other instruments, certificates and other agreements entered into by the Parties or the Company Members pursuant to the terms of this Agreement.
“Balance Sheet” means the consolidated unaudited balance sheet of the Company as of September 30, 2021 and the footnotes thereto.
“Balance Sheet Date” means September 30, 2021.

“Blocker 1 Requisite Approval” means the affirmative vote of all of the securityholders of Blocker 1.
“Blocker 2 Requisite Approval” means the affirmative vote of all of the securityholders of Blocker 2.
“Blocker 3 Requisite Approval” means the affirmative vote of all of the securityholders of Blocker 3.
“Blocker 4 Requisite Approval” means the affirmative vote of all of the securityholders of Blocker 4.
“Blocker Company Units” means, collectively, all of the Company Units held by the Blockers.
“Blocker Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Blockers to Parent.
“Blocker Organizational Documents” means the applicable certificate of incorporation and bylaws (or equivalent governing documents) of any Blocker, as applicable.
“Blocker Requisite Approvals” means the Blocker 1 Requisite Approval, the Blocker 2 Requisite Approval, the Blocker 3 Requisite Approval and the Blocker 4 Requisite Approval.
“Blocker Securities” means, in the aggregate, the securities of all of the Blockers.
“Blocker Securityholders” means Insight Venture Partners (Cayman) X, L.P., Insight Venture Partners (Delaware) X, L.P., TVC Capital III, L.P, TVC Capital IV, L.P. and TVC Capital Partners IV, L.P.
“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the County of New York are authorized or required by Law to be closed.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)) and any and all Laws promulgated thereunder (including any SBA rules, regulations and guidance).
“Cash Plan” means the SimpleNexus, LLC 2018 Cash Incentive Plan, as amended, restated or otherwise modified from time to time.
“Cash Plan Award” means an award of Award Units (as defined in the Cash Plan) under the Cash Plan.
“Cash Plan Award Consideration” means all amounts due and payable to participants under the Cash Plan and applicable award agreements thereunder as a result of the Transactions.
“Cash Plan Award Holders” means each holder of a Cash Plan Award.
“Closing Cash” means the aggregate amount of cash that is not Restricted Cash, cash equivalents (to the extent readily convertible to cash within 90 days) and marketable securities held by the Acquired Companies as of 12:01 a.m. Eastern Time on the Closing Date, determined in accordance with the Specified Accounting Principles, (a) net of all checks written (but not yet cashed), outbound wire transfers sent (but not yet cleared) and Tax distributions made in accordance with to the Company Operating Agreement that have been declared (but not yet distributed) prior to 12:01 a.m. Eastern Time on the Closing Date, (b) credited for all checks received (but not yet cashed) and wire transfers received (but not yet cleared) prior to 12:01 a.m. Eastern Time on the Closing Date, and (c) excluding security deposits.
“Closing Cash Consideration” means an amount in cash equal to (a) twenty percent (20%) of the Closing Merger Consideration, minus (b) the sum of (i) the amount of the Escrow Fund and (ii) the amount of the Member Expense Fund.
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Acquired Companies that remains unpaid as of 12:01 a.m. Eastern Time on the Closing Date.
“Closing Merger Consideration” means aggregate consideration (comprising both cash and Parent Common Stock) having a value equal to: (a) $1,200,000,000, minus (b) the amount of Estimated Closing Indebtedness, minus (c) the amount of Estimated Company Transaction Expenses, plus (d) the amount of Estimated Closing Cash, plus (e) the Closing Working Capital Adjustment Amount.
“Closing Working Capital” means Working Capital as of 12:01 a.m. Eastern Time on the Closing Date.
“Closing Stock Consideration” means a number of shares of Parent Common Stock equal to the quotient of (a) eighty percent (80%) of the Closing Merger Consideration divided by (b) the nCino Stock Price.
“Closing Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to: (a) the Estimated Closing Working Capital minus (b) the Target Working Capital.
“Company Certificate of Organization” the certificate of organization filed with the Utah Division on June 25, 2011.
“Company Common Units” means the Voting Common Units of the Company and the Non-Voting Common Units of the Company.
“Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Acquired Companies, including Personal Data, that are used by, or necessary to the business of, the Acquired Companies.
“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.
“Company IP” means all Intellectual Property Rights and Intellectual Property owned or purported to be owned by the Acquired Companies.
“Company Material Adverse Effect” means any change, event, effect, circumstance or development (each, an “Effect”) that, individually or in the aggregate: (a) prevents, materially delays or materially impedes the ability of the Company to consummate the Transactions or (b) has, or would reasonably be expected to have, a material adverse effect on the business, condition, assets and liabilities (considered together), operations, results of operations or financial performance of the Acquired Companies, taken as a whole; provided, however, that (with respect to clause (b) of this definition), the term “Company Material Adverse Effect” shall not include those Effects to the extent they result from: (i) changes in general local, domestic, foreign, political, social or economic conditions, (ii) changes in conditions in the industries in which the Acquired Companies conduct business, (iii) changes in interest rates or the financial or commodity markets (including any changes in credit, financial, commodities, securities or banking markets) in the United States or any other country or region in the world, (iv) any stoppage or shutdown of any Governmental Entity (including any default by a Governmental Entity or delays in payments or delays or failures to act by any Governmental Entity), (v) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters, weather conditions, changes in geopolitical conditions or other force majeure events, (vi) any epidemic, disease outbreak or pandemic (in each case, whether or not declared) (including any effect resulting from, arising in connection with or otherwise related to COVID-19 or any COVID-19 Measures), (vii) the entry into or compliance with this Agreement or the announcement or pendency of the Transactions (except in the case of any material adverse effect resulting from a breach of a representation or warranty contained in this Agreement that relates to or addresses the consequences resulting from the execution of this Agreement) or the identity of nCino or any communication by nCino, including regarding the plans or intentions of nCino with respect to the conduct of the Acquired Companies’ business, (viii) changes after the date of this Agreement in GAAP or applicable Law or the interpretation thereof, (ix) any failure to meet financial projections, estimates or forecasts for any period (provided that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Company Material Adverse Effect), or (x) the taking by the Company or any other Acquired Company of any action on the written request of nCino, except in the cases of clauses (i), (ii), (iii), (iv), (v), (vi) and (viii), to the extent that such changes do or would reasonably be expected to disproportionately affect the Acquired Companies relative to other companies in the same industries in which the Acquired Companies operate.
“Company Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated November 18, 2020 as amended by that certain Amendment No. 1 to the Amended and Restated Operating Agreement dated November 30, 2020.
“Company Organizational Documents” means the Company Certificate of Organization and the Company Operating Agreement.
“Company Preferred Units” means the Series A Preferred Units of the Company, the Series A-2 Preferred Units of the Company and the Series B Preferred Units of the Company,
“Company Privacy Policies” means any (a) posted internal and external past or present data protection, data usage, privacy and security policies of the Company, (b) public statements, representations, obligations, promises, commitments relating to privacy, security, or the Processing of Personal Data, and (c) policies and obligations applicable to the Company as a result of any certification relating to privacy, security, or the Processing of Personal Data.
“Company Product” means any product or service owned, developed, marketed or promoted, distributed, licensed, sold, supported or otherwise made available to any Person by any Acquired Company.
“Company Requisite Approval” means the Majority Vote (as defined in the Company Operating Agreement).
“Company Securityholders” means the Non-Blocker Members and the Blocker Securityholders.
“Company Transaction Expenses” means, without duplication, the aggregate amount, incurred or payable, and whether or not such amounts have been invoiced, as of or prior to the Closing Date, of  (a) all fees, costs and expenses payable to third-party professionals (including legal, accounting, broker’s, investment banker’s, consultant’s, advisor’s and finder’s fees, costs and expenses) by the Acquired Companies as of the Closing and not paid prior to the Closing arising from, incurred in connection with or related to the negotiation, preparation, execution and performance of this Agreement and the Transactions and any recent acquisition by the Company (including the acquisition of L Brewer & Associates, LLC); (b) all bonuses, termination payments and retention or other change-in-control, separation and tax gross-up payments required to be made or provided by the Acquired Companies to current or former employees, directors or individual consultants of the Acquired Companies pursuant to any Contract in effect as of the Closing and not made or provided prior to the Closing solely as a result of the consummation of the Mergers or any of the other Transactions, but expressly excluding, without limitation, any such payments that are triggered by a termination of service initiated by Parent or its Subsidiaries following the Closing; (c) the employer portion of any unpaid payroll, employment or similar Taxes incurred or to be incurred by the Acquired Companies in connection with the payments described in the foregoing clause (b) and the Cash Plan Awards; (d) 50% of the unpaid fees, costs and expenses of each of the Escrow Agent, the Exchange Agent and the D&O Tail Policy (including the premium) (it being understood and agreed that the Parties’ intention is for each of the costs identified in this clause (d) to be borne equally between Parent and the Company’s members regardless of which Party initially makes such payments to such third parties); and (e) fees, costs and expenses incurred by any Company Member or Blocker Securityholder in connection with this Agreement or the Transactions that the Company or any of its Subsidiaries is or will be legally or contractually obligated to pay or reimburse after the Closing.
“Company Units” means the Company Common Units and the Company Preferred Units.
“Confidentiality Agreement” means the Amended and Restated Mutual Non-Disclosure Agreement, dated as of July 2, 2021, by and between nCino and the Company, and as the same may be further amended, supplemented or otherwise modified by the parties thereto.
“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written, and in each case, that is legally binding.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, layoff, furlough, social distancing, shut down, closure, sequester, safety or similar Law, or other Laws, directives, guidelines or recommendations promulgated by any industry group or Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, (i) in connection with or in response to COVID-19 (or any mutation or variant thereof) or (ii) if required by a change in applicable Law after the date hereof.
“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Company.
“Employee” means any individual employed by the Company or any Subsidiary thereof.
“Environmental Law” means any Law or any agreement with any Governmental Entity or other Person, relating to human health and safety, the environment or Hazardous Substances.
“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” of any entity means any trade or business that, together with such entity, is, was or would be deemed, at the relevant time, a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Escrow Fund” means an amount in cash equal to $3,000,000.
“Exchange Act” means the Securities Exchange Act of 1934.
“Fraud” means, with respect to any Person, actual, intentional fraud in connection with the making of any representation or warranty set forth in this Agreement, with intent to deceive another Person and requires: (i) a false representation of material fact; (ii) actual knowledge (as opposed to imputed or constructive knowledge) that such information was false when communicated; (iii) with an express intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance.
“GAAP” means the United States generally accepted accounting principles as in effect (i) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (ii) with respect to financial information for periods prior to the Closing Date, as of the dates of the relevant balance sheets included therein, as applicable.
“Generally Available Software” means non-customized Software that: (a) is licensed to the Company solely in executable or object code form pursuant to a nonexclusive, internal use software license; (b) is not incorporated into any Company Products; and (c) is generally, commercially available on standard terms.
“Governmental Entity” means any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission, including, for the avoidance of doubt, state insurance departments, or any court, tribunal, or judicial or arbitral body or any self-regulatory organization or arbitral body (public or private).
“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.
“HIPAA” means collectively: (a) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), including but not limited to its implementing rules and regulations with respect to privacy, security of health information, and transactions and code sets; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); (c) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), and other implementing rules regulations at 45 CFR Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services and (d) any federal, state and local Laws regulating the privacy and/or security of individually identifiable health information, in each case, as the same may be amended, modified or supplemented from time to time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (a) all indebtedness of the Acquired Companies for borrowed money (including the outstanding principal and accrued but unpaid interest thereon) evidenced by a note, bond, debenture, credit agreement or similar instrument or security (whether or not convertible into any other security) to which any Acquired Company is a party, other than intercompany loans or similar arrangements between or among the Acquired Companies, (b) all obligations of the Acquired Companies for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with the repayment of any of the foregoing, (d) any Liabilities for amounts that the Company or any Company Subsidiary has deferred pursuant to Section 2302 of the CARES Act, and (e) all obligations described in clauses (a) through (d) above which are directly or indirectly guaranteed by the Acquired Companies; provided, that “Indebtedness” expressly excludes any amounts previously owed under any Paycheck Protection Program loan that has since been forgiven and any Employee Retention Credit under the CARES Act.
“Information Security Program” means a written information security program that includes: (i) written policies and procedures regarding Personal Data, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability, and integrity of any Personal Data owned, controlled, maintained, held, or Processed by the Acquired Companies or Data Processors; (iii) disaster recovery, business continuity, incident response, and security plans and procedures; and (iv) protections against Security Incidents, Malicious Code, and against loss, misuse, unauthorized access to, and disruption of, the Processing of Company Data and IT Systems.
“Insurance License” means a license, registration, certification or other authorization to conduct an insurance business, including, without limitation, as an insurance producer or insurance adjuster.
    “Intellectual Property” means algorithms, apparatus, diagrams, inventions (whether or not patentable), invention disclosures, trade secrets, know-how, logos, trademarks, service marks and other brand elements (including brand names, product names, logos and slogans), methods, network configurations and architectures, methods, processes, proprietary information, protocols, schematics, specifications, technical data, Software (in any form, including source code and executable or object code), subroutines, techniques, URLs, domain names, websites, works of authorship, documentation (including instruction manuals, samples, studies and summaries), information, data, databases and data collections, any other forms of technology, and any goodwill associated with or symbolized by any of the foregoing, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.
“Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the Laws of any jurisdiction worldwide: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights and moral rights, (b) rights in information, data, databases and data collections, (c) trademark, trade name, service name, trade dress and service mark rights and similar rights, (d) trade secret rights, (e) patents and industrial property rights, (f) other proprietary rights in Intellectual Property of every kind and nature and (g) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisionals, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above.
“Investors’ Rights Agreement” means the First Amended and Restated Investors’ Rights Agreement, dated as of February 12, 2015, by and among nCino and certain holders of nCino’s Common Stock listed on Schedule A thereto, as amended, and as assigned to Parent.

“IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to Process Company Data in the conduct of the business of the Acquired Companies.
“Key Persons” means Cathleen Schreiner-Gates, Benjamin Miller, Matthew Hansen, Jeb Spencer, Jonathan Rosenbaum, Peter Segall, Jeff Lieberman, Jordan Wild and Jim Harrison.
“Knowledge” means, with respect to the Company or any Acquired Company, the actual and collective knowledge, after and assuming reasonable inquiry of their respective direct reports, of (a) Cathleen Schreiner Gates, (b) Kevin McKenzie, (c) Matt Hansen, (d) Ben Miller, (e) solely with respect to the representations and warranties set forth in Section 4.15, Shane Westra and (f) solely with respect to the representations and warranties set forth in Section 4 with respect to L Brewer & Associates, LLC d/b/a LBA Ware, a Georgia limited liability company, and any equity, Contracts or assets thereof or other matters relating thereto, Lori Brewer.
“Law” shall mean any applicable U.S. or non-U.S. federal, state, local, municipal, supranational or other constitution, law, statute, treaty, ordinance, rule, regulation, directive, requirement, resolution, code, edict, writ, decree, judgment, ruling, injunction, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity, including, for the avoidance of doubt, state insurance laws and regulations.
“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Lien” means all liens, licenses, pledges, charges, claims, mortgages, deeds of trust, security interests, restrictions on transfer, easements, encroachments, preemptive rights, rights of first refusal or other encumbrances.
“Member Expense Fund” means an amount in cash equal to $250,000.
“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The Nasdaq Stock Market LLC or any successor thereto.
“nCino Board” the board of directors of nCino, Inc.
“nCino Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by nCino to the Company.
“nCino Equity Incentive Plans” means the nCino, Inc. 2019 Equity Incentive Plan (as amended and restated on July 16, 2020).
“nCino Material Adverse Effect” means any Effect that, individually or in the aggregate: (a) prevents, materially delays or materially impedes the ability of nCino, Parent or the Merger Subs to consummate the Transactions or (b) has, or would reasonably be expected to have, a material adverse effect on the business, condition, assets and liabilities (considered together), operations, results of operations or financial performance of nCino and its Subsidiaries, taken as a whole; provided, however, that (with respect to clause (b) of this definition), the term “nCino Material Adverse Effect” shall not include those Effects to the extent they result from: (i) changes in general local, domestic, foreign, political, social or economic conditions, (ii) changes in conditions in the industries in which the Acquired Companies conduct business, (iii) changes in interest rates or the financial or commodity markets (including any changes in credit, financial, commodities, securities or banking markets) in the United States or any other country or region in the world, (iv) any stoppage or shutdown of any Governmental Entity (including any default by a Governmental Entity or delays in payments or delays or failures to act by any Governmental Entity), (v) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters, weather conditions, changes in geopolitical conditions or other force majeure events, (vi) any epidemic, disease outbreak or pandemic (in each case, whether or not declared) (including any effect resulting from, arising in connection with or otherwise related to COVID-19 or any COVID-19 Measures), (vii) the entry into or compliance with this Agreement or the announcement or pendency of the Transactions (except in the case of any material adverse effect resulting from a breach of a representation or warranty contained in this Agreement that relates to or addresses the consequences resulting from the execution of this Agreement) or the identity of the Company or any communication by the Company in breach of this Agreement, (viii) changes after the date of this Agreement in GAAP or applicable Law or the interpretation thereof, (ix) any failure to meet financial projections, estimates or forecasts for any period (provided that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of nCino Material Adverse Effect), or (x) the taking by nCino, Parent or any Merger Sub of any action on the written request of the Company, except in the cases of clauses (i), (ii), (iii), (iv), (v), (vi) and (viii), to the extent that such changes do or would reasonably be expected to disproportionately affect nCino and its Subsidiaries relative to other companies in the same industries in which nCino and its Subsidiaries operate.
“nCino RSU” means an award of restricted stock units granted by nCino under any of the nCino Equity Incentive Plans prior to the nCino Effective Time.
“nCino Stock Option” means an award of stock options to purchase shares of nCino Common Stock granted under any of the nCino Equity Incentive Plans prior to the nCino Effective Time.
“nCino Stock Price” means $72.5250, which represents the daily volume-weighted average sales price per share of nCino Common Stock on Nasdaq, as reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for the twenty (20) consecutive trading days ending on and including the trading day of November 12, 2021.
“Non-Blocker Members” means Company Members that are not the Blockers.
“Open Source Software” means Software that is generally distributed in source code form and is governed by a license commonly recognized as an open source, “copyleft” or community source code license, including any license identified as an open source license by the Open Source Initiative (www.opensource.org/licenses) or any similar license or distribution model.
“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Parent Common Stock” shares of common stock, par value $0.0005 per share, of Parent.
“Parent RSU” means an award of a number of Parent restricted stock units.
“Parent Stock Option” means an option to purchase shares of Parent Common Stock.
“Pass-Through Income Tax” means any income Tax with respect to which the holders of Company Units (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).
“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been taken in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (iii) zoning, entitlement, building and other land regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated by the current use and operation of the Leased Real Property, (iv) gaps in the chain of title evident from the records of the relevant Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date hereof which are not violated in any material respect by the current use or occupancy of such real property or the operation of the businesses of the Acquired Companies, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease and (vii) non-exclusive licenses to Intellectual Property Rights or Intellectual Property granted in the ordinary course of business.
“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, and has the same meaning as “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar or equivalent terms as defined by Privacy Requirements.
“Post-Closing Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to: (a) the Closing Working Capital as finally determined in accordance with Section 3.4(b) minus (b) the Target Working Capital.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Privacy and Security Laws” means all applicable laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, and general consumer protection laws as applied in the context of data privacy, data security, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar Laws and binding regulations.

“Privacy Requirements” means: (a) Privacy and Security Laws; (b) each Contract binding on any Acquired Company relating to the Processing of Personal Data; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards binding on any Acquired Company or with which any Acquired Company has held itself out as compliant, including, to the extent applicable, the Payment Card Industry Data Security Standard.
“Pro Rata Portion” means, with respect to each Company Securityholder and Cash Plan Award Holder, the percentages set forth next to such Company Securityholder’s or Cash Plan Award Holder’s name, in respect of its, his or her Company Units, Blocker Securities or Cash Plan Awards, on the Consideration Spreadsheet, consistent with the definition thereof, under the headings “Closing Cash Consideration”, “Closing Stock Consideration”, “Escrow Fund” and “Member Expense Fund”, as applicable.
“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements) of Company Data or IT Systems.
“R&W Insurance Policy” means that certain buyer-side representations and warranties insurance policy, issued by the R&W Insurer, under which nCino and its Affiliates are the beneficiaries and named insureds, providing insurance coverage with respect to any costs, expenses, judgments, settlements, fines, losses, claims, damages or liabilities arising from breaches of the representations and warranties set forth in Articles IV and V of this Agreement.
“R&W Insurer” means Euclid Transactional, LLC.
“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered trademarks, registered databases, domain names and all applications for any of the foregoing.
“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.
“Required HSR Filings” means any and all filings of a Notification and Report Form pursuant to the HSR Act required to be made by any of the Company, the nCino stockholders, the Blocker Securityholders and the Non-Blocker Members, in each case, with respect to the Transactions.
“Restricted Cash” means cash or cash equivalents that are subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose or the use of which is otherwise restricted by regulation or pursuant to any contract (other than ordinary course commercial banking limitations (e.g., transfer and clearance time periods, maximum transaction amounts and bank fees)), including (i) restrictions on dividends and repatriations and (ii) the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed or otherwise repatriated to the Company or any of its Subsidiaries, (iii) cash held in accounts to satisfy statutory reserve requirements, cash held as collateral, cash used to secure bonding requirements, cash in reserve accounts, cash escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement, and (iv) Cash in the amount of $1,754,060, if received prior to the Closing in connection with services to be provided to Churchill Mortgage Corporation pursuant to the applicable Acceleration Agreement Amendment 4.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Security Incident” means any unauthorized Processing of Company Data or any unauthorized access to the Company’s IT Systems that would in each instance require notification to any Person, Governmental Entity, or any other entity under Privacy Requirements.
“Software” means software (including HTML code, firmware and other software embedded in hardware devices), and all related source code, object code, application programming interfaces (APIs), and user interfaces.
“Specified Accounting Principles” means the accounting principles, procedures, policies, practices and methods included in Exhibit F.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” when used with respect to any Person means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) that would be required to be consolidated in such Person’s financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States. For all purposes of this Agreement, Parent shall be deemed a Subsidiary of nCino prior to the nCino Effective Time.
“Surviving Entities” means the Surviving Principals and the Surviving Blockers.
“Target Working Capital” means negative $3,112,000.
“Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes, and including any amendment thereof.
“Taxes” means (a) any and all federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, transfer, stamp, escheat, unclaimed property, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, or any other tax, levy, tariff, duty, governmental fee or charge (including withholding on amounts paid to or by any Person) imposed by a taxing authority, and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of entities that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any tax sharing, allocation, indemnity or other similar

Contract or agreement), as a result of being a transferee or successor, or otherwise by operation of Law.
“Transaction Litigation” means any Proceeding commenced or threatened in writing after the date of this Agreement against a Party or any of its Subsidiaries or Affiliates or managers or directors by a non-Party relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates or managers or directors, in each case in connection with, arising from or otherwise relating to this Agreement, the Mergers or the Transactions.
“Transactions” means the Mergers and all other transactions contemplated by this Agreement and the Ancillary Agreements.
“Unvested Cash Plan Awards” means each issued and outstanding Cash Plan Award (or portion thereof) that is not a Vested Cash Plan Award.
“Vested Cash Plan Award” means each issued and outstanding Cash Plan Award (or portion thereof) that, as of immediately prior to the Company Effective Time, is vested in accordance with the terms and conditions of the Cash Plan and the applicable award agreement.
“Willful Breach” means (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching Party on the date of this Agreement that such representation or warranty was in breach, (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement (other than the obligation to consummate the Transactions), a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching Party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement, and (iii) the failure by the breaching Party to consummate the Transactions after a determination by a court of competent jurisdiction in accordance with Section 11.14 that all of the conditions set forth in Article IX have been satisfied or waived (by the Party entitled to waive any such applicable conditions).
“Working Capital” means, with respect to the Acquired Companies, (a) current assets of the Acquired Companies, minus (b) current liabilities of the Acquired Companies, all as calculated in accordance with the Specified Accounting Principles and consisting exclusively of the line items shown on Exhibit F. If any new account codes are created between the date hereof and the Closing, the amounts included therein will be allocated to an account code existing as of the date hereof that is closest in nature and classification to the new account code. For the avoidance of doubt, “Working Capital” shall (i) include (A) all deferred revenue (short term and long term, but excluding any deferred revenue from 2020 accelerated cash collections promotions which shall be excluded from Working Capital for all purposes under this Agreement), (B) all current Tax assets and current Tax liabilities other than deferred tax assets and deferred tax liabilities, and (C) all short and long term liabilities for deferred commissions owed to sales persons (for the avoidance of doubt, excluding any short or long term assets associated with capitalized commissions net of amortization), and (ii) exclude (1) any accounts receivable from 2020 accelerated cash collections promotions, (2) short term or long term leasing assets or liabilities related to ASC 842 and (3) all amounts specifically included in the calculation of Closing Cash (including any Restricted Cash), Closing Indebtedness, and Company Transaction Expenses, such that no item may be double-counted for any purpose under this Agreement.
References herein to “nCino”, any “Blocker” or “Company” with respect to the period from and after the nCino Effective Time, any Blocker Effective Time, or the Company Effective

Time, as the case may be, shall be deemed to be references to the nCino Surviving Corporation, the Surviving Blocker or the SimpleNexus Surviving Company, as the case may be.
(b)Each of the following terms is defined in the Section set forth opposite such term.

Term	Section
Adjustment Dispute Notice	Section 3.4(b)(iii)
Agreement	Preamble
Agreed Modifications	Section 3.4(b)(v)
Audited Financial Statements	Section 4.6(a)
Automatic Registration Statement	Section 7.7(a)
Blocker 1	Preamble
Blocker 2	Preamble
Blocker 3	Preamble
Blocker 4	Preamble
Blocker 1 Certificate of Merger	Section 2.5(a)
Blocker 2 Certificate of Merger	Section 2.5(a)
Blocker 3 Certificate of Merger	Section 2.5(a)
Blocker 4 Certificate of Merger	Section 2.5(a)
Blocker 1 Effective Time	Section 2.5(b)
Blocker 2 Effective Time	Section 2.5(b)
Blocker 3 Effective Time	Section 2.5(b)
Blocker 4 Effective Time	Section 2.5(b)
Blocker 1 Merger Sub	Preamble
Blocker 2 Merger Sub	Preamble
Blocker 3 Merger Sub	Preamble
Blocker 4 Merger Sub	Preamble
Blocker 1 Merger	Section 2.2(a)
Blocker 2 Merger	Section 2.2(b)
Blocker 3 Merger	Section 2.2(c)
Blocker 4 Merger	Section 2.2(d)
Blocker Documents	Section 5.10(b)
Blocker Effective Times	Section 2.5(b)
Blocker Merger Subs	Preamble
Blocker Mergers	Section 2.2(d)
Blockers	Preamble
Books and Records	Section 4.24
Closing	Section 2.4
Closing Date	Section 2.4
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 7.8(c)

Company Benefit Plan	Section 4.21(a)
Company Board	Recitals
Company Effective Time	Section 2.5(b)
Company Financial Statements	Section 4.6(a)
Company Members	Recitals
Company Merger	Section 2.3(a)
Company Merger Sub	Preamble
Company PTO Plan	Section 7.8(e)
Company Statement of Merger	Section 2.5(a)
Consideration Spreadsheet	Section 8.3(a)
Continuation Period	Section 7.8(a)
Continuing Employees	Section 7.8(a)
Designated Accounting Firm	Section 3.4(b)(v)
DGCL	Section 2.1(a)
D&O Tail Policy	Section 7.5(d)
Effective Times	Section 2.5(b)
Escrow Agent	Section 3.5(e)
Escrow Agreement	Recitals
Estimated Closing Cash	Section 3.4(a)
Estimated Closing Indebtedness	Section 3.4(a)
Estimated Closing Statement	Section 3.4(a)
Estimated Closing Working Capital	Section 3.4(a)
Estimated Company Transaction Expenses	Section 3.4(a)
Exchange Agent	Section 3.5(b)
Exchange Agent Agreement	Section 3.5(b)
Exchange Documents	Section 3.5(d)
Expert Calculations	Section 3.4(b)(v)
FCPA	Section 4.11(b)
Indemnitee	Section 7.5(a)
Indemnitees	Section 7.5(a)
Interim Period	Section 7.1(a)
Leased Real Property	Section 4.13(a)
Letter of Transmittal	Section 3.5(c)
Malicious Code	Section 4.15(k)
Material Contract	Section 4.9(a)
Member Representative	Section 11.1(a)
Merger Subs	Preamble
Mergers	Section 2.3(a)
New Plans	Section 7.8(b)
nCino	Preamble
nCino 401(k) Plan	Section 7.8(c)

nCino Benefit Plan	Section 7.8(f)
nCino Certificate	Section 3.1(b)
nCino Certificate of Merger	Section 2.5(a)
nCino Common Stock	Section 3.1
nCino Effective Time	Section 2.5(b)
nCino ESPP	Section 3.7(c)
nCino Filing Fees	Section 7.3(c)
nCino Interim Period	Section 7.2
nCino Merger	Section 2.1(a)
nCino Merger Consideration	Section 3.1(b)
nCino Merger Sub	Preamble
nCino SEC Documents	Section 6.6(a)
nCino SEC Financial Statements	Section 6.6(b)
nCino Surviving Corporation	Recitals
Outside Date	Section 10.1(b)(ii)
Parent	Preamble
Parent Closing Statement	Section 3.4(b)(i)
Parent PTO Plan	Section 7.8(e)
Parties	Preamble
Party	Preamble
Payoff Letter	Section 7.3(c)
Permits	Section 4.18
Principal Mergers	Section 2.3
Principal Merger Subs	Preamble
Principal Party	Preamble
Real Property Lease	Section 4.13(a)
Registered Company IP	Section 4.15(b)
Registration Period	Section 7.7(a)
Registration Statement	Section 7.7(a)
Registrable Securities	Section 7.7(a)
Regulatory Action	Section 7.3(e)
Related Person	Section 4.23
Released Cash	Section 3.4(b)(viii)
Representative Losses	Section 11.1(b)
Required Financial Statements	Section 8.4
Restrictive Covenant Agreements	Recitals
Review Period	Section 3.4(b)(iii)
Selling Shareholder Questionnaire	Section 7.7(b)
Selling Shareholders	Section 7.7(a)
Sidley	Section 7.10
SimpleNexus Surviving Company	Recitals

Surviving Blocker 1	Section 2.2(a)
Surviving Blocker 2	Section 2.2(b)
Surviving Blocker 3	Section 2.2(c)
Surviving Blocker 4	Section 2.2(d)
Surviving Blockers	Section 2.2(d)
Surviving Principals	Recitals
Top 20 Customer	Section 4.10(b)
Top 20 Vendors	Section 4.10(a)
Transferees	Section 7.7(b)
Unlimited PTO Employees	Section 7.8(e)
Upstream Mergers	Recitals
URULLCA	Section 2.3(a)
Utah Division	Section 2.5(a)
WARN Act	Section 4.20(d)
Willkie	Section 7.10

ARTICLE II.

THE MERGERS
Section 2.1.The nCino Merger.
(a)At the nCino Effective Time, nCino Merger Sub shall be merged with and into nCino (the “nCino Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”) and upon the terms set forth in this Agreement, whereupon the separate existence of nCino Merger Sub shall cease and nCino shall continue as the nCino Surviving Corporation. As a result of the nCino Merger, the nCino Surviving Corporation shall become a wholly owned Subsidiary of Parent.
(b)From and after the nCino Effective Time, the nCino Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of nCino and nCino Merger Sub, all as provided under the DGCL.
Section 2.2.The Blocker Mergers.
(a)At the Blocker 1 Effective Time, Blocker 1 Merger Sub shall be merged with and into Blocker 1 (the “Blocker 1 Merger”) in accordance with the DGCL and upon the terms set forth in this Agreement, whereupon the separate existence of Blocker 1 Merger Sub shall cease, and Blocker 1 shall continue as the surviving corporation and become a wholly owned Subsidiary of Parent (the “Surviving Blocker 1”).
(b)At the Blocker 2 Effective Time, Blocker 2 Merger Sub shall be merged with and into Blocker 2 (the “Blocker 2 Merger”) in accordance with the DGCL and upon the terms set forth in this Agreement, whereupon the separate existence of Blocker 2 Merger Sub shall cease, and Blocker 2 shall continue as the surviving corporation and become a wholly owned Subsidiary of Parent (the “Surviving Blocker 2”).

(c)At the Blocker 3 Effective Time, Blocker 3 Merger Sub shall be merged with and into Blocker 3 (the “Blocker 3 Merger”) in accordance with the DGCL and upon the terms set forth in this Agreement, whereupon the separate existence of Blocker 3 Merger Sub shall cease, and Blocker 3 shall continue as the surviving corporation and become a wholly owned Subsidiary of Parent (the “Surviving Blocker 3”).
(d)At the Blocker 4 Effective Time, Blocker 4 Merger Sub shall be merged with and into Blocker 4 (the “Blocker 4 Merger” and, together with the Blocker 1 Merger, the Blocker 2 Merger and the Blocker 3 Merger, the “Blocker Mergers”) in accordance with the DGCL and upon the terms set forth in this Agreement, whereupon the separate existence of Blocker 4 Merger Sub shall cease, and Blocker 4 shall continue as the surviving corporation and become a wholly owned Subsidiary of Parent (the “Surviving Blocker 4” and, together with Surviving Blocker 1, Surviving Blocker 2 and Surviving Blocker 3, the “Surviving Blockers”).
(e)From and after the Blocker Effective Times, each of the Surviving Blockers shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the respective Blocker and Blocker Merger Sub, all as provided under the DGCL.
Section 2.3.The Company Merger.
(a)At the Company Effective Time, Company Merger Sub shall be merged with and into the Company (the “Company Merger” and, together with the nCino Merger, the “Principal Mergers” and, together with the Blocker Mergers, the “Mergers”) in accordance with the Utah Revised Uniform Limited Liability Company Act (the “URULLCA”) and upon the terms set forth in this Agreement, whereupon the separate existence of Company Merger Sub shall cease and the Company shall continue as the SimpleNexus Surviving Company. As a result of the Company Merger, the SimpleNexus Surviving Company shall become a wholly owned Subsidiary of Parent.
(b)From and after the Company Effective Time, the SimpleNexus Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Company Merger Sub, all as provided under the URULLCA.
Section 2.4.Closing. Unless this Agreement is earlier terminated in accordance with Article VIII, the closing of the Mergers (the “Closing”) shall take place electronically by exchange of .PDF copies of documents on a date and at a time to be specified by the Parties, which shall be on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article IX (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions) or at such other time and place as nCino and the Company shall agree. The date and time on which the Closing occurs is referred to herein as the “Closing Date.”
Section 2.5.Effective Times.
(a)On the Closing Date, each of the following filings shall be made in the following order: (i) nCino and nCino Merger Sub shall execute and file, or cause to be filed, a certificate of merger (the “nCino Certificate of Merger”), in accordance with the relevant provisions of the DGCL, with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the nCino Merger, (ii) immediately following the filing of the nCino Certificate of Merger, (A) Blocker 1 and Blocker 1 Merger Sub shall execute and file, or cause to be filed, a certificate of merger (the “Blocker 1 Certificate of Merger”), in accordance with the relevant provisions of the DGCL, with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Blocker 1 Merger, (B) Blocker 2 and Blocker 2 Merger Sub shall execute and file, or cause to be filed, a certificate of merger (the “Blocker 2 Certificate of Merger”), in accordance with the relevant provisions of the DGCL, with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Blocker 2 Merger, (C) Blocker 3 and Blocker 3 Merger Sub shall execute and file, or cause to be filed, a certificate of merger (the “Blocker 3 Certificate of Merger”), in accordance with the relevant provisions of the DGCL, with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Blocker 3 Merger, and (D) Blocker 4 and Blocker 4 Merger Sub shall execute and file, or cause to be filed, a certificate of merger (the “Blocker 4 Certificate of Merger”), in accordance with the relevant provisions of the DGCL, with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Blocker 4 Merger, and (iii) immediately following the filing of the nCino Certificate of Merger, the Blocker 1 Certificate of Merger, the Blocker 2 Certificate of Merger, the Blocker 3 Certificate of Merger and the Blocker 4 Certificate of Merger, the Company and Company Merger Sub shall execute and file, or cause to be filed, a statement of merger (the “Company Statement of Merger”) with the Division of Corporations and Commercial Code of the State of Utah (the “Utah Division”), in accordance with the relevant provisions of the URULLCA and shall make all other filings or recordings required by the URULLCA in connection with the Company Merger.
(b)(i) The nCino Merger shall become effective at such time as the nCino Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date and time as the Company and nCino shall agree and specify in the nCino Certificate of Merger (such date and time as the nCino Merger becomes effective being the “nCino Effective Time”), (ii) immediately following the consummation of the nCino Merger, (A) the Blocker 1 Merger shall become effective at such time as the Blocker 1 Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date and time as the Company and nCino shall agree and specify in the Blocker 1 Certificate of Merger (such date and time as the Blocker 1 Merger becomes effective being the “Blocker 1 Effective Time”), (B) the Blocker 2 Merger shall become effective at such time as the Blocker 2 Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date and time as the Company and nCino shall agree and specify in the Blocker 2 Certificate of Merger (such date and time as the Blocker 2 Merger becomes effective being the “Blocker 2 Effective Time”), (C) the Blocker 3 Merger shall become effective at such time as the Blocker 3 Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date and time as the Company and nCino shall agree and specify in the Blocker 3 Certificate of Merger (such date and time as the Blocker 3 Merger becomes effective being the “Blocker 3 Effective Time”) and (D) the Blocker 4 Merger shall become effective at such time as the Blocker 4 Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date and time as the Company and nCino shall agree and specify in the Blocker 4 Certificate of Merger (such date and time as the Blocker 4 Merger becomes effective being the “Blocker 4 Effective Time” and, such time as the Blocker Mergers become effective, the “Blocker Effective Times”) and (iii) immediately following the consummation of the nCino Merger and the Blocker Mergers, the Company Merger shall become effective at such time as the Company Statement of Merger is duly filed with the Utah Division, or at such other date and time as the Company and nCino shall agree and specify in the Statement of Merger (such date and time as the Company Merger becomes effective being the “Company Effective Time”, and such time as the Mergers become effective being the “Effective Times”).
Section 2.6.Organizational Documents.
(a)Each of the certificate of incorporation and bylaws of Parent at the nCino Effective Time shall be in the form set forth in Exhibit D attached hereto, and the name of Parent immediately after such time shall be “nCino, Inc.”

(b)At the nCino Effective Time, the certificate of incorporation of the nCino Surviving Corporation shall, by virtue of the nCino Merger and without any further action on the part of nCino or nCino Merger Sub, be amended and restated pursuant to the nCino Merger in its entirety as set forth on Exhibit B, until thereafter changed or amended as provided therein or by applicable Law. The name of the nCino Surviving Corporation immediately after the nCino Effective Time shall be “nCino OpCo, Inc.” At the nCino Effective Time, the bylaws of the nCino Surviving Corporation shall be amended and restated pursuant to the nCino Merger in its entirety as set forth on Exhibit B.
(c)At the Company Effective Time, the certificate of organization of the SimpleNexus Surviving Company shall, by virtue of the Company Merger and without any further action on the part of the Company or Company Merger Sub, be the certificate of organization of the Company as existing immediately prior to the Company Effective Time, until thereafter changed or amended as provided therein or by applicable Law. The name of the SimpleNexus Surviving Company immediately after the Company Effective Time shall be “SimpleNexus, LLC”. At the Company Effective Time, the operating agreement of the SimpleNexus Surviving Company shall be amended and restated pursuant to the Company Merger in its entirety as set forth on Exhibit C.
(d)At the Blocker 1 Effective Time, (i) the certificate of incorporation of the Surviving Blocker 1 shall be amended and restated pursuant to the Blocker 1 Merger to be identical to the certificate of incorporation of Blocker 1 Merger Sub and (ii) the bylaws of the Surviving Blocker 1 shall be amended and restated pursuant to the Blocker 1 Merger to be identical to the bylaws of Blocker 1 Merger Sub, except, in each case, that the name of the Surviving Blocker 1 shall be “Penny Blocker 1 Merger Sub, Inc.”.
(e)At the Blocker 2 Effective Time, (i) the certificate of incorporation of the Surviving Blocker 2 shall be amended and restated pursuant to the Blocker 2 Merger to be identical to the certificate of incorporation of Blocker 2 Merger Sub and (ii) the bylaws of the Surviving Blocker 2 shall be amended and restated pursuant to the Blocker 2 Merger to be identical to the bylaws of Blocker 2 Merger Sub, except, in each case, that the name of the Surviving Blocker 2 shall be “Penny Blocker 2 Merger Sub, Inc. ”.
(f)At the Blocker 3 Effective Time, (i) the certificate of incorporation of the Surviving Blocker 3 shall be amended and restated pursuant to the Blocker 3 Merger to be identical to the certificate of incorporation of Blocker 3 Merger Sub and (ii) the bylaws of the Surviving Blocker 3 shall be amended and restated pursuant to the Blocker 3 Merger to be identical to the bylaws of Blocker 3 Merger Sub, except, in each case, that the name of the Surviving Blocker 3 shall be “Penny Blocker 3 Merger Sub, Inc. ”.
(g)At the Blocker 4 Effective Time, (i) the certificate of incorporation of the Surviving Blocker 4 shall be amended and restated pursuant to the Blocker 1 Merger to be identical to the certificate of incorporation of Blocker 4 Merger Sub and (ii) the bylaws of the Surviving Blocker 4 shall be amended and restated pursuant to the Blocker 4 Merger to be identical to the bylaws of Blocker 4 Merger Sub, except, in each case, that the name of the Surviving Blocker 4 shall be “Penny Blocker 4 Merger Sub, Inc. ”.
Section 2.7.Directors and Officers of the Surviving Entities.
(a)From and after the nCino Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal, the directors and officers of nCino Merger Sub immediately prior to the nCino Effective Time shall be the directors and officers of the nCino Surviving

Corporation, each to serve in accordance with the organizational documents of the nCino Surviving Corporation.
(b)From and after the applicable Blocker Effective Times, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal, the directors, managers and officers of each Blocker Merger Sub immediately prior to the applicable Blocker Effective Time shall be the directors, managers and officers of the applicable Surviving Blocker, each to serve in accordance with the organizational documents of the Surviving Blocker.
(c)From and after the Company Effective Time, (i) the managing member of Company Merger Sub immediately prior to the Company Effective Time shall be the managing member of the SimpleNexus Surviving Company and (ii) until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal, the officers of Company Merger Sub immediately prior to the Company Effective Time shall be the officers of the SimpleNexus Surviving Company.
ARTICLE III.

DESCRIPTION OF TRANSACTION
Section 3.1.Effect on Capital Stock of nCino and nCino Merger Sub. At the nCino Effective Time, by virtue of the nCino Merger and without any action on the part of nCino, Parent, nCino Merger Sub or any holder of any shares of nCino common stock, par value $0.0005 per share (“nCino Common Stock”):
(a)All shares of nCino Common Stock that are held by nCino as treasury stock or that are owned by nCino or nCino Merger Sub immediately prior to the nCino Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b)Subject to Sections 3.1(a), 3.9 and 3.10, each share of nCino Common Stock issued and outstanding immediately prior to the nCino Effective Time shall be converted into one fully paid and nonassessable share of Parent Common Stock (the “nCino Merger Consideration”), and the holders of nCino Common Stock so converted shall be deemed to have received shares of Parent Common Stock in exchange therefor (without the requirement for the surrender of any certificate previously representing any such shares of nCino Common Stock or issuance of new certificates representing Parent Common Stock), with each certificate representing shares of nCino Common Stock (a “nCino Certificate”) prior to the nCino Effective Time being deemed to represent automatically an equivalent number of shares of Parent Common Stock.
(c)Each share of common stock of nCino Merger Sub issued and outstanding immediately prior to the nCino Effective Time shall automatically be converted into one share of common stock, par value $0.0005 per share, of the nCino Surviving Corporation.
Section 3.2.Effect on Securities of the Company, Company Merger Sub, Blockers and Blocker Merger Subs. At the Company Effective Time and each Blocker Effective Time, as the case may be, by virtue of the Company Merger and the applicable Blocker Merger, as the case may be, without any action on the part of the Company, Parent, Company Merger Sub, Blockers, Blocker Merger Subs or any holder of any securities of the foregoing:
(a)Company Units. Subject to Sections 3.4 through 3.10 (other than Section 3.7), and in the case of any Company Units that are subject to vesting conditions, subject to the last sentence of this Section 3.2(a), all of the Company Units for each holder thereof that are issued and outstanding immediately prior to the Company Effective Time, other than those Company Units held by the Blockers, shall automatically be converted into and shall thereafter represent the right to receive the sum of: (i) (A) an amount in cash equal to such holder’s Pro Rata Portion of the Closing Cash Consideration set forth under the heading “Closing Cash Consideration” on the Consideration Spreadsheet, payable to such holder in accordance with the procedures set forth in Section 3.5(d), and (B) a number of shares of Parent Common Stock equal to such holder’s Pro Rata Portion of the Closing Stock Consideration set forth under the heading “Closing Stock Consideration” on the Consideration Spreadsheet, rounded down to the nearest whole share of Parent Common Stock, issuable to such holder in accordance with the procedures set forth in Section 3.5(d), plus (ii) an amount in cash equal to such holder’s Pro Rata Portion of the Escrow Funds that may be distributed to the Exchange Agent (on behalf of and for further payment to the Non-Blocker Members) set forth under the heading “Escrow Funds” on the Consideration Spreadsheet, pursuant to the Escrow Agreement, Section 3.4 or otherwise, plus the amount in cash (if any) that may be payable to such holder pursuant to Section 3.4(b)(vii), plus (iii) an amount in cash equal to such holder’s Pro Rata Portion of any portion of the Member Expense Fund released by, or caused to be released by, the Member Representative set forth under the heading “Member Expense Fund” on the Consideration Spreadsheet, pursuant to Section 11.1(c) or otherwise. As of the Company Effective Time, all such Company Units, other than those held by the Blockers, shall cease to be outstanding and shall cease to exist, and each holder of such Company Units shall cease to have any rights with respect thereto, except the right to receive, subject to and in accordance with the applicable provision(s) of Section 3.5, and in accordance with this Section 3.2, the applicable portion of the Closing Merger Consideration and any other amounts herein provided (including pursuant to this Section 3.2(a)), without interest. Notwithstanding the foregoing, all stock and/or cash proceeds payable pursuant to this Section 3.2(a) to holders of Company Units that are subject to vesting conditions will be paid out (x) with respect to any amounts described in Sections 3.2(a)(i)(A), 3.2(a)(ii), or 3.2(a)(iii), in the form of one or more restricted cash awards subject to the same vesting conditions that were applicable to the Company Units immediately prior to the Company Effective Time, and (y) with respect to any Parent Common Stock payable pursuant to Section 3.2(a)(i)(B), in the form of a restricted stock award with respect to such shares of Parent Common Stock, subject to the same vesting conditions which were applicable to the Company Units immediately prior to the Company Effective Time; provided, that, in the event that any such unvested restricted cash awards and unvested restricted stock awards are forfeited in accordance with the vesting conditions applicable thereto, the cash consideration otherwise payable hereunder in respect of such restricted cash awards and the shares of Parent Common Stock otherwise issuable hereunder in respect of such restricted stock awards shall be allocated and distributed to the other former holders of Company Units, capital stock of the Blockers and/or Cash Plan Awards in accordance with this Section 3.2 as additional consideration payable to such holders hereunder as if such forfeited awards had not existed as of the date hereof. Notwithstanding anything to the contrary in this Agreement, if any holder of Company Units is not an “accredited investor” as defined in Regulation D promulgated under the Securities Act, such holder shall instead be entitled to receive, in lieu of the portion of the Closing Stock Consideration otherwise payable to such holder hereunder, an amount in cash equal to the fair value (calculated based on the nCino Stock Price) of such portion of the Closing Stock Consideration.
(b)Company Merger Sub Membership Interests. Each Company Merger Sub membership interest issued and outstanding as of immediately prior to the Company Effective Time shall automatically be converted into one (1) validly issued, fully paid and nonassessable membership interest of the SimpleNexus Surviving Company.
(c)Blocker 1 Capital Stock. Subject to Sections 3.4 through 3.10 (other than Section 3.7), all of the capital stock of Blocker 1 for each holder thereof that are issued and outstanding immediately prior to the Blocker 1 Effective Time shall automatically be converted into and shall thereafter represent the right to receive the sum of: (i)(A) an amount in cash equal to such holder’s Pro Rata Portion of the Closing Cash Consideration set forth under the heading “Closing Cash Consideration” on the Consideration Spreadsheet, payable to such holder in accordance with the procedures set forth in Section 3.5(d), and (B) a number of shares of Parent Common Stock equal to such holder’s Pro Rata Portion of the Closing Stock Consideration set forth under the heading “Closing Stock Consideration” on the Consideration Spreadsheet, rounded down to the nearest whole share of Parent Common Stock, issuable to such holder in accordance with the procedures set forth in Section 3.5(d), plus (ii) an amount in cash equal to such holder’s Pro Rata Portion of the Escrow Funds that may be distributed to the Exchange Agent (on behalf of and for further payment to the Blocker Securityholders) set forth under the heading “Escrow Funds” on the Consideration Spreadsheet, pursuant to the Escrow Agreement, Section 3.4 or otherwise, plus the amount in cash (if any) that may be payable to such holder pursuant to Section 3.4(b)(vii), plus (iii) an amount in cash equal to such holder’s Pro Rata Portion of any portion of the Member Expense Fund released by, or caused to be released by, the Member Representative set forth under the heading “Member Expense Fund” on the Consideration Spreadsheet, pursuant to Section 11.1(c) or otherwise. As of the Blocker 1 Effective Time, all such shares of the capital stock of Blocker 1 shall cease to be outstanding and shall cease to exist, and each holder of such shares of capital stock of Blocker 1 shall cease to have any rights with respect thereto, except the right to receive, subject to and in accordance with the applicable provision(s) of Section 3.5, and in accordance with this Section 3.2, the applicable portion of the Closing Merger Consideration and any other amounts herein provided (including pursuant to this Section 3.2(c)), without interest.
(d)Blocker 2 Capital Stock. Subject to Sections 3.4 through 3.10 (other than Section 3.7), all of the capital stock of Blocker 2 for each holder thereof that are issued and outstanding immediately prior to the Blocker 2 Effective Time shall automatically be converted into and shall thereafter represent the right to receive the sum of: (i)(A) an amount in cash equal to such holder’s Pro Rata Portion of the Closing Cash Consideration set forth under the heading “Closing Cash Consideration” on the Consideration Spreadsheet, payable to such holder in accordance with the procedures set forth in Section 3.5(d), and (B) a number of shares of Parent Common Stock equal to such holder’s Pro Rata Portion of the Closing Stock Consideration set forth under the heading “Closing Stock Consideration” on the Consideration Spreadsheet, rounded down to the nearest whole share of Parent Common Stock, issuable to such holder in accordance with the procedures set forth in Section 3.5(d), plus (ii) an amount in cash equal to such holder’s Pro Rata Portion of the Escrow Funds that may be distributed to the Exchange Agent (on behalf of and for further payment to the Blocker Securityholders) set forth under the heading “Escrow Funds” on the Consideration Spreadsheet, pursuant to the Escrow Agreement, Section 3.4 or otherwise, plus the amount in cash (if any) that may be payable to such holder pursuant to Section 3.4(b)(vii), plus (iii) an amount in cash equal to such holder’s Pro Rata Portion of any portion of the Member Expense Fund released by, or caused to be released by, the Member Representative set forth under the heading “Member Expense Fund” on the Consideration Spreadsheet, pursuant to Section 11.1(c) or otherwise. As of the Blocker 2 Effective Time, all such shares of the capital stock of Blocker 2 shall cease to be outstanding and shall cease to exist, and each holder of such shares of capital stock of Blocker 2 shall cease to have any rights with respect thereto, except the right to receive, subject to and in accordance with the applicable provision(s) of Section 3.5, and in accordance with this Section 3.2, the applicable portion of the Closing Merger Consideration and any other amounts herein provided (including pursuant to this Section 3.2(d)), without interest.
(e)Blocker 3 Capital Stock. Subject to Sections 3.4 through 3.10 (other than Section 3.7), all of the capital stock of Blocker 3 for each holder thereof that are issued and outstanding immediately prior to the Blocker 3 Effective Time shall automatically be converted into and shall thereafter represent the right to receive the sum of: (i)(A) an amount in cash equal to such holder’s Pro Rata Portion of the Closing Cash Consideration set forth under the heading “Closing

Cash Consideration” on the Consideration Spreadsheet, payable to such holder in accordance with the procedures set forth in Section 3.5(d), and (B) a number of shares of Parent Common Stock equal to such holder’s Pro Rata Portion of the Closing Stock Consideration set forth under the heading “Closing Stock Consideration” on the Consideration Spreadsheet, rounded down to the nearest whole share of Parent Common Stock, issuable to such holder in accordance with the procedures set forth in Section 3.5(d), plus (ii) an amount in cash equal to such holder’s Pro Rata Portion of the Escrow Funds that may be distributed to the Exchange Agent (on behalf of and for further payment to the Blocker Securityholders) set forth under the heading “Escrow Funds” on the Consideration Spreadsheet, pursuant to the Escrow Agreement, Section 3.4 or otherwise, plus the amount in cash (if any) that may be payable to such holder pursuant to Section 3.4(b)(vii), plus (iii) an amount in cash equal to such holder’s Pro Rata Portion of any portion of the Member Expense Fund released by, or caused to be released by, the Member Representative set forth under the heading “Member Expense Fund” on the Consideration Spreadsheet, pursuant to Section 11.1(c) or otherwise. As of the Blocker 3 Effective Time, all such shares of the capital stock of Blocker 3 shall cease to be outstanding and shall cease to exist, and each holder of such shares of capital stock of Blocker 3 shall cease to have any rights with respect thereto, except the right to receive, subject to and in accordance with the applicable provision(s) of Section 3.5, and in accordance with this Section 3.2, the applicable portion of the Closing Merger Consideration and any other amounts herein provided (including pursuant to this Section 3.2(e)), without interest.
(f)Blocker 4 Capital Stock. Subject to Sections 3.4 through 3.10 (other than Section 3.7), all of the capital stock of Blocker 4 for each holder thereof that are issued and outstanding immediately prior to the Blocker 4 Effective Time shall automatically be converted into and shall thereafter represent the right to receive the sum of: (i)(A) an amount in cash equal to such holder’s Pro Rata Portion of the Closing Cash Consideration set forth under the heading “Closing Cash Consideration” on the Consideration Spreadsheet, payable to such holder in accordance with the procedures set forth in Section 3.5(d), and (B) a number of shares of Parent Common Stock equal to such holder’s Pro Rata Portion of the Closing Stock Consideration set forth under the heading “Closing Stock Consideration” on the Consideration Spreadsheet, rounded down to the nearest whole share of Parent Common Stock, issuable to such holder in accordance with the procedures set forth in Section 3.5(d), plus (ii) an amount in cash equal to such holder’s Pro Rata Portion of the Escrow Funds that may be distributed to the Exchange Agent (on behalf of and for further payment to the Blocker Securityholders) set forth under the heading “Escrow Funds” on the Consideration Spreadsheet, pursuant to the Escrow Agreement, Section 3.4 or otherwise, plus the amount in cash (if any) that may be payable to such holder pursuant to Section 3.4(b)(vii), plus (iii) an amount in cash equal to such holder’s Pro Rata Portion of any portion of the Member Expense Fund released by, or caused to be released by, the Member Representative set forth under the heading “Member Expense Fund” on the Consideration Spreadsheet, pursuant to Section 11.1(c) or otherwise. As of the Blocker 4 Effective Time, all such shares of the capital stock of Blocker 4 shall cease to be outstanding and shall cease to exist, and each holder of such shares of capital stock of Blocker 4 shall cease to have any rights with respect thereto, except the right to receive, subject to and in accordance with the applicable provision(s) of Section 3.5, and in accordance with this Section 3.2, the applicable portion of the Closing Merger Consideration and any other amounts herein provided (including pursuant to this Section 3.2(f)), without interest.
(g)Blocker 1 Merger Sub Capital Stock. Each share of capital stock of Blocker 1 Merger Sub issued and outstanding as of immediately prior to the Blocker 1 Effective Time shall automatically be converted into one (1) validly issued, fully paid and nonassessable share of capital stock of the Surviving Blocker 1.
(h)Blocker 2 Merger Sub Capital Stock. Each share of capital stock of Blocker 2 Merger Sub issued and outstanding as of immediately prior to the Blocker 2 Effective Time shall automatically be converted into one (1) validly issued, fully paid and nonassessable share of capital stock of the Surviving Blocker 2.
(i)Blocker 3 Merger Sub Capital Stock. Each share of capital stock of Blocker 3 Merger Sub issued and outstanding as of immediately prior to the Blocker 3 Effective Time shall automatically be converted into one (1) validly issued, fully paid and nonassessable share of capital stock of the Surviving Blocker 3.
(j)Blocker 4 Merger Sub Capital Stock. Each share of capital stock of Blocker 4 Merger Sub issued and outstanding as of immediately prior to the Blocker 4 Effective Time shall automatically be converted into one (1) validly issued, fully paid and nonassessable share of capital stock of the Surviving Blocker 4.
(k)Cash Plan Awards.
(i)At the Company Effective Time, each Unvested Cash Plan Award for each holder thereof that is issued and outstanding as of immediately prior to the Company Effective Time shall automatically expire and be terminated with no payment due thereon, and all rights in respect of each such Unvested Cash Plan Award shall forthwith cease to exist.
(ii)At the Company Effective Time, each Vested Cash Plan Award for each holder thereof that is issued and outstanding immediately prior to the Company Effective Time shall automatically be cancelled, terminated and converted into and shall thereafter represent the right to receive an amount equal to the applicable holder’s portion of the Cash Plan Award Consideration (including, without limitation, the applicable holder’s Pro Rata Portion of the Escrow Funds that may be distributed to the SimpleNexus Surviving Company (on behalf of and for further payment to the holders of Cash Plan Awards) set forth under the heading “Escrow Funds” on the Consideration Spreadsheet, pursuant to the Escrow Agreement, Section 3.4 or otherwise, plus the amount in cash (if any) that may be payable to such holder pursuant to Section 3.4(b)(vii), plus the applicable holder’s Pro Rata Portion of any portion of the Member Expense Fund released by, or caused to be released by, the Member Representative set forth under the heading “Member Expense Fund” on the Consideration Spreadsheet, pursuant to Section 11.1(c) or otherwise, reduced by the applicable Base Price per Award Unit (as defined in the Cash Plan) and other such amounts as set forth in the applicable Cash Plan Award) in respect of such holder’s Vested Cash Plan Award as set forth in the Consideration Spreadsheet, which amount payable at the Closing shall be paid out of the Closing Cash Consideration and shall, for the avoidance of doubt, reduce the amount of the Closing Cash Consideration otherwise payable to the Company Securityholders. As of the Company Effective Time, all Vested Cash Plan Awards shall cease to be outstanding and shall cease to exist, and each holder of Vested Cash Plan Awards shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 3.2, the applicable holder’s portion of the Cash Plan Award Consideration, without interest.
(iii)Subject to Sections 3.4 through 3.10 (other than Section 3.7), the aggregate Cash Plan Award Consideration payable to the holders of Vested Cash Plan Awards pursuant to Section 3.2(k)(ii) above shall be paid through the SimpleNexus Surviving Company’s payroll system (or directly by the SimpleNexus Surviving Company in respect of any Vested Cash Plan Awards held by an individual other than a current or former employee of the Company) on the first regularly scheduled payroll date of the SimpleNexus Surviving Company occurring no earlier than three (3) Business Days following the Closing Date or such other applicable payment date. At the Closing, nCino shall deliver to the SimpleNexus Surviving Company an amount in cash equal to the portion of the aggregate Cash Plan Award Consideration payable to the holders of Vested Cash Plan Awards at the Closing, as set forth in the Consideration Spreadsheet, pursuant to Section 3.2(k)(ii) above (for further distribution to such holders in accordance with the immediately preceding sentence), by wire transfer of immediately available funds to an account designated by the Company in writing prior to the Closing Date.
Section 3.3.Effect on Parent Capital Stock. At the nCino Effective Time, each share of capital stock of Parent issued and outstanding immediately prior to the nCino Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
Section 3.4.Merger Consideration Adjustments.
(a)Pre-Closing Estimate. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to nCino a statement (the “Estimated Closing Statement”), the final version of which shall be signed by an authorized officer of the Company, setting forth (i) an estimated unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Closing and (ii) the Company’s good faith estimate of (A) Closing Working Capital (such estimate, “Estimated Closing Working Capital”), (B) Closing Indebtedness (such estimate, “Estimated Closing Indebtedness”), (C) Closing Cash (such estimate, “Estimated Closing Cash”) and (D) Company Transaction Expenses (such estimate, “Estimated Company Transaction Expenses”). The Estimated Closing Statement shall be prepared, and the components thereof shall be calculated, in accordance with this Agreement and the Specified Accounting Principles. The Company shall deliver supporting calculations and documentation of such calculations, in reasonable detail, concurrently with the delivery of such Estimated Closing Statement. Upon receipt of the Estimated Closing Statement from the Company, nCino shall be permitted to review and provide comments thereto, and the Company shall reasonably consider any comments made by nCino in respect thereof, and if such Parties agree on any changes to the Estimated Closing Statement or the components thereof, such revisions shall be deemed included in the applicable calculations for purposes of the Closing Merger Consideration; provided, that, if any disagreements with respect to the Estimated Closing Statement or the components thereof are not resolved by the Closing, the Estimated Closing Statement prepared by the Company, as revised to reflect any revisions thereto agreed by such Parties prior to the Closing but not any of nCino’s comments not agreed to by the Company, will be the Estimated Closing Statement for all purposes hereunder, and in no event will any such disagreements prevent or delay the Closing. In connection with nCino’s and its accountants’ review of the Estimated Closing Statement, upon nCino’s reasonable request, at nCino’s sole expense, the Company shall use commercially reasonable efforts to allow reasonable access during normal working hours to its books and records and its personnel and outside advisors who were involved in the preparation of the Estimated Closing Statement or its components.
(b)Post-Closing Adjustment.
(i)As promptly as reasonably practicable, but in no event later than seventy-five (75) days following the Closing Date, Parent shall cause to be prepared and delivered to the Member Representative a statement (the “Parent Closing Statement”) setting forth in reasonable detail Parent’s good faith calculation of the Adjustment Amount (including good faith calculations of Closing Working Capital, Closing Indebtedness, Closing Cash and Company Transaction Expenses), together with supporting calculations and documentation in reasonable detail. The Parent Closing Statement shall be prepared, and the components thereof shall be calculated, in accordance with this Agreement and the Specified Accounting Principles. The Parties agree that the purpose of preparing the Parent Closing Statement is to measure the amount of Closing Working Capital, Closing Indebtedness, Closing Cash and Company Transaction Expenses, and the resulting

Adjustment Amount, in accordance with this Agreement, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Parent Closing Statement or determining the Adjustment Amount or the components thereof. The calculations of Closing Working Capital, Closing Indebtedness, Closing Cash and Company Transaction Expenses, and the resulting Adjustment Amount, in the Parent Closing Statement will entirely disregard (i) any and all effects on the Acquired Companies (including the assets and liabilities of the Acquired Companies) as a result of the Transactions resulting from purchase accounting or any financing or refinancing arrangements entered into at any time by Parent or any of its Affiliates or any other transaction entered into by Parent or any of its Affiliates in connection with the consummation of the Transactions and (ii) any of the plans, transactions, financings, payments or changes that Parent or any of its Affiliates initiates or makes, or causes to be initiated or made, after the Closing with respect to the Acquired Companies or their respective business or assets, or any facts or circumstances that are unique or particular to Parent or any of its Affiliates or any of their respective assets or liabilities. The Parent Closing Statement shall take into account information and events up to the date of delivery of the Parent Closing Statement that provides evidence of conditions that existed immediately prior to Closing in accordance with FASB Accounting Standards Codification Topic 855, Subsequent Events but shall not take into account information or events that are indicative of conditions that arose after the Closing.
(ii)Upon receipt by the Member Representative of the Parent Closing Statement, Parent shall provide the Member Representative and any accountants or advisors retained by the Member Representative with reasonable access during normal working hours, at the Member Representative’s sole expense, to the books and records, personnel and accountants of the Acquired Companies for the purposes of (A) enabling the Member Representative and its accountants and advisors to calculate, and to review Parent’s calculation of, the Adjustment Amount and the components thereof as reflected in the Parent Closing Statement and (B) identifying (and contesting, if applicable) any dispute related to the calculation of the Adjustment Amount set forth in the Parent Closing Statement.
(iii)If the Member Representative disputes the Adjustment Amount set forth in the Parent Closing Statement, then the Member Representative shall deliver a written notice (an “Adjustment Dispute Notice”) to Parent and the Escrow Agent prior to the expiration of the forty-five (45) day period commencing upon receipt by the Member Representative of the Parent Closing Statement (the “Review Period”). The Adjustment Dispute Notice shall set forth, in reasonable detail, the principal basis and particulars for the dispute of such calculation and the Member Representative’s determination of the Adjustment Amount (including proposed calculations of Closing Working Capital, Closing Indebtedness, Closing Cash and Company Transaction Expenses). To the extent the Adjustment Dispute Notice does not dispute a certain component of the Adjustment Amount included in the Parent Closing Statement, then such component shall be final, binding and non-appealable by Parent, the Member Representative, the Company Securityholders and the Cash Plan Award Holders.
(iv)If the Member Representative does not deliver an Adjustment Dispute Notice to Parent prior to the expiration of the Review Period, the Adjustment Amount set forth in the Parent Closing Statement shall be deemed final and binding on Parent, the Member Representative, the Company Securityholders and the Cash Plan Award Holders as the Adjustment Amount for all purposes of this Agreement.

(v)If the Member Representative delivers an Adjustment Dispute Notice to Parent prior to the expiration of the Review Period, then the Member Representative and Parent shall meet, confer and exchange any additional relevant information reasonably requested by the other Party regarding the computation of the Adjustment Amount for a period of twenty (20) days following the delivery of the Adjustment Dispute Notice to Parent, and use reasonable best efforts to resolve by written agreement (the “Agreed Modifications”) any differences as to the Adjustment Amount. In the event Parent and the Member Representative so resolve any such differences, the Adjustment Amount set forth in the Parent Closing Statement, as adjusted by the Agreed Modifications, shall be final and binding as the Adjustment Amount for all purposes of this Agreement. If the Member Representative and Parent are unable to reach agreement on the calculation of the Adjustment Amount within the twenty (20) day period following the delivery of the Adjustment Dispute Notice to Parent, then either the Member Representative or Parent may submit the objections to a nationally recognized independent accounting firm reasonably acceptable to the Member Representative and Parent (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day. Any further submissions to the Designated Accounting Firm must be written and delivered to each party to the dispute. No Party shall engage in any ex-parte communication with the Designated Accounting Firm. In resolving any disputed item, the Designated Accounting Firm (x) shall determine the Closing Working Capital, Closing Indebtedness, Closing Cash and Company Transaction Expenses solely on the written presentations by Parent and the Member Representative which are in accordance with the respective definitions set forth in this Agreement and the Specified Accounting Principles, (y) shall limit its review to matters still in dispute as specifically set forth in the Adjustment Dispute Notice (and only to the extent such matters are still in dispute) and (z) shall act as an expert and not as an arbitrator. The Designated Accounting Firm shall be directed by Parent and the Member Representative to resolve the unresolved objections as promptly as reasonably practicable in accordance with the terms of this Agreement, and, in any event, within thirty (30) days of such referral (or such later time as the Parties may mutually agree), and, upon reaching such determination, to deliver a copy of its calculations (the “Expert Calculations”) to the Member Representative, Parent and the Escrow Agent. The determination of the Adjustment Amount made by the Designated Accounting Firm shall be final and binding on Parent, the Member Representative, the Company Securityholders and the Cash Plan Award Holders for all purposes of this Agreement, absent fraud or manifest error. The Expert Calculations (A) shall reflect in detail the differences, if any, between the calculation of the Adjustment Amount reflected in the Adjustment Dispute Notice and the calculation of the Adjustment Amount set forth in the Parent Closing Statement and (B) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Parent or the Member Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Member Representative, as the case may be. The fees and expenses of the Designated Accounting Firm shall be borne by Parent, on the one hand, and the Member Representative, on behalf of the Company Securityholders and the Cash Plan Award Holders, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Designated Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Designated Accounting Firm at the time the determination is rendered on the merits of the matters submitted to the Designated Accounting Firm.
(vi)If the Adjustment Amount, as finally determined in accordance with this Section 3.4(b), is a negative number, then Parent and the Member Representative shall promptly (and in any event within three (3) Business Days following the final determination of the Adjustment Amount) issue joint written instructions to the Escrow

Agent directing the Escrow Agent to disburse to the SimpleNexus Surviving Company from the Escrow Fund in accordance with the Escrow Agreement an amount in cash equal to the absolute value of the Adjustment Amount.
(vii)If the Adjustment Amount, as finally determined in accordance with this Section 3.4(b), is a positive number, then Parent shall promptly (and in any event within three (3) Business Days following the final determination of the Adjustment Amount) (x) deposit with the Exchange Agent for disbursement to the Blocker Securityholders and the Non-Blocker Members (in proportion to their respective Pro Rata Portion of the Escrow Fund) an amount in cash equal to their respective aggregate Pro Rata Portion of the Adjustment Amount and (y) pay, or cause to be paid, to the SimpleNexus Surviving Company for further distribution to the holders of Cash Plan Awards (in proportion to their respective Pro Rata Portion of the Escrow Fund) in accordance with Section 3.2(k)(iii) an amount in cash equal to their respective aggregate Pro Rata Portion of the Adjustment Amount; provided, that, such amount shall not exceed an amount equal to the amount in the Escrow Fund.
(viii)Following the final determination of the Adjustment Amount in accordance with this Section 3.4(b), Parent and the Member Representative shall promptly (and in any event within three (3) Business Days following the final determination of the Adjustment Amount) execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund (x) to the Exchange Agent for distribution to the Blocker Securityholders and Non-Blocker Members their respective aggregate Pro Rata Portion of the amount then held in the Escrow Fund and (y) to the SimpleNexus Surviving Company for further distribution in cash to the holders of Cash Plan Awards in accordance with Section 3.2(k)(iii) their respective aggregate Pro Rata Portion of the amount then held in the Escrow Fund (collectively, the “Released Cash”). The Exchange Agent will then disburse to the Blocker Securityholders and Non-Blocker Members (in proportion to their respective Pro Rata Portion of the Escrow Fund) the portion of the Released Cash released for the benefit of the Blocker Securityholders and Non-Blocker Members in accordance with the payment delivery instructions set forth in such Blocker Securityholder’s and Non-Blocker Member’s Letter of Transmittal.
Section 3.5.Closing of the Company’s Transfer Books; Exchange Procedures; Member Expense Fund; Escrow Fund
(a)At the Company Effective Time, holders of Company Units that were outstanding immediately prior to the Company Effective Time shall cease to have any rights as Company Members (except the right to receive the amount in cash and the number of shares of Parent Common Stock pursuant to Section 3.2), and the register of members and books of the Company shall be closed with respect to all Company Units held by the Company Members prior to the Company Effective Time. No further transfer of any such Company Units shall be made on such register of members or books after the Company Effective Time. If, after the Company Effective Time, valid evidence of ownership of Company Units is presented to and accepted by the Exchange Agent, the nCino Surviving Corporation, the SimpleNexus Surviving Company or Parent in accordance with this Section 3.5, such Company Units shall be canceled and shall be exchanged as provided in this Section 3.5.
(b)Prior to the Company Effective Time, nCino and the Member Representative shall appoint U.S. Bank as agent (the “Exchange Agent”) for the purposes of effecting the exchange of cash for the Company Units, other than those Company Units held by the Blockers, and Blocker Securities entitled to payment pursuant to this Agreement, by entering into an Exchange Agent Agreement with the Exchange Agent, in a form reasonably acceptable to nCino and the

Member Representative (the “Exchange Agent Agreement”). At the Closing, the nCino Surviving Corporation shall deliver to the Exchange Agent to be held in trust and distributed in accordance with the terms and conditions of this Agreement and the Exchange Agent Agreement, an amount in cash equal to the portion of the Closing Cash Consideration to be paid to the Blocker Securityholders and Non-Blocker Members pursuant to Section 3.2, by wire transfer of immediately available funds to an account designated by the Exchange Agent in writing prior to the Closing Date. Each of nCino and the Company shall bear 50% of the fees and expenses of the Exchange Agent.
(c)Promptly after the Company Effective Time (and in no event later than one (1) Business Day following the Closing Date), Parent shall instruct the Exchange Agent to send to each Blocker Securityholder and Non-Blocker Member a letter of transmittal and instructions in the form of Exhibit E hereto (the “Letter of Transmittal”), which shall include an acknowledgement and agreement to be bound by the provisions of Section 11.1 of this Agreement, for use in such exchange. Upon the delivery to the Exchange Agent of a properly completed and duly executed Letter of Transmittal in accordance with the instructions thereto, and any other documents reasonably requested by the Exchange Agent, such Blocker Securityholder or Non-Blocker Member shall be entitled to receive an amount in cash and the number of shares of Parent Common Stock that, in each case, such holder has the right to receive therefor pursuant to the provisions of Section 3.2.
(d)The Exchange Agent shall, promptly after receipt of each properly completed and duly executed Letter of Transmittal and any other documents reasonably requested by the Exchange Agent (collectively, the “Exchange Documents”) (and in no event later than five (5) Business Days following such receipt), (x) provide written notice to Parent’s transfer agent of the same so as to permit, and Parent shall cause, Parent’s transfer agent to cause the issuance of the number of shares of Parent Common Stock to be issued to such Blocker Securityholder or Non-Blocker Member pursuant to Section 3.2 in uncertificated book-entry form on the transfer books of Parent as designated by such Blocker Securityholder or Non-Blocker Member in its Letter of Transmittal and (y) cause the payment of the amount in cash to be paid to such Blocker Securityholder or Non-Blocker Member pursuant to Section 3.2 as designated by such Blocker Securityholder or Non-Blocker Member in its Letter of Transmittal; provided, that the Exchange Agent shall take such actions or cause such actions to be taken on the Closing Date for any Blocker Securityholder or Non-Blocker Member that has delivered duly executed and completed Exchange Documents to the Exchange Agent at least two (2) Business Days prior to the Closing Date if the Exchange Agent shall have also received a final, signed copy of the Consideration Spreadsheet at least two (2) Business Days prior to the Closing Date. Until such Exchange Documents have been delivered, each outstanding Blocker Security or Company Unit held by the Blocker Securityholders and the Non-Blocker Members, respectively, will be deemed from and after the Blocker Effective Times and the Company Effective Time, respectively, for all purposes, to evidence only the right to receive, contingent upon such delivery, the amount in cash and the number of shares of Parent Common Stock as contemplated pursuant to Section 3.2.
(e)At the Closing, nCino shall deliver to (i) the Member Representative the Member Expense Fund, by wire transfer of immediately available funds to an account designated by the Member Representative in writing at least two (2) Business Days prior to the Closing Date, which amount shall be held in accordance with this Agreement, and (ii) U.S. Bank (the “Escrow Agent”), as the escrow agent under the Escrow Agreement in the form attached hereto as Exhibit A, the Escrow Fund, by wire transfer of immediately available funds to an account designated by the Escrow Agent in writing prior to the Closing Date, which amount shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Mergers, and the approval and adoption of this Agreement and approval of the Mergers by the Company Members pursuant to the Company Requisite Approval and by the Blocker Securityholders

pursuant to the respective Blocker Requisite Approval shall constitute approval of the terms and provisions of the Escrow Agreement and the transactions contemplated thereby by such Company Members and Blocker Securityholders, as specific terms of the Mergers. By executing the Company Requisite Approval and the respective Blocker Requisite Approval, each Company Securityholder will have irrevocably agreed to be bound by and comply with the applicable obligations relating to the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Escrow Fund. Each of nCino and the Company shall bear 50% of the fees and expenses of the Escrow Agent.
(f)Any portion of the Closing Merger Consideration that was deposited with the Exchange Agent and remains undistributed to Blocker Securityholders and Non-Blocker Members as of the twelve (12) month anniversary of the Company Effective Time shall be delivered to Parent upon demand, and Blocker Securityholders and Non-Blocker Members who have not theretofore delivered the Exchange Documents to the Exchange Agent pursuant to Section 3.5(d) shall thereafter (if Parent has made such demand) look only to Parent for satisfaction of their claims for any Closing Merger Consideration payable with respect to the Blocker Securities or Company Units, without any interest thereon. None of Parent, the Surviving Entities, the Exchange Agent, the Escrow Agent or the Member Representative shall be liable to any holder or former holder of Blocker Securities or Company Units for the Closing Merger Consideration attributable to such Blocker Securities or Company Units or for any other cash amounts properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.
(g)Each nCino Certificate immediately prior to the nCino Effective Time shall, from and after the nCino Effective Time, represent shares of Parent Common Stock constituting the nCino Merger Consideration; provided, however, that if an exchange of nCino Certificates for new certificates is required by Law or applicable rule or regulation, or is desired at any time by Parent, in its sole discretion, Parent shall arrange for such exchange on a one-for-one-share basis. At the nCino Effective Time, Parent shall cause its transfer agent to exchange by book entry transfer all uncertificated shares of nCino Common Stock (excluding any shares of nCino Common Stock to be canceled pursuant to Section 3.1(a)) for shares of Parent Common Stock constituting the nCino Merger Consideration. For the avoidance of doubt, from and after the nCino Effective Time, the holders of such nCino Certificates which have been exchanged for certificates of Parent Common Stock, as well as those shares of nCino Common Stock exchanged by book entry pursuant to this Section 3.5(g), shall be entitled to receive dividends and distributions made with respect to shares of Parent Common Stock.
Section 3.6.Further Assurances. At and after the Effective Times, the officers and directors of Parent, the nCino Surviving Corporation, the SimpleNexus Surviving Company, or the Surviving Blockers, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the nCino Surviving Corporation, nCino Merger Sub or nCino, the SimpleNexus Surviving Company, Company Merger Sub or the Company, or any Surviving Blocker, its relevant Blocker Merger Sub or its relevant Blocker, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the nCino Surviving Corporation, nCino Merger Sub or nCino, the SimpleNexus Surviving Company, Company Merger Sub or the Company, or any Surviving Blocker, its relevant Blocker Merger Sub or its relevant Blocker, as applicable, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent, the nCino Surviving Corporation, the SimpleNexus Surviving Company, or the Surviving Blockers, as applicable, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent, the nCino Surviving Corporation, the SimpleNexus Surviving Company, or the Surviving Blockers, as applicable, as a result of, or in connection with, the Transactions, including the Mergers.
Section 3.7.nCino Stock Options, Other Stock-Based Awards and Equity Plans.

(a)As of the nCino Effective Time, (i) each nCino Stock Option that is outstanding immediately prior to the nCino Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and shall be converted automatically into a Parent Stock Option on substantially the same terms and conditions (including vesting schedule and per share exercise price) as applied to such nCino Stock Option immediately prior to the nCino Effective Time; (ii) each nCino RSU, whether or not vested, that is outstanding immediately prior to the nCino Effective Time shall be assumed by Parent and shall be converted automatically into a Parent RSU on substantially the same terms and conditions (including vesting and delivery schedule) as applied to such nCino RSU immediately prior to the nCino Effective Time, and (iii) Parent shall assume the nCino Equity Incentive Plans and the shares of nCino Common Stock available for issuance under the nCino Equity Incentive Plans shall automatically convert into Parent Common Stock.
(b)Not later than the Closing Date, Parent shall deliver to the holders of nCino Stock Options and nCino RSUs any required notices setting forth the effect of the Mergers on such holders’ rights and describing the treatment of such awards in accordance with this Section 3.7.
(c)As of the nCino Effective Time, subject to applicable Law, any right to purchase shares of nCino Common Stock under the nCino, Inc. Employee Stock Purchase Plan (the “nCino ESPP”) shall be assumed by Parent and converted into the right to purchase shares of Parent Common Stock, subject to the same terms and conditions as were applicable under the nCino ESPP, and the nCino ESPP and such purchase rights shall be assumed by Parent and the shares available for issuance under the nCino ESPP shall automatically convert into Parent Common Stock.
(d)Prior to the nCino Effective Time, nCino shall take all necessary action to effectuate the provisions of this Section 3.7. Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to nCino Stock Options and nCino RSUs as a result of the actions contemplated by this Section 3.7.
(e)Not later than the Closing Date, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to the nCino Equity Incentive Plan, nCino ESPP and such Parent Stock Options and Parent RSUs, and shall distribute a prospectus relating to such Form S-8, and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options and Parent RSUs remain outstanding.
Section 3.8.Withholding. Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. Parent and the Exchange Agent shall use commercially reasonable efforts to (i) provide the Blocker Securityholders or Non-Blocker Members, as applicable, with written notice of any amounts that Parent and the Exchange Agent intend to deduct or withhold from any amounts payable pursuant to this Agreement reasonably in advance of the payment thereof (other than any amounts treated as compensation for Tax purposes or any withholding described in Section 7.12) and (ii) cooperate in good faith with Blocker Securityholders or Non-Blocker Members, as applicable, to seek to eliminate or reduce any such withholding or deduction. Any amount deducted or withheld pursuant to this Section 3.8 shall be treated as having been paid to the Person in respect of which such deduction or withholding was made. In the case of any amounts withheld from any payments not consisting entirely of cash, Parent or the Exchange Agent shall be treated as though it withheld an appropriate amount of Parent Common Stock otherwise payable pursuant to this

Agreement to any Blocker Securityholders or Non-Blocker Members, sold such Parent Common Stock for an amount of cash equal to its fair market value at the time of such deemed sale and paid such cash proceeds to the Blocker Securityholders or Non-Blocker Members in respect of which such deduction or withholding was made. Parent or the Exchange Agent, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.
Section 3.9.Fractional Shares. The number of shares of Parent Common Stock (a) into which shares of nCino Common Stock are converted or (b) that are issuable to a Blocker Securityholder or Non-Blocker Member as such holder’s Pro Rata Portion of the Closing Stock Consideration, as the case may be, pursuant to this Article III shall be rounded down to the nearest whole number of shares of Parent Common Stock. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock will be issued, and if, after aggregating all shares of Parent Common Stock (including fractional shares) that would be issued hereunder to a holder of shares of nCino Common Stock or to a Blocker Securityholder or Non-Blocker Member as such holder’s Pro Rata Portion of the Closing Stock Consideration, such aggregate number of shares of Parent Common Stock includes a fraction of a share of Parent Common Stock, no certificates or scrip for any such fractional shares shall be issued hereunder and such holder shall receive an amount in cash equal to the product of (a) such fraction of a share of Parent Common Stock multiplied by (b) the nCino Stock Price.
Section 3.10.Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Times, the outstanding shares of Parent Common Stock or nCino Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Closing Stock Consideration and any other similarly dependent items, as the case may be, without duplication, shall be equitably adjusted to provide the holders of nCino Common Stock and Blocker Securityholders and Non-Blocker Members the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.10 shall be construed to permit the Parties to take any action that is otherwise prohibited by this Agreement, including pursuant to Article VII.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 11.12, except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to nCino, Parent and the Merger Subs, as of the date hereof and as of the Closing as though made on the Closing, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:
Section 4.1.Corporate Existence and Power.
(a)The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Utah and has all requisite limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or otherwise hold its assets and carry on its business as now conducted, except where the failure to have such licenses, authorizations, permits, consents or approvals would not have a Company Material Adverse Effect. Each of the other Acquired Companies has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or otherwise hold its assets and to carry on its business as now conducted, except where the failure to have such power, licenses, authorizations, permits, consents or approvals would not have a Company Material Adverse Effect. Each Acquired Company is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, as set forth on Section 4.1(a) of the Company Disclosure Schedule, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.
(b)Section 4.1(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Subsidiary of the Company and its entity type and jurisdiction of organization. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity other than the Subsidiaries listed on Section 4.1(b) of the Company Disclosure Schedule, and the Company owns directly or indirectly all of the issued and outstanding equity interests of its Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for interests of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements obligating any Acquired Company to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any interests of, or other equity or voting interest in, or any securities convertible into or exchangeable for, interests of, or other equity or voting interest in, any Subsidiary of the Company or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any interests of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries. No Acquired Company is a participant in any joint venture, partnership or similar arrangement. No Acquired Company has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution to any Person.
(c)The Company has made available to nCino accurate and complete copies of: (i) the Company Organizational Documents, including all amendments thereto, and the equivalent constituent documents, including all amendments thereto, of each of the Acquired Companies, and (ii) the capitalization table of the Company, current as of the date hereof. The Company is not in violation of any of the provisions of the Company Organizational Documents, including all amendments thereto, and none of its Subsidiaries is in violation of any of the provisions of its equivalent constituent documents.
(d)There are no outstanding powers of attorney executed by or on behalf of the Acquired Companies (except, in case of a Subsidiary, in favor of the Company).
Section 4.2.Authorization.
(a)The Company has all requisite limited liability company power and authority to enter into this Agreement and to consummate the Transactions; and the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and at or before the Closing each Ancillary Agreement to which it is, or is specified to be, a party will have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery of this Agreement and such Ancillary Agreements by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, reorganization, insolvency, relief of debtors and other similar Laws affecting the enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)By unanimous written consent, the Company Board has unanimously (i) declared this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of, the Company and the Company Members, (ii) approved and adopted this Agreement and the Transactions in accordance with applicable Law and (iii) adopted a resolution directing that the adoption of this Agreement be submitted to those Company’s Members sufficient to obtain the Company Requisite Approval for consideration and recommending that all such Company Members adopt this Agreement and thereby approve the Mergers and the other Transactions.
(c)The Company Requisite Approval has been obtained on or prior to the date hereof and is the only vote of the holders of any class or series of Company Units or other interests of the Company necessary for the Company to adopt this Agreement and thereby approve the Mergers and the other Transactions.
Section 4.3.Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no material action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the Company Statement of Merger with respect to the Company Merger, (b) the notification filings to be made under the HSR Act and the expiration or termination of the waiting period thereunder, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws, (d) notices to the Company Members required by the URULLCA and the Company Organizational Documents and (e) the Form FIN 531 — Change of Control filing to be made with the Texas Department of Insurance pursuant to Tex. Ins. Code § 4001.253 and the approval of the Transactions by the Texas Department of Insurance.
Section 4.4.Non-contravention. Assuming compliance with the matters referred to in Section 4.3 and the obtainment of the Company Requisite Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents or the certificate of incorporation or bylaws (or equivalent governing documents) of any other Acquired Company, (b) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any Material Contract or (d) result in the creation or imposition of any Lien (other than a Permitted Lien or any Liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Company) on any asset of any Acquired Company, except where the failure of any of the representations and warranties contained in clause (b), (c) or (d) to be true and correct would not reasonably be expected to be material to the Acquired Companies, taken as a whole, or materially impair the ability of the Company to consummate the Transactions.
Section 4.5.Capitalization.
(a)As of the date hereof, the Company is authorized to issue 2,046,548,097 of Company Common Units, of which 390,959,774 are Company Voting Common Units, 168,527,080 are Company Non-Voting Common Units, 404,992,285 are Company Series A Preferred Units, 73,582,435 are Company Series A-2 Preferred Units, and 508,332,018 are Series B Preferred Units. As of the date hereof, there were outstanding, 386,988,319 Company Voting Common Units, 7,350,040 Company Non-Voting Common Units, 404,992,285 Company Series A Preferred Units, 73,582,435 Company Series A-2 Preferred Units and 508,332,017

Company Series B Preferred Units. Section 4.5(a) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Unit as of the date hereof, including the holder thereof, and, with respect to any Company Unit which is currently subject to vesting conditions, sets forth (i) the vesting schedule applicable to such Company Units, including any acceleration provisions, and (ii) the portion of such Company Units which are currently unvested. All outstanding Company Units (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) have been issued and granted in compliance in all material respects with all applicable securities Laws and other applicable Laws and with all requirements set forth in the Company Organizational Documents. None of the Company Units are represented by unit, member interest or other physical certificates.
(b)Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding (i) equity interests or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity interests or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or voting securities of the Company.
(c)There are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the securities of any Acquired Company to which any Acquired Company is a party, or by which it is bound, obligating any Acquired Company to repurchase, redeem or otherwise acquire any issued and outstanding securities of any Acquired Company, (ii) except as set forth on Section 4.5(c) of the Company Disclosure Schedule, as of the date hereof, no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation, or other similar rights with respect to the Acquired Companies and (iii) no voting trusts, stockholder agreements, proxies, preemptive rights, rights of first refusal or other agreements in effect (for clarity, excluding historical stock or equity transfer documentation) to which any Acquired Company is a party or is bound with respect to the governance of any Acquired Company or the voting or transfer of any equity interests of any Acquired Company.
(d)The Consideration Spreadsheet will be accurate and complete in all respects as of the Company Effective Time and the Blocker Effective Times.
Section 4.6.Financial Statements.
(a)The Company has delivered to nCino the Company’s (i) audited consolidated balance sheets as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income, equity and cash flows for each of the years then ended (the “Audited Financial Statements”), and (ii) unaudited consolidated interim balance sheet as of September 30, 2021 and the related unaudited consolidated interim statement of income for the nine (9) months ended September 30, 2021 (collectively, the “Company Financial Statements”).
(b)The Company Financial Statements (i) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (subject, in the case of unaudited interim period financial statements, to the absence of notes and normal year-end audit adjustments), (ii) have been prepared from the books and records of the Acquired Companies, and (iii) fairly present, in all material respects, the financial condition of the Acquired Companies at the dates therein indicated and the results of operations and cash flows of the Acquired Companies for the periods therein specified (subject, in the case of unaudited interim period financial statements, to the absence of notes and normal year-end audit adjustments).

(c)The Acquired Companies have established and maintain internal accounting controls designed and intended to provide reasonable assurances (i) that material transactions, receipts and expenditures of the Acquired Companies are being executed and made only in accordance with appropriate authorizations of management and the Company Board, and (ii) that material transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with the Specified Accounting Principles and (B) to maintain accountability for assets. All the accounts receivable of the Acquired Company that are reflected in the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date have arisen from bona fide transactions in the ordinary course of business.
Section 4.7.Absence of Certain Changes. Since the Balance Sheet Date, except as otherwise contemplated or required by this Agreement or applicable Law, (a) the businesses of the Acquired Companies have been conducted in the ordinary course of business consistent with past practice in all material respects, (b) the Acquired Companies have not taken any action which, if taken after the date hereof, would require the consent of nCino under Section 7.1(b) of this Agreement, and (c) there has not occurred any event and no circumstances exist that constitute or could reasonably be expected to result in a Company Material Adverse Effect.
Section 4.8.No Undisclosed Liabilities. None of the Acquired Companies has any material Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than (a) as reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto); (b) incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) Taxes incurred in the ordinary course of business; (d) pursuant to the terms of any Contract to which any Acquired Company is party (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract); (e) arising under this Agreement or in connection with the Transactions; (f) specifically included as liabilities in the calculation of the Closing Working Capital, Closing Indebtedness or Company Transaction Expenses; or (g) as set forth on Section 4.8 of the Company Disclosure Schedule.
Section 4.9.Material Contracts.
(a)Section 4.9(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each of the following Contracts which have terms set forth in the below categories that are in effect as of the date hereof to which any Acquired Company is a party or otherwise bound (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):
(i)any lease, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold interest in property (whether real or personal property), in each case providing for individual annual payments in excess of $100,000;
(ii)any Contract pursuant to which any material Intellectual Property Right or Intellectual Property is licensed to or developed for any Acquired Company, or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against any Acquired Company, other than (A) Contracts for Generally Available Software, (B) permitted use rights to confidential information in a non-disclosure agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business, (C) offer letters, employment agreements, invention assignment agreements, consulting agreements, contracting agreements and other service provider agreements, in each case entered into in the ordinary course of business, (D) licenses for Open Source Software, and (E) non-exclusive licenses, waivers or releases with respect to marketing collateral or other advertising materials;
(iii)any Contract pursuant to which any material Company IP is or has been licensed to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Company IP against any third party, including any Contract contemplating the provision or release (whether contingent or otherwise) of any source code to any Software to any Person, other than (A) non-exclusive licenses to Company Products granted to end users in the ordinary course of business substantially on the Acquired Companies’ standard form master license agreement, (B) permitted use rights to confidential information in a non-disclosure agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business, (C) offer letters, employment agreements, invention assignment agreements, consulting agreements, contracting agreements and other service provider agreements entered into in the ordinary course of business, (D) non-exclusive licenses in customer contracts entered into in the ordinary course of business and (E) non-exclusive licenses to trademarks and other marketing and advertising materials granted in the ordinary course of business to enable the advertising and marketing of Company Products;
(iv)any Contract imposing any material restriction on any Acquired Company’s right or ability or, after the Company Effective Time, the right or ability of Parent or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area (including any Contract granting exclusive rights or rights of first refusal or negotiation to license, market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product or any Company IP or other asset of any Acquired Company);
(v)any Contract with any Top 20 Vendor or any Top 20 Customer;
(vi)any Contract pursuant to which any Acquired Company grants any Person any right or license to market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product, involving annual payments to or by an Acquired Company in excess of $100,000;
(vii)any material Contract with any Governmental Entity that is currently in effect or is outstanding;
(viii)any Contract providing for “most favored customer” terms or similar terms that, in each case, limit any Acquired Company’s right to determine pricing for any Company Product in its discretion;
(ix)any partnership, joint venture or similar Contract, in each case providing for the sharing of revenues, profits, losses, costs or Liabilities or for joint research, development, marketing or distribution, involving annual payments to or by an Acquired Company in excess of $100,000;
(x)any Contract relating to the acquisition or disposition of a material portion of the assets of, or any equity interest in, any business (whether by merger, sale of stock, sale of assets or otherwise) entered into since January 1, 2019 or pursuant to which any Acquired Company has any current or future material rights or material obligations (other than acquisitions or dispositions of any equity interest in the Company);

(xi)any Contract (A) (1) evidencing any Indebtedness for borrowed money or (2) evidencing other Indebtedness having a principal amount in excess of $100,000, each whether incurred, assumed, guaranteed or secured by any asset and including any agreements or commitments for future loans, credit or financing, or (B) creating any material Lien (other than Permitted Liens and excluding Real Property Leases) with respect to any asset of any Acquired Company;
(xii)any Contract relating to the acquisition, issuance or transfer of any Company Units with unperformed or continuing material obligations by any party thereto;
(xiii)any Contract relating to the voting of Company Units or any equity interests of any Subsidiary of the Company (other than the Company Operating Agreement and the operating agreement of any Subsidiary of the Company);
(xiv)any Contract under which (A) any Person has directly or indirectly guaranteed any Liabilities of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);
(xv)any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in Contracts for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice);
(xvi)any Contract relating to the purchase or sale of any material asset by or to, or the performance of any material services by or for, any Related Person (other than Company Benefit Plans, indemnification agreements, service agreements, employment agreements, employment-related restrictive covenant agreements and employment-related intellectual property assignment agreements, entered into in the ordinary course of business consistent with past practice);
(xvii)any Contract with any current or former director, officer, employee, or individual independent contractor pursuant to which any Acquired Company thereof has any current or future rights or obligations and that (A) provides for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the Transactions, or (B) (i) provides for severance, termination or notice payments or benefits upon a termination of the applicable director, officer, employee, or individual independent contractor’s employment or other service with any Acquired Company or (ii) cannot be terminated by any Acquired Company at-will, at any time and for any reason, without notice or liability on the part of any Acquired Company;
(xviii)any Contract with a bank, financial institution, lender, originator, collection agency (excluding law firms), processor, servicer, consumer reporting or credit bureau, or any payment card network provider, in each case entered into for the purpose of managing any Acquired Company’s indebtedness for borrowed money or assets;
(xix)any Contract with a bank or other financial institution relating to the provision of services to enable users of Company Products to open bank accounts and deposit funds, including Contracts for funds storage, optimization and allocation among a network of banks, bank-of-record services, and other services that enable the provision of deposit account and related services to users of Company Products;

(xx)any Contract to which any Acquired Company is a party, on the one hand, and another Acquired Company, on the other hand, is a party; and
(xxi)any Contract relating to the settlement of any Proceeding for consideration in excess of $100,000 (other than any such Contracts entered into with former employees of any Acquired Company (other than officers or directors) in the ordinary course of business consistent with past practice in connection with the termination of such former employee’s employment with the Acquired Companies and pursuant to which no Acquired Company has any continuing payment or other material obligations thereunder).
(b)The Company has made available to nCino, as of the date of this Agreement, accurate and complete copies of all written Material Contracts, including all amendments thereto. Section 4.9(b) of the Company Disclosure Schedule provides an accurate summary of the material terms of each Material Contract that is not in written form.
(c)(i) Each Material Contract, assuming the due authorization, execution and delivery by the other parties thereto, is a valid and binding agreement of the Acquired Company party thereto and is in full force and effect, except as such enforceability may be subject to Laws of general application relating to bankruptcy, reorganization, insolvency, relief of debtors and other similar Laws affecting the enforcement of creditors’ rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies, (ii) each Acquired Company has performed, in all material respects, all material obligations required to be performed by it under each of the Material Contracts to which it is a party, (iii) no Acquired Company is, and, to the Knowledge of the Company, no other party thereto is, in material default or material breach under the terms of any Material Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a material default under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any material grant or material rights or other material obligation under a Material Contract or (D) give any Person the right to cancel, terminate or materially modify any Material Contract (other than Material Contracts that may be canceled or terminated for convenience) and (iv) the Company has not received, and, to the Knowledge of the Company, no Acquired Company has received, any written notice regarding violation or breach of, or default under, or the cancellation or termination of any Material Contract.
Section 4.10.Vendors; Customers.
(a)Section 4.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the twenty (20) most significant vendors of the Acquired Companies, as measured by amounts paid by the Acquired Companies for the twelve (12) month period ended at August 31, 2021 (the “Top 20 Vendors”), and the amount of consideration paid to such Top 20 Vendors for such period. Since January 1, 2021, no Top 20 Vendor has cancelled, terminated, materially reduced or materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its Contract(s) with the applicable Acquired Company, and the Company has not received written or, to the Knowledge of the Company, oral notice from any of the Top 20 Vendors stating the intention of such Person to do so.
(b)Section 4.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the twenty (20) most significant customers of the Acquired Companies, as measured by amounts paid to the Acquired Companies for the twelve (12) month period ended at

August 31, 2021 (the “Top 20 Customers”), and the amount of consideration paid to such Top 20 Customers for such period. Since January 1, 2021, no Top 20 Customer has cancelled, terminated, materially reduced or materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its Contract(s) with the applicable Acquired Company, and the Company has not received written or, to the Knowledge of the Company, oral notice from any of the Top 20 Customers stating the intention of such Person to do so.
Section 4.11.Compliance with Applicable Laws.
(a)Each Acquired Company is, and has been since January 1, 2019, in compliance in all material respects with all applicable Laws. Since January 1, 2019, the Company has not, and, to the Knowledge of the Company no other Acquired Company has, received any written notice from any Governmental Entity to the effect that any Acquired Company is not in compliance with any applicable Law in any material respect, except for notifications from Governmental Entities received by them in the ordinary course of business consistent with past practice that are not material to the Acquired Companies, taken as a whole.
(b)Since January 1, 2019, except as would not be material, none of the Acquired Companies or, to the Knowledge of the Company, any of their respective directors, managers, officers, employees or agents acting on behalf of any Acquired Company, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or for the benefit of any government official, candidate for public office, political party, political campaign or other Person, private or public, regardless of form, whether in money, property, or services (i) for the purpose of corruptly (A) influencing any act or decision of such government official, candidate, party, campaign or other Person, (B) inducing such government official, candidate, party, campaign or other Person to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage or (ii)  in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. (the “FCPA”) or other Law. Since January 1, 2019, none of the Acquired Companies has conducted any internal or government-initiated investigation, or made a voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable anticorruption Law, including the FCPA.
Section 4.12.Litigation.
(a)There is no pending material Proceeding, and, to the Knowledge of the Company, since January 1, 2019 no Person has threatened in writing to commence any material Proceeding against any Acquired Company. As of the date of this Agreement, (i) there is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding, that challenges, or that seeks to prevent, delay, make illegal or otherwise interfere with, the Mergers or any of the other Transactions, (ii) there is no Proceeding or claim by any Acquired Company pending, or that any Acquired Company intends to initiate, against any other Person, and (iii) to the Knowledge of the Company, there is no pending or threatened investigation of the Acquired Companies.
(b)There is no Order to which any Acquired Company is subject that materially restricts the ability of any Acquired Company to conduct its business. To the Knowledge of the Company, no officer of any Acquired Company is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

Section 4.13.Real Property.
(a)The Acquired Companies do not own and have never owned any real property. No Acquired Company is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein. Each Acquired Company has a good and valid leasehold, license or other similarly applicable interest in each parcel of real property leased, subleased, licensed or otherwise used or occupied by such Acquired Company, subject to proper authorization and execution of such lease by the other party thereto and the application of any bankruptcy or creditor’s rights Laws (the “Leased Real Property”). Section 4.13(a)(i) of the Company Disclosure Schedule contains a true, correct and complete list of each item of Leased Real Property, including the street address of the Leased Real Property and the name of the third-party lessor thereof. Section 4.13(a)(ii) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement to which an Acquired Company is a party relating to the Leased Real Property (each, a “Real Property Lease”).
(b)The Leased Real Property is not subject to any Liens, except for Permitted Liens. No Acquired Company has received any written notice of a material violation of any Real Property Lease and, since the date that is twenty four (24) months prior to the date of this Agreement, no Acquired Company has received any written notice of a material violation of any ordinance, regulation or building, zoning or other similar law with respect to the Leased Real Property. No Acquired Company has received any written notice of (i) any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Leased Real Property or (ii) any condemnation, special assessment or the like pending or threatened with respect to any of the Leased Real Property. Each Acquired Company has the right to use and occupy the Leased Real Property for the full term of the Real Property Lease relating thereto in accordance with the terms and conditions of such Real Property Lease.
Section 4.14.Properties; Sufficiency of Assets.
(a)Each of the Acquired Companies has good and valid title to, or in the case of leased property and assets, has valid leasehold interests in, all material tangible property and assets (whether real, personal or mixed) used or leased for use by such Acquired Company in connection with the conduct of its business. None of such property or assets is subject to any Lien, except for the Permitted Liens.
(b)All leases of such real property and personal property are in good standing and, subject to proper authorization and execution of such lease by the other party thereto and the application of any bankruptcy or creditor’ s rights Laws, are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease any material default or, to the Knowledge of the Company, any event which with notice or lapse of time or both would constitute a material default.
(c)The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use, constitute all of the material property and assets used or held for use in connection with the businesses of the Acquired Companies and are adequate to conduct such business in all material respects as currently conducted.
Section 4.15.Intellectual Property.
(a)Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) each item of Registered IP in which the Acquired Companies have or purport to have an ownership interest (whether exclusively or jointly with another Person); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, serial or other similar identification number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.
(b)All Registered IP that is Company IP (“Registered Company IP”) is subsisting and all such registrations are valid and enforceable. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Registered Company IP have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws. During the two (2) year period prior to the date of this Agreement, no application for, or registration with respect to, any Registered Company IP has been abandoned, allowed to lapse, or, as of the date of this Agreement, rejected. Before the Closing Date, the Company will have provided a complete and accurate list of each filing, payment, and action that must be made or taken on or before the date that is ninety (90) days after the Closing Date in order to obtain, perfect or maintain in full force and effect each item of Registered Company IP.
(c)Within the past three (3) years, no interference, opposition, reissue, reexamination, or other Proceeding of any nature is, or has been, pending or threatened in which the scope, validity or enforceability of any Company IP is being or has been contested or challenged, and the Company has not received written notice asserting that any Company IP is invalid or unenforceable.
(d)No Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that limits or restricts the ability of the Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world (excluding non-disclosure agreements, non-exclusive licenses granted to permit third parties to advertise, market or use Company Products, in each case entered in the ordinary course of business and non-exclusive licenses granted in the ordinary course of business). No Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company IP, or any Intellectual Property or Intellectual Property Rights licensed to the Company, to any Person.
(e)The Acquired Companies exclusively own all right, title, and interest to and in the Company IP, free and clear of any Liens, other than Permitted Liens.
(f)Each Person who is or was an employee, officer, director, founder or contractor of the Acquired Companies and who is or was engaged by the Acquired Companies or its agent to design, create or otherwise develop any Intellectual Property or Intellectual Property Rights has signed an agreement containing an assignment to the Company of all such Intellectual Property and Intellectual Property Rights. No current or former shareholder, officer, director, founder or employee of any Acquired Company has any right (whether or not currently exercisable), interest or valid claim to or in any Intellectual Property or Intellectual Property Rights used by the Acquired Companies. To the Knowledge of the Company, no employee of the Company is: (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Acquired Companies; or (ii) in breach of any Contract with any former employer or other Person, in each case, concerning Intellectual Property, Intellectual Property Rights or confidentiality.
(g)To the Knowledge of the Company, no Person has, during the three (3) year period prior to the date of this Agreement, infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 4.15(g) of the Company Disclosure Schedule sets forth an accurate and complete list, and the Company has made available to nCino a complete and accurate copy of, each material letter or other material written communication that has been sent or otherwise delivered to or by any Acquired

Company or any representative of any Acquired Company, during the two (2) year period prior to the date of this Agreement, regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such material letter, communication or correspondence.
(h)The Acquired Companies have not infringed, misappropriated, or otherwise violated, and are not currently infringing, misappropriating, or otherwise violating, and the use of any Company Product as intended does not infringe, misappropriate or otherwise violate, any Intellectual Property Right of any other Person. No infringement, misappropriation, or similar claim or Proceeding is pending or threatened in writing against the Acquired Companies or, to the Knowledge of the Company, against any Person who may be entitled to be indemnified or reimbursed by the Acquired Companies with respect to such claim or Proceeding. No Acquired Company has received, during the two (2) year period prior to the date of this Agreement, any written notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person, including any written notice inviting the Acquired Companies to take a license under any Intellectual Property Right.
(i)Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Section 4.9(a)(ii) or Section 4.9(a)(iii) of the Company Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to, or in any Intellectual Property or Intellectual Property Right, including any such grant, assignment or transfer by nCino or its Affiliates (excluding any such grant, assignment or transfer of any license or other right or interest that arises from any Contract to which no Acquired Company is a party immediately prior to the Closing).
(j)None of the Company Products: (i) contains any bug, defect or error, in each case, that materially and adversely affects the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product.
(k)No Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “ransomware” “worm” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Acquired Companies implement industry standard measures designed to prevent the introduction of Malicious Code into Company Products, including firewall protections and regular virus scans.
(l)No source code for any Company Product or any other material product or service under development by the Acquired Companies has been delivered, licensed or made available to any escrow agent or to other Person who was not, as of the date of such delivery, license or availability, an employee, consultant, contractor or other service provider of an Acquired Company, who needs such source code to perform his or her job duties (in the case of an employee) or his, her or its contractual obligations to an Acquired Company, as applicable. The

Acquired Companies have no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product or any other material product or service under development by the Acquired Companies to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Product or any other material product or service under development by the Acquired Companies to any other Person, other than any such delivery, license or disclosure to employees, consultants, contractors or other service providers of any Acquired Company, who need such source code to perform their job duties (in the case of an employee) or contractual obligations to an Acquired Company, as applicable.
(m)Section 4.15(m) of the Company Disclosure Schedule sets forth an accurate and complete list of all Open Source Software that is included, incorporated or embedded in, linked to or combined with any Company Product, which list specifies the name of the license under which each such item of Open Source Software has been licensed to the Acquired Companies.
(n)No Company Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source Software license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that, based on the manner in which the Acquired Companies distribute or commercialize such Company Product: (i) requires or conditions the use or distribution of such Company Product or portion thereof on; (A) the disclosure, licensing or distribution of any source code for a Company Product or any portion thereof (with the exception of the Open Source Software itself); (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Products or portions thereof (with the exception of the Open Source Software itself); or (C) licensing or otherwise distributing or making available a Company Product or any portion thereof for a nominal or otherwise limited fee or charge (with the exception of the Open Source Software itself); or (ii) imposes a requirement or condition that the Acquired Companies grant a license under any patent rights or otherwise imposes any material restriction or condition on the right or ability of the Acquired Companies to use, license, distribute or charge for any Company Product or any Intellectual Property or Intellectual Property Rights therein (with the exception of the Open Source Software itself).
(o)No funding, facilities or personnel of any Governmental Entity were used to develop or create, in whole or in part, any Company IP. No Acquired Company is, or has ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Acquired Companies to grant or offer to any other Person any license or right to any Company IP or to refrain from enforcing any patents that are Company IP. No Acquired Company is a party to any Contract with any Governmental Entity that grants to such Governmental Entity any right or license with respect to any Company IP.
(p)The IT Systems are designed, implemented, operated and maintained in accordance in all material respects with commercially reasonable standards and practices for entities operating businesses similar to the business of the Acquired Companies, including with respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (a) the Acquired Companies have taken commercially reasonable steps and implemented commercially reasonable procedures designed to ensure that its IT Systems are free from Malicious Code; and (b) the Acquired Companies have in effect commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard the security and the integrity of its IT Systems. There have been no material unauthorized intrusions or breaches of security with respect to the IT Systems.
(q)No Acquired Company has performed, or is under any obligation under any Contract to perform, any development services for any customer where the deliverables or other results of such development services would be owned by such customer or where the Acquired Company has otherwise granted any ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) to such customer.
Section 4.16.Data Protection and Privacy.
(a)The Acquired Companies have established a commercially reasonable Information Security Program, compliant in all material respects with applicable Privacy Requirements, that is appropriately implemented and maintained, and to the Knowledge of the Company there have been no material violations of the Privacy Requirements. The Acquired Companies have assessed and tested their Information Security Program on a no less than annual basis; have remediated or mitigated all critical, high and medium risk vulnerabilities identified during such assessments and tests, as applicable; and based on such assessments and tests, the Information Security Program has proven compliant with Privacy Requirements in all material respects. The IT Systems currently used by the Acquired Companies are in good working condition, do not contain any known Malicious Code or defect, and operate and perform sufficiently to conduct the business of the Acquired Companies. Company Data will continue to be available for Processing by the Acquired Companies following the Closing on substantially the same terms and conditions as existed immediately before the Closing.
(b)The Acquired Companies and, to the Knowledge of the Company, with respect to the Processing of Company Data, its Data Processors comply and have complied at all times in all material respects with the Privacy Requirements. To the extent required by Privacy Requirements, (i) Personal Data is Processed by the Acquired Companies and its Data Processors in an encrypted manner, and (ii) Personal Data is securely deleted or destroyed by the Acquired Companies and its Data Processors. The Acquired Companies have not sold (as defined by the California Consumer Privacy Act of 2018), and do not sell, any Personal Data to Persons or other third parties. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the Transactions or any such other agreements violate any Privacy Requirements or Company Privacy Policies. Where the Acquired Companies use a Data Processor to Process Personal Data, the Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the Acquired Companies’ compliance with Privacy Requirements.
(c)The Acquired Companies and, to the Knowledge of the Company, its Data Processors have not suffered and are not suffering a Security Incident, have not been and are not required to notify any Person or Governmental Entity of any Security Incident, and have not been and are not adversely and materially affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems. Neither the Acquired Companies nor any third party acting at the direction or authorization of the Company has paid any perpetrator of any actual or threatened Security Incident or cyber attack, including, but not limited to a ransomware attack or a denial-of-service attack. The Acquired Companies have not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Entity or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and has not been subject to any Proceeding relating to alleged noncompliance with Privacy Requirements or the Company’s Processing of Personal Data. The Acquired Companies are not in breach or default of any Contracts relating to its IT Systems or to Company Data and does not transfer Personal Data internationally except where such transfers comply with Privacy Requirements. The Acquired Companies maintain, and have maintained, cyber liability insurance with reasonable coverage limits.

Section 4.17.Insurance Coverage Section 4.17 of the Company Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of each Acquired Company as of the date of this Agreement (other than any insurance policies relating to a Company Benefit Plan) and identifies any material claims outstanding thereunder as of the date of this Agreement. The Company has made available to nCino accurate and complete copies of such insurance policies, each of which is in full force and effect. All premiums payable under all such policies have been timely paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies. The Company has no Knowledge of any actual or threatened termination of, material premium increase with respect to, material alteration of coverage under, or refusal of any coverage or rejection of any claim under any such policies. There are no self-insurance arrangements affecting any Acquired Company.
Section 4.18.Licenses and Permits. The Acquired Companies have, and at all times since January 1, 2019 have had, all material licenses, permits, qualifications, accreditations, approvals, certificates, consents, registrations, designations, declarations, exemptions, memberships, franchises, approvals, authorizations and any similar authority of or from any Governmental Entities, including, for the avoidance of doubt, all material Insurance Licenses (collectively, the “Permits”), and have made all material filings required under Law, necessary to service the Acquired Companies’ accounts in accordance with Laws and otherwise to conduct the business of the Acquired Companies. Each Acquired Company is in material compliance with each such Permit. Since January 1, 2019, no Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Section 4.18 of the Company Disclosure Schedule sets forth, as of the date hereof, (a) an accurate and complete list of all Permits issued to any Acquired Company and (b) an accurate and complete list of all permits for which any Acquired Company has applied or has taken the steps necessary to secure or maintain or that any Acquired Company otherwise intends to obtain. Each such Permit has been validly issued or obtained and is, and after the consummation of the Transactions will be, in full force and effect.
Section 4.19.Tax Matters.
(a)The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects;
(b)The Company and each of its Subsidiaries have timely paid all material Taxes due (whether or not shown as due on any Tax Return);
(c)The charges, accruals and reserves for material Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company and each of its Subsidiaries have recorded items on their respective books, and since the end of the last period for which the Company and each of its Subsidiaries recorded items on their respective books, neither the Company nor any of its Subsidiaries has incurred any material Tax liability, engaged in any transaction, or taken any other action, other than in the ordinary course of business;
(d)Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or such Subsidiaries) pursuant to any Tax allocation, indemnification or sharing agreement (other than an agreement entered into in the ordinary course of business and the principal purpose of which is not the allocation or sharing of Taxes), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise;
(e)There are not pending or threatened any audits, examinations, investigations, suits, actions claims or other proceedings in respect of Taxes of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has given any currently effective waiver or extension of any statute of limitations in respect of Taxes;
(f)No deficiency for any amount of Tax has been asserted or assessed by a taxing authority against or with respect to the operations of the business;
(g)No claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;
(h)There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of its Subsidiaries;
(i)Neither the Company nor its Subsidiaries will (and Parent, nCino, or any of their Affiliates as a result of the transactions contemplated by this Agreement will not) be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting or improper method of accounting for Pre-Closing Tax Period; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax law); (C) deferred intercompany gain or any excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Tax law); (D) installment sale (outside the ordinary course of business) made prior to the Closing Date; or (E) prepaid amount received or deferred revenue accrued (outside the ordinary course of business) on or prior to the Closing Date;
(j)Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to net income taxation in any country other than the country of its formation;
(k)Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code;
(l)Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” or “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b);
(m)Neither the Company nor any of its Subsidiaries has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or any other consolidated, affiliated, combined or unified group (other than any group the common parent of which is the Company);
(n)All Taxes which the Company or any of its Subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate taxing authority;

(o)Section 4.19 of the Company Disclosure Schedule lists the entity classification for federal and applicable state tax purposes of the Company and each of its Subsidiaries;
(p)There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes of the Company or any of its Subsidiaries;
(q)Neither the Company nor any of its Subsidiaries has made any election pursuant to Section 965(h) of the Code; and
(r)Neither the Company nor any of its Subsidiaries has (A) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) received any credits under Sections 7001 through 7005 of the FFCRA or Section 2301 of the CARES Act, or (C) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order.
Section 4.20.Labor and Employment Matters.
(a)Section 4.20(a) of the Company Disclosure Schedule contains a true and correct list, as of the date hereof, of the employees and other individual service providers to the Company, and includes the following information pertaining to each such employee or individual service provider: (i) their names and status as an employee or contractor; (ii) the entity with which they are employed or engaged, and their location (country, state, city); (iii) their start dates and number of years of continuous service; (iv) their positions and job titles; (v) their full-time, part-time, or temporary status; (vi) their base salaries or base hourly wage or contract rate; (vii) their target bonus rates or target commission rates; (viii) any other compensation payable to them (including compensation payable pursuant to any other bonus, deferred compensation, commission arrangements or other incentive compensation, or severance payments); (ix) their visa status, if applicable; (x) for employees, designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state Law; and (xi) accrued but unused vacation time or paid time off, if applicable. No senior management level employee of the Company has informed the Company in writing of any plan to terminate employment with or services for the Company, and, to the Knowledge of the Company, no such Person has any plans to terminate employment with or services for the Company.
(b)No Acquired Company is or has at any time been a party to or bound by, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union, works council or similar organization. No Acquired Company has experienced any strike, slowdown, work stoppage, picketing, lockouts or other material labor dispute with respect to any employees of the Acquired Companies during the past three (3) years, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketing, lockouts or other material labor disputes threatened. To the Knowledge of the Company, there are no labor unions or other labor organizations representing or purporting to represent, and no union organization campaign is in progress with respect to, any employees with respect to their employment with any of the Acquired Companies. There are no Proceedings, unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employees.
(c)The Company is in compliance in all material respects with all applicable Laws regarding employment, employment practices, terms and conditions of employment, employment discrimination, harassment, employee leaves, employee safety and health, immigration status, collective bargaining, wages and hours, and overtime, and in each case, with respect to employees (i) is not liable for any arrears of wages, severance pay or any employment Taxes or any penalty for failure to comply with any of the foregoing and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice). The Company is in compliance in all material respects with applicable laws concerning immigration and employment eligibility verification obligations. The Company is not party to or otherwise bound by any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.
(d)Since January 1, 2019, (i) no Acquired Company has effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company and (iii) none of the Acquired Companies has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law.
(e)To the Knowledge of the Company, no independent contractor of the Acquired Companies or employee of the Acquired Companies is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such independent contractor or employee, as applicable, in each case, relating (A) to the right of any such independent contractor or employee to be employed by, or provide services to, the Acquired Companies, or (B) to the knowledge or use of trade secrets or proprietary information.
(f)Each current or former service provider of the Company has been properly characterized as either an employee or independent contractor, and each employee of the Company is properly characterized as exempt or non-exempt, in each case, for all purposes (including for purposes of Taxes and Company Benefit Plans).
(g)There has not been since January 1, 2019, nor are there currently, any Proceedings or internal investigations conducted by the Company, the Company Board or any committee thereof (or any Person at the request of any of the foregoing) concerning, or any act or allegation of or relating to, discrimination, harassment or similar misconduct, or material breach of any written policy of the Company relating to the foregoing, in each case involving any current or former director, officer, senior management level employee of the Company or employee at or above the level of Vice President of the Company, nor has there been, to the Knowledge of the Company, any settlements or similar out-of-court or pre-litigation arrangement relating to any such matter, nor to the Knowledge of the Company has any such Proceeding, investigation, settlement or other arrangement been threatened.
Section 4.21.Employee Benefit Plans.
(a)Section 4.21(a) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each material Company Benefit Plan. For purposes hereof, “Company Benefit Plan” means, collectively: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, offer letter, consulting, termination, severance or similar agreement, plan, policy, program or arrangement, (iii) each other plan, policy, agreement, program or arrangement (written or oral) providing for compensation, benefits, bonuses, commission, profit-sharing, excess benefit, stock option, restricted stock, restricted stock unit, profits units, or other stock- or equity-related rights, incentive or deferred compensation, vacation or paid-time-off benefits, insurance (including any self-insured arrangements), death, life, dental, vision, health or medical benefits, adoption, dependent or employee assistance, disability or sick leave benefits, cafeteria, flex spending, tuition, retention, transaction, change in control payments, savings, pension, post-employment, retirement, tax gross-up or other welfare fringe benefits and (iv) each other employee compensation or benefit plan, program, policy, agreement, arrangement or commitment, in each case, which is maintained, sponsored, administered or contributed to, or required to be contributed to, by any Acquired Company, or with respect to which any Acquired Company has any obligation or Liability (whether actual or contingent).
(b)With respect to each material Company Benefit Plan, the Company has made available to nCino accurate and complete copies of each of the following, as applicable: (i) all documents constituting the Company Benefit Plan to the extent currently effective, including all amendments thereto (or in the case of any unwritten Company Benefit Plan, written descriptions of all material terms thereof), (ii) all trust documents and other funding arrangements, (iii) the three most recently filed annual reports (Form 5500 and all schedules and financial statements attached thereto), (iv) if the Company Benefit Plan is funded, the three most recent annual and periodic accounting of Company Benefit Plan assets, (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, (vi) all administrative service agreements and group insurance contracts currently in effect, (vii) the most recent currently-effective determination or opinion letter from the IRS, (viii) nondiscrimination testing results for the three most recently-completed plan years, (ix) non-routine material correspondence within the past three years to or from any Governmental Entity relating to any such Company Benefit Plan, and (x) all material records, notices and filings concerning IRS or United States Department of Labor audits or investigations relating to any such Company Benefit Plan.
(c)No Company Benefit Plan is, and no Acquired Company, or any of their respective ERISA Affiliates (nor any predecessor thereof) sponsors, maintains or contributes to, or has since January 1, 2014 ever sponsored, maintained or contributed to, or has any Liability or obligation (whether fixed or contingent) with respect to (i) any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA, (iii) any multiple employer plan, as defined in Section 413(c) of the Code or (iv) any multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA. No Liability (whether actual or contingent) under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by any Acquired Company. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.
(d)The Acquired Companies have performed all material obligations required to be performed by such entities under, and are not in default or violation of, and the Acquired Companies have no Knowledge of any default or violation by any other party to, any Company Benefit Plan. Each Company Benefit Plan has been established, funded, operated and maintained in compliance in all material respects with its terms and applicable Law, including ERISA and the Code. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter and, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. To the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Company Benefit Plan that could subject any Acquired Company or any employee of the Acquired Companies to any material Liability. The Acquired Companies have not incurred any excise Taxes under Chapter 43 of the Code with respect to any Company Benefit Plan and nothing has occurred with respect to any Company Benefit Plan that could reasonably be expected to subject the Acquired

Companies to any such Taxes or any liability therefor. The Acquired Companies have complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010, including offering applicable health coverage to all full-time employees since January 1, 2015.
(e)Except as set forth in Section 4.21(e) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions will be reasonably expected to (either alone or together with any other event, including a subsequent termination of employment or service) (i) entitle any current or former employee, director, or individual independent contractor of any Acquired Company to any compensation, bonus, severance pay or any other benefits, or (ii) with respect to any current or former employee, director, or individual independent contractor of any Acquired Company, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other payment, benefit, compensation or other obligation pursuant to, any Company Benefit Plan. The consummation of the Transactions (either alone or in connection with any other event, including a subsequent termination of employment or service) will not result in any amount being nondeductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. No Acquired Company has any obligation to gross-up or indemnify any current or former employee, officer, director or other service provider with respect to the imposition of any Taxes required by Section 4999 of the Code or Section 409A of the Code.
(f)Neither any Acquired Company nor any of their respective ERISA Affiliates has any current or projected Liability in respect of or has any obligation to provide (under an Company Benefit Plan or otherwise) post-employment or post-retirement health, medical or life insurance benefits to any individual other than a current employee (or a spouse or dependent thereof), except as required by part 6 of Subtitle B of Title I of ERISA and Code Section 4980B or any similar state Law, the full amount of which is paid by such individual.
(g)Except as would not be material, all contributions, premiums and payments related to each Company Benefit Plan have been timely discharged and paid in full on or prior to the date of this Agreement or, to the extent not yet due, properly reflected as a Liability on the Balance Sheet in accordance with the terms of the applicable Company Benefit Plan and GAAP.
(h)There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Benefit Plan (other than routine claims for benefits). No Acquired Company (with respect to any Company Benefit Plan), nor any Company Benefit Plan or any fiduciary thereof is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.
(i)Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and administered in compliance in all material respects with, is and has been in documentary compliance in all material respects with, Section 409A of the Code.
(j)No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employee, officer, director or natural person service provider of Company or its Subsidiaries who reside or work outside of the United States on behalf of the Company or any of its Subsidiaries.
Section 4.22.Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) no written notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person relating to any Acquired Company and relating to or arising out of any Environmental Law, (ii) each Acquired Company is, and has at all times since January 1, 2019 been, in material compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no Liabilities of any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such Liability or obligation.
Section 4.23.Affiliate Transactions. No director, manager, officer or Key Person of the Company or Affiliate (which for purposes of this Section 4.23 shall include any Company Member that owns, directly or indirectly, more than five percent (5%) of the Company Units but shall exclude any portfolio company of any Company Member or Affiliate of such Company Member) of any Acquired Company or, to the Knowledge of the Company, member of any such Person’s “immediate family” (as such term is defined in Rule 16a-1 of the Exchange Act) who shares the same household as such Person (each of the foregoing, a “Related Person”), other than in such Person’s capacity as a member, director, manager, officer or employee of any Acquired Company, (a) has entered into any Contract involving any Acquired Company that remains in effect (other than Company Benefit Plans, indemnification agreements, guaranties, expense reimbursements, service agreements, employment agreements, employment-related restrictive covenant agreements, employment-related intellectual property assignment agreements, contractual obligations with respect to Company Units (including the Company Operating Agreement), this Agreement and the other agreements contemplated hereby and payments made to and other compensation provided to Related Persons in the ordinary course of business consistent with past practice), (b) directly or indirectly owns, or otherwise has any material right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company, (c) with respect to any Related Person (other than any Affiliate of any Acquired Company, any director or manager designated by such Affiliate or Jonathan Rosenbaum, Peter Segall or Jeff Lieberman), is engaged, directly or indirectly, in any business that competes with the business of any Acquired Company in any material respect, (d) owes any money to any Acquired Company or is owed money from any Acquired Company (other than amounts owed for compensation for services performed as a director, officer or employee of an Acquired Company or for reimbursement for travel and other business expenses incurred in the ordinary course) or (e) provides material services to any Acquired Company (other than services performed as a director, officer or employee of an Acquired Company). In addition, to the Knowledge of the Company, no Related Person (other than any Affiliate of any Acquired Company, any director or manager designated by such Affiliate or Jonathan Rosenbaum, Peter Segall or Jeff Lieberman) has an interest in any Person that competes with the business of any Acquired Company in any market presently served by any Acquired Company (except for ownership, directly or indirectly, of less than five percent (5%) of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).
Section 4.24.Books and Records. The minute books, business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and other books and records of the Company and its Subsidiaries (collectively, the “Books and Records”) are complete and accurate in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and its Subsidiaries. At the Closing, the Books and Records of the Company and each of its Subsidiaries will be in the possession of the Acquired Companies.

Section 4.25.Finders’ Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any Acquired Company who may be entitled to any fee or commission from any Acquired Company or any of its Affiliates in connection with any of the Transactions.
Section 4.26.Tax Qualification. No Acquired Company has taken or agreed to take any action that is not contemplated by this Agreement, nor is any Acquired Company aware of any fact or circumstance, that would reasonably be expected to prevent or impede the Mergers (and, if applicable, the Upstream Mergers), taken together, from qualifying as an “exchange” described in Section 351(a) of the Code.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS
Subject to Section 11.12, except as set forth in the Blocker Disclosure Schedule, each Blocker hereby represents and warrants to nCino, Parent and the Merger Subs, severally and not jointly, as of the date hereof and as of the Closing as though made on the Closing, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:
Section 5.1.Existence and Power.
(a)Such Blocker is an entity duly formed, incorporated or organized, as applicable, validly existing and in good standing under the Laws of the State of its incorporation, formation or organization, as applicable, and such Blocker has all requisite corporate, requisite limited liability company or other entity power and authority, as applicable, to own and operate its properties and to carry on its businesses as now conducted. Such Blocker is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on such Blocker.
(b)Other than its Blocker Company Units (and the interests of any intermediate holding company that owns such Company Units), such Blocker does not own or hold, and has never owned or held, the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization or entity. Such Blocker is not obligated to make any future investment in or capital contribution to any Person. Such Blocker has not guaranteed and is not responsible or liable for any obligation of any other Person.
Section 5.2.Organizational Documents; Records. Such Blocker has made available to nCino accurate and complete copies of: (a) its respective Blocker Organizational Documents, and (b) the capitalization table of such Blocker, current as of the date hereof. Such Blocker is not in violation of any of the provisions of such Blocker’s Blocker Organizational Documents, including all amendments thereto.
Section 5.3.Authorization. Such Blocker has all requisite corporate power and authority to enter into and perform its obligations under this Agreement; and the execution, delivery and performance by such Blocker of this Agreement have been duly authorized by all necessary action on the part of such Blocker. This Agreement has been duly executed and delivered by such Blocker, and at or before the Closing each Ancillary Agreement to which it is, or is specified to be, a party will have been duly executed and delivered by such Blocker, and, assuming due authorization, execution and delivery of this Agreement and such Ancillary Agreements by the other parties thereto, constitutes the legal, valid and binding obligation of such Blocker, enforceable against such Blocker in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, reorganization, insolvency, relief of debtors and other similar laws affecting the enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
Section 5.4.Governmental Authorization. The execution, delivery and performance by such Blocker of this Agreement and the consummation by such Blocker of the Transactions require no material action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the certificates of merger and equivalent filings pursuant to Section 2.5, as applicable, with respect to the Blocker Mergers, (b) the notification filings to be made under the HSR Act and the expiration or termination of the waiting period thereunder, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws, (d) notices to holders of Blocker Securities required by applicable Law and the Blocker Organizational Documents and (e) the Form FIN 531 — Change of Control filing to be made with the Texas Department of Insurance pursuant to Tex. Ins. Code § 4001.253 and the approval of the Transactions by the Texas Department of Insurance, except where the failure of any of the representations and warranties contained in clause (b), (c) or (d) to be true and correct would not reasonably be expected to be material to such Blocker or materially impair the ability of such Blocker to consummate the Transactions.
Section 5.5.Non-contravention. Assuming compliance with the matters referred to in Section 5.4 and the obtainment of the applicable Blocker Requisite Approval, the execution, delivery and performance by such Blocker of this Agreement and the consummation by such Blocker of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Blocker Organizational Documents of such Blocker, (b) contravene, conflict with or result in a violation or breach of any provision of any Law, (c) require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any such Blocker is entitled under any provision of any material Contract of such Blocker or (d) result in the creation or imposition of any Lien on any asset of any such Blocker.
Section 5.6.Capitalization.
(a)Section 5.6(a) of the Blocker Disclosure Schedule contains, with respect to such Blocker, as of the date hereof: (a) the number and class of authorized equity interests, (b) the names of such Blocker’s stockholders, members or equityholders, as applicable, (c) the number and class of equity interests owned of record by each stockholder, member or other equityholder of such Blocker, in each case, that are issued and outstanding. All of the outstanding equity interests of such Blocker (i) have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concept is applicable given the type of entity) and (ii) have been issued and granted in compliance in all material respects with all applicable securities Laws and other applicable Laws and with all requirements set forth such Blocker’s Blocker Organizational Documents.
(b)Except as set forth in Section 5.6(a) of the Company Disclosure Schedule, with respect to such Blocker, as of the date hereof, there are no outstanding (i) equity interests or voting securities of such Blocker, (ii) securities of such Blocker convertible into or exchangeable for equity interests or voting securities of such Blocker or (iii) options or other rights to acquire from such Blocker, or other obligation of such Blocker to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or voting securities of such Blocker. There are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the securities of such Blocker to which such Blocker is a party, or by which it is bound, obligating such Blocker to repurchase, redeem or otherwise acquire any issued and outstanding securities of such Blocker, (ii) no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation, or other similar rights with respect to such Blocker and (iii) no voting trusts, stockholder agreements, proxies, preemptive rights, rights of first refusal or other agreements in effect (for clarity, excluding historical stock or equity transfer documentation) to which such Blocker is a party or is bound with respect to the governance of such Blocker or the voting or transfer of any equity interests of such Blocker.
Section 5.7.Compliance with Laws.
(a)Such Blocker is, and has been since January 1, 2019, in compliance in all material respects with all applicable Laws. Such Blocker has not received any written notice from any Governmental Entity to the effect that such Blocker is not in compliance with any applicable Law in any material respect, except for notifications from Governmental Entities received by such Blocker in the ordinary course of business consistent with past practice that are not material to such Blocker.
(b)Since January 1, 2019, except as would not be material, such Blocker has not, nor, to the knowledge of such Blocker, have any of its directors, officers, employees or agents acting on behalf of such Blocker, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or for the benefit of any government official, candidate for public office, political party, political campaign or other Person, private or public, regardless of form, whether in money, property, or services (i) for the purpose of corruptly (A) influencing any act or decision of such government official, candidate, party, campaign or other Person, (B) inducing such government official, candidate, party, campaign or other Person to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage or (ii) in violation of the FCPA or other Law. Since January 1, 2019, such Blocker has not conducted any internal or government-initiated investigation, or made a voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable anticorruption Law, including the FCPA.
Section 5.8.Litigation.
(a)There are no material Proceedings pending or threatened in writing against such Blocker, at law or in equity, or before or by any Governmental Entity. As of the date of this Agreement, (i) there is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding, that challenges, or that seeks to prevent, delay, make illegal or otherwise interfere with, the Mergers or any of the other Transactions, (ii) there is no Proceeding or claim by such Blocker pending, or that such Blocker intends to initiate, against any other Person, and (iii) to the knowledge of such Blocker, there is no pending or threatened investigation of such Blocker.
(b)There is no Order to which such Blocker is subject that materially restricts the ability of such Blocker to conduct its business. No officer of such Blocker is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of such Blocker.
Section 5.9.Ownership of Membership Interests. Such Blocker owns, beneficially and of record, its Blocker Securities, free and clear of all Liens (other than restrictions under applicable securities Laws and the Company Organizational Documents).
Section 5.10.Operations of the Blockers.

(a)Such Blocker was formed for the purpose of investing in the Company and holding its Blocker Company Units.
(b)Except as set forth on Section 5.10 of the Blocker Disclosure Schedule, (i) since its formation and at all times prior to the date of this Agreement, the sole activity, operations and business of such Blocker has consisted of owning such Blocker’s Blocker Company Units directly or indirectly and activities incidental thereto, (ii) such Blocker is not, and has never been, party to any contract, except for such contracts incidental to its limited liability company or corporate existence, as applicable, entered into in connection with its formation or the preparation, negotiation and execution of this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Blocker in connection with the transactions contemplated by this Agreement and such contracts pursuant to which such Blocker acquired its Blocker Company Units and related to its ownership of such Blocker Company Units (collectively, the “Blocker Documents”), and (iii) such Blocker does not have any assets other than the Blocker Company Units.
(c)Other than in respect of Taxes, its obligations as a member of the Company, ordinary course expenses related to filing of Tax Returns and maintaining its corporate existence, and fees and expenses incurred in connection with entering into this Agreement and the other Blocker Documents, such Blocker does not have any liabilities or monetary obligations of any kind or nature, whether fixed or unfixed, secured or unsecured, known or unknown, absolute, accrued, contingent or otherwise.
(d)Such Blocker does not have, and has never had, any employee, worker, contract laborer/worker, independent contractor, consultant or intern and no bank account is or was every maintained by or for the benefit of such Blocker at any bank or other financial institution and such Blocker does not have any outstanding credit facility, overdraft, loan, loan units, debenture, letter of credit, acceptance credit or other financial facility.
Section 5.11.Taxes.
(a)Such Blocker has prepared and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it and all such filed Tax Returns are true, complete and accurate in all material respects;
(b)Such Blocker has timely paid all material Taxes due (whether or not shown as due on any Tax Return);
(c)The charges, accruals and reserves for material Taxes with respect to such Blocker reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which such Blocker has recorded items on their respective books, and since the end of the last period for which such Blocker recorded items on its books, such Blocker has not incurred any material Tax liability, engaged in any transaction, or taken any other action, other than in the ordinary course of business;
(d)Such Blocker does not have any liability for Taxes of any Person (other than the Company or such Subsidiaries) pursuant to any Tax allocation, indemnification or sharing agreement (other than an agreement entered into in the ordinary course of business and the principal purpose of which is not the allocation or sharing of Taxes), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise;

(e)There are not pending or threatened any audits, examinations, investigations, suits, actions claims or other proceedings in respect of Taxes of such Blocker and such Blocker has not given any currently effective waiver or extension of any statute of limitations in respect of Taxes;
(f)No deficiency for any amount of Tax has been asserted or assessed by a taxing authority against or with respect to the operations of such Blocker’s business;
(g)No claim has ever been made by a taxing authority in a jurisdiction where such Blocker does not file Tax Returns that such Blocker is or may be subject to taxation by that jurisdiction;
(h)There are no Liens for Taxes (other than Permitted Liens) upon the assets of such Blocker;
(i)Such Blocker will not (and Parent, nCino, or any of their Affiliates as a result of the transactions contemplated by this Agreement will not) be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting or improper method of accounting for Pre-Closing Tax Period; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax law); (C) deferred intercompany gain or any excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Tax law); (D) installment sale made (outside the ordinary course of business) prior to the Closing Date; or (E) prepaid amount received or deferred revenue accrued (outside the ordinary course of business) on or prior to the Closing Date;
(j)Such Blocker has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to net income taxation in any country other than the country of its formation;
(k)Such Blocker has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code;
(l)Such Blocker has not entered into any “listed transaction” or “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b);
(m)Such Blocker has never been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or any other consolidated, affiliated, combined or unified group;
(n)All Taxes which such Blocker is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate taxing authority;
(o)There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes of such Blocker;
(p)Such Blocker has not made any election pursuant to Section 965(h) of the Code; and

(q)Such Blocker does has not (A) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) received any credits under Sections 7001 through 7005 of the FFCRA or Section 2301 of the CARES Act, or (C) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order.
Section 5.12.Finders’ Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of such Blocker who may be entitled to any fee or commission from such Blocker or any of its Affiliates in connection with any of the Transactions.
Section 5.13.Tax Qualification. Such Blocker has not taken or agreed to take any action that is not contemplated by this Agreement, nor is such Blocker aware of any fact or circumstance, that would reasonably be expected to prevent or impede the Mergers (and, if applicable, the Upstream Mergers), taken together, from qualifying as an “exchange” described in Section 351(a) of the Code.
ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF NCINO, PARENT,
AND THE MERGER SUBS
Subject to Section 11.12, except as set forth in (i) the nCino SEC Documents filed by nCino with the SEC prior to the date of this Agreement (but without giving effect to any amendment to any such document filed on or after the date of this Agreement), other than any information, factors or risks that are predictive, cautionary or forward-looking in nature or information contained under the captions “Risk Factors” or “Forward-Looking Statements” or otherwise contained in such documents (it being understood that this clause (i) shall not be applicable to Section 6.5 or clause (c) of Section 6.8) or (ii) the nCino Disclosure Schedule, Parent and the Merger Subs hereby represent and warrant to the Company as of the date hereof and as of the Closing as though made on the Closing, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:
Section 6.1.Existence and Power. Each of nCino, Parent and each Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of nCino, Parent and each Merger Sub has all requisite corporate or limited liability company power and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or otherwise hold its assets and carry on its business as now conducted, except where the failure to have such licenses, authorizations, permits, consents or approvals would not have an nCino Material Adverse Effect. Each of nCino, Parent and each Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together, would not reasonably be expected to have a nCino Material Adverse Effect. None of nCino, Parent or each Merger Sub are in violation of any of the provisions of their respective constituent documents, including all amendments thereto.
Section 6.2.Authorization.
(a)Each of nCino, Parent and the Merger Subs has all requisite corporate or limited liability company power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions; and the execution, delivery and performance by each of nCino, Parent and each Merger Sub of this Agreement have been duly authorized by all necessary action on the part of nCino, Parent and such Merger Sub, as applicable. This

Agreement has been duly executed and delivered by each of nCino, Parent and each Merger Sub and at or before the Closing each Ancillary Agreement to which it is, or is specified to be, a party will have been duly executed and delivered, and, assuming due authorization, execution and delivery of this Agreement and such Ancillary Agreements by the other Parties, constitutes the legal, valid and binding obligation of nCino, Parent and such Merger Sub, as applicable, enforceable against nCino, Parent and such Merger Sub, as applicable, in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, reorganization, insolvency, relief of debtors and other similar Laws affecting the enforceability of creditors’ rights generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.
(b)Each of (i) the nCino Board, at a meeting duly called and held, and (ii) the board of directors of Parent (on behalf of itself and in its capacity as the sole member of the Company Merger Sub) and the boards of directors (or equivalent bodies) of nCino Merger Sub and each Blocker Merger Sub has (A) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of its equityholders and (B) approved this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein.
(c)No vote or other action of the stockholders of nCino is required by applicable Law, the rules of Nasdaq or the certificate of incorporation or bylaws of nCino in order for nCino, Parent and the Merger Subs to enter into this Agreement or any Ancillary Agreement or to consummate the Transactions, including the Mergers.
Section 6.3.Governmental Authorization. The execution, delivery and performance by nCino, Parent and Merger Subs of this Agreement and the consummation by nCino, Parent and Merger Subs of the Transactions require no material action by or in respect of, or filing with, any Governmental Entity, other than (a) the filing of the certificates of merger and equivalent filings pursuant to Section 2.5, as applicable, with respect to the Mergers, (b) the notification filings to be made under the HSR Act and the expiration or termination of the waiting period thereunder, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws and the rules of Nasdaq in connection with the issuance and listing on Nasdaq of the shares of Parent Common Stock issuable in the Mergers, and (d) any actions or filings the absence of which would not reasonably be expected to be material to nCino and its Subsidiaries, taken as a whole, or materially impair the ability of nCino, Parent and Merger Subs to consummate the Transactions.
Section 6.4.Non-contravention. The execution, delivery and performance by nCino, Parent and the Merger Subs of this Agreement and the consummation by nCino, Parent and the Merger Subs of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of nCino or the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or the Merger Subs, (b) assuming compliance with the matters referred to in Section 6.3, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which nCino, Parent or any Merger Sub is entitled under any provision of any material Contract of nCino, Parent or any Merger Sub or (d) result in the creation or imposition of any Lien (other than a Permitted Lien or any Liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of nCino, Parent or any Merger Sub) on any asset of nCino, Parent or any Merger Sub, except where the failure of any of the representations and warranties contained in clause (b), (c) or (d) to be true and correct would not reasonably be expected to be material to nCino and its Subsidiaries, taken as a whole, or materially impair the ability of nCino, Parent and Merger Subs to consummate the Transactions.
Section 6.5.Capitalization. The authorized capital stock of nCino consists of 500,000,000 shares of nCino Common Stock, of which, as of the close of business on November 12, 2021, 96,742,606 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which, as of the date hereof, no shares were issued and outstanding. As of the close of business on November 12, 2021, (a) 0 shares of nCino Common Stock were held in nCino’s treasury, (b) 2,736,437 shares of nCino Common Stock were reserved for issuance under the nCino, Inc. Employee Stock Purchase Plan, (c) options to acquire 2,860,363 shares of nCino Common Stock were outstanding pursuant to the nCino Equity Incentive Plans and (d) 2,115,234 restricted stock units covering nCino Common Stock were outstanding pursuant to the nCino Equity Incentive Plans. All of the issued and outstanding shares of nCino Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, have been issued and granted in compliance in all material respects with all applicable securities Laws and other applicable Laws and with all requirements set forth in the certificate of incorporation and bylaws of nCino, with no personal liability attaching to the ownership thereof.
Section 6.6.nCino SEC Documents; Financial Statements.
(a)All statements, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) required to have been filed by nCino with the SEC since September 10, 2020 (the “nCino SEC Documents”), have been so filed on a timely basis. A true and complete copy of each nCino SEC Document is available on the website maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such later filing), each of the nCino SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such nCino SEC Documents. None of the nCino SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which such statements were made, not misleading (except to the extent corrected by a filing prior to the date hereof). nCino has not received from the SEC any written comments with respect to any of the nCino SEC Documents (including the financial statements included therein) that have not been resolved. To the knowledge of nCino, none of the nCino SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. There are no (i) internal investigations that are pending or, to the knowledge of nCino, threatened or (ii) SEC inquiries or investigations or other governmental inquiries or investigations that, to the knowledge of nCino, are pending or threatened, in each case regarding any accounting practices of nCino.
(b)The consolidated financial statements (collectively, the “nCino SEC Financial Statements”) included or incorporated by reference into nCino SEC Documents (including the notes thereto) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the consolidated financial condition of nCino as of such dates and the consolidated results of operations, stockholders’ equity, and cash flows of nCino for such periods.
Section 6.7.No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the nCino SEC Financial Statements (including the notes thereto), (b) for Liabilities incurred in the ordinary course of business consistent with past practice since July 31, 2021 (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) for Liabilities arising under this Agreement or in connection with the Transactions or (d) for Liabilities that would not have a nCino Material Adverse Effect, nCino and its Subsidiaries do not have any Liabilities, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of nCino.
Section 6.8.Absence of Certain Changes or Events. From July 31, 2021 through the date of this Agreement, except as otherwise contemplated or required by this Agreement or applicable Law, (a) the businesses of nCino and its Subsidiaries have been conducted in the ordinary course of business in all material respects, (b) neither nCino nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Company under Section 7.2 of this Agreement, and (c) there has not occurred any event and no circumstances exist that constitute or could reasonably be expected to result in any nCino Material Adverse Effect.
Section 6.9.Valid Issuance. All shares of Parent Common Stock to be issued to the holders of nCino Common Stock and to the Blocker Securityholders and Non-Blocker Members pursuant to Article III will be, when issued in accordance with the terms of this Agreement, (a) duly authorized, validly issued, fully paid and non-assessable, (b) issued in compliance in all material respects with applicable securities Laws and other applicable Laws and with all requirements set forth in the certificate of incorporation and bylaws of Parent, and (c) free and clear of any Liens (other than restrictions and obligations set forth in the certificate of incorporation and bylaws of Parent and the Investors’ Rights Agreement and those restrictions on transfer under applicable securities Laws). None of the shares of Parent Common Stock to be issued to the holders of nCino Common Stock and to the Blocker Securityholders and Non-Blocker Members pursuant to Article III will, when issued in accordance with the terms of this Agreement, be issued in breach or violation of any preemptive right, right of first refusal or other right to purchase such shares of Parent Common Stock pursuant to any Contract of Parent.
Section 6.10.Compliance with Laws. nCino and its Subsidiaries are in compliance with all Laws in connection with the operation of their business, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a nCino Material Adverse Effect.
Section 6.11.Litigation. There is no pending or, to the knowledge of nCino, Parent or any Merger Sub, threatened Proceeding against nCino, Parent, or any Merger Sub or any of their respective Subsidiaries that challenges or would reasonably be expected to materially impair or delay nCino’s, Parent’s, or any Merger Sub’s ability to perform its respective obligations under this Agreement or consummate any of the Transactions, including the Mergers. None of nCino, Parent, any Merger Sub or any of their respective Subsidiaries is subject to any Order or is in breach or violation of any Order, except as would not reasonably be expected to materially impair or delay nCino’s, Parent’s, or any Merger Sub’s ability to perform its respective obligations under this Agreement or consummate any of the Transactions, including the Mergers.
Section 6.12.Ownership of Parent and the Merger Subs. Parent is a direct, wholly owned subsidiary of nCino, was formed solely for the purpose of engaging in the Transactions and has engaged in no business activity other than as contemplated by this Agreement. Each of the Merger Subs is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions and has engaged in no business activity other than as contemplated by this Agreement. Except for the Liabilities incurred in connection with the Transactions, Parent and the Merger Subs have not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 6.13.Capitalization of Parent and the Merger Subs. The authorized capital stock of nCino Merger Sub consists of 100 shares of common stock, par value $0.01, all of which are validly issued and outstanding. The authorized capital stock of Company Merger Sub consists of 100% membership interests, all of which are validly issued and outstanding. The authorized capital stock of Blocker 1 Merger Sub consists of 100 shares of common stock, par value $0.01, all of which are validly issued and outstanding. The authorized capital stock of Blocker 2 Merger Sub consists of 100 shares of common stock, par value $0.01, all of which are validly issued and outstanding. The authorized capital stock of Blocker 3 Merger Sub consists of 100 shares of common stock, par value $0.01, all of which are validly issued and outstanding. The authorized capital stock of Blocker 4 Merger Sub consists of 100 shares of common stock, par value $0.01, all of which are validly issued and outstanding. The authorized capital stock of Parent consists of 100 shares of common stock, par value $0.01, all of which are issued and outstanding as of the date hereof. All of the issued and outstanding capital stock of Parent is, and immediately prior to the nCino Effective Time will be, owned by nCino, and all of the issued and outstanding capital stock of each Merger Sub is, and at the nCino Effective Time will be, owned by Parent. Except as set forth in this Agreement, none of Parent or the Merger Subs has outstanding any option, warrant, right, or any other agreement pursuant to which any Person other than nCino may acquire any equity security of any of Parent or the Merger Subs.
Section 6.14.Tax Qualification. Neither nCino nor any of its Subsidiaries has taken or agreed to take any action that is not contemplated by this Agreement, nor is nCino or any of its Subsidiaries aware of any fact that would reasonably be expected to prevent or impede (a) the Mergers (and, if applicable, the Upstream Mergers), taken together, from being treated as an “exchange” described in Section 351(a) of the Code, or (b) the nCino Merger (and, if applicable, each of the Upstream Mergers) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 6.15.Compliance; Internal Controls.
(a)nCino is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
(b)nCino has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required in all material respects by Rule 13a-15 under the Exchange Act. nCino’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by nCino in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to nCino’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. nCino’s management has completed an assessment of the effectiveness of nCino’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended January 31, 2021, and, to the extent required by Law, presented in any applicable nCino SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on nCino’s management’s most recently completed evaluation of nCino’s internal control over financial reporting, (i) nCino had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect nCino’s ability to record, process, summarize and report financial information and (ii) nCino does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in nCino’s internal control over financial reporting. The assessment of the effectiveness of nCino’s internal controls over financial reporting has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included in the nCino SEC Documents.
Section 6.16.Financing. As of the date hereof, nCino has, and at the Closing, nCino will have, sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to permit nCino, Parent and the Merger Subs to consummate the Transactions upon the terms contemplated by this Agreement, including the payment of all amounts payable hereunder or otherwise as a result of the Mergers.
Section 6.17. Solvency. Immediately after giving effect to the Transactions, assuming the representations and warranties of the Company set forth in Article IV are true and correct such that the condition set forth in Section 9.2(a) would be satisfied, (a) Parent and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (b) Parent and each of its Subsidiaries shall have adequate capital to carry on their respective businesses.
Section 6.18.Finders’ Fees. Except for BofA Securities, Inc., neither nCino nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Mergers.
Section 6.19.No Additional Representations. Except for the representations and warranties set forth in Article IV and Article V and in any certificate, instrument or other deliverable required to be executed and delivered by the Company or any of the Blockers pursuant to this Agreement, as applicable, each of nCino, Parent and each Merger Sub, on behalf of itself and its Affiliates and Representatives, acknowledges and agrees that (a) none of the Acquired Companies, the Blockers or any other Person on behalf of any of them has made or is making any express or implied representation or warranty with respect to any of the Acquired Companies, the Blockers or any of their respective Affiliates or any of their respective businesses, operations, condition (financial or otherwise), the pro forma financial information, cost estimates, financial or other projections, forecasts, estimates, budgets, plans or any other forward-looking statements of any Acquired Company or Blocker or any other matter or with respect to any other information, documents or other materials (including any such materials contained in the VDR or reviewed by nCino, Parent or the Merger Subs or any of their respective Affiliates or Representatives) or management presentations provided to nCino, Parent or the Merger Subs or any of their respective Affiliates or Representatives, (b) nCino, Parent and the Merger Subs shall acquire the Acquired Companies and the Blockers without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets and (c) any such other representations or warranties are expressly disclaimed by the Acquired Companies and the Blockers, and neither nCino, Parent nor the Merger Subs, nor any Person on their behalf, is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made.

ARTICLE VII.

COVENANTS
Section 7.1.Company Conduct of Businesses Prior to the Company Effective Time.
(a)During the period from the date of this Agreement and continuing until the earlier of the Company Effective Time and the valid termination of this Agreement pursuant to Article X (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, (i) use its reasonable best efforts to conduct its business in the ordinary course consistent with past practice and (ii) use its commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain in effect all necessary Permits, (C) keep available the services of managers, officers and senior management level employees of the Company, other than any terminations permitted by Section 7.1(b)(xi)(x), and (D) maintain satisfactory relationships with the material customers, lenders, and material suppliers and others having material business relationships with them, in each case of clauses (A) through (D), in all material respects in the ordinary course of business consistent with past practice; provided, however, that no action by any Acquired Company with respect to matters specifically addressed by any provision of Section 7.1(b) below shall be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of such specific provision of Section 7.1(b) below.
(b)Without limiting the generality of Section 7.1(a) and except as expressly contemplated by this Agreement, as required by applicable Law (including COVID-19 Measures) or as set forth at Section 7.1(b) of the Company Disclosure Schedule or pursuant to the written consent of nCino (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not, and shall cause each of its Subsidiaries not to:
(i)amend the Company Organizational Documents or other equivalent constituent documents (whether by merger, consolidation or otherwise) of any Acquired Company;
(ii)declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Units or other securities of any of the Acquired Companies (other than Tax distributions in accordance with the Company Operating Agreement), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Units or other securities of any of the Acquired Companies (other than incentive equity awards from former employees or service providers of any Acquired Company);
(iii)(A) issue, transfer, deliver, sell, pledge or otherwise encumber or authorize the issuance, transfer, delivery, sale or pledge of, any Company Units or any other securities of the Acquired Companies or (B) amend any term of any Company Unit or any other securities of the Acquired Companies (whether by merger, consolidation or otherwise) in any material respect;
(iv)make any capital expenditures or incur any Liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed $250,000 in the aggregate;
(v)(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any corporation, limited liability company, partnership or other business organization, or divisions or material assets thereof, or (ii) enter into any joint venture;
(vi)sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the assets, securities, properties or businesses of any Acquired Company, other than (A) any such transactions involving assets or properties not to exceed $250,000 in the aggregate and (B) sales of assets with de minimis or no book value;
(vii)grant any licenses under any material Company IP, other than non-exclusive licenses in the ordinary course of business consistent with past practice;
(viii)make any payments to any Related Person (other than payments made pursuant to offer letters, employment agreements, indemnification agreements, separation agreements, individual consulting agreements or individual contracting agreements entered into in the ordinary course of business consistent with past practice and expense reimbursements and other payments provided to Related Persons in the ordinary course of business consistent with past practice);
(ix)(A) create, incur, assume, suffer to exist or guarantee any Indebtedness in excess of $250,000 in the aggregate or (B) make any material loans, advances or capital contributions to, or material investments in, any other Person other than in the ordinary course of business consistent with past practice;
(x)(A) materially modify, materially amend, cancel or terminate, or waive any material rights under any Material Contract or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or (C) otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company under any Material Contract, in each case, except (1) in the ordinary course of business consistent with past practice or (2) in a manner that is consistent with the Company’s annual business plan in effect as of the date of this Agreement, as disclosed to nCino prior to the date hereof; provided, that, notwithstanding the foregoing, in no event shall any Acquired Company modify, amend, or enter into any Contract (i) that does or would constitute a Material Contract in order to include in such contract a most-favored nation clause or non-competition agreement, in each case, in favor of a party other than the Acquired Companies or (ii) that would constitute a Material Contract if such contract would expressly bind and impose an obligation on Parent or its Subsidiaries (other than the SimpleNexus Surviving Company, the Surviving Blockers or any of their respective Subsidiaries) following the Closing;
(xi)other than as required by an Company Benefit Plan or Contract in existence as of the date hereof: (A) adopt, enter into, modify or terminate, or commit to adopt, enter into, modify or terminate, any Company Benefit Plan or arrangement which would be a Company Benefit Plan if in effect as of the date of this Agreement (other than entry into offer letters and employment agreements, and independent contractor and consulting agreements with any officer, employee or natural person service provider of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice which do not provide for annual wages or services fees in excess of $200,000), (B) accelerate, or commit to accelerate, the funding, vesting or payment of any compensation or benefits to any then-current or former director, officer, employee or natural person service provider of the Company or any of its Subsidiaries; (C) make or modify any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of any severance payment, change in control payment, retention payment, termination payment, bonus, profit-sharing payment, special remuneration or similar payment to any then-current or former director, officer, employee or natural person service provider of the Company or any of its Subsidiaries; (D) other than in the ordinary course of business, make any grant or increase, or commit to make any grant or increase, in any form of compensation or benefits payable to any then-current or former director, officer, employee or natural person service provider of the Company or any of its Subsidiaries; or (E) hire, engage, promote, or terminate the employment or service of any director, officer, employee or natural person service provider, other than (x) terminations of employment or service for cause, (y) the hiring, engagement, promotion or termination of any director, officer, employee or natural person service provider with a title of “director” or below, or (z) the hiring, engagement or promotion of any director, officer, employee or natural person service provider to fill an open position (in the case of any hirings, engagements or promotions under (y) and (z), only to the extent that such action is in the ordinary course of business consistent with the Acquired Companies’ forecast for hirings, engagements and promotions as set forth in Schedule 7.1(b)(xi)(E)); or (F) make any loans or enter into any commitments to make a loan to any then-current or former director, officer, employee or natural person service provider of the Company or any of its Subsidiaries (other than advancements of expenses in the ordinary course of business);
(xii)fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Registered Company IP, other than in the ordinary course of business consistent with past practice, or intentionally disclose or intentionally fail to maintain any material trade secrets included in the Company IP, other than in the ordinary course of business consistent with past practice;
(xiii)sell or license any Company Products (i) outside the ordinary course of business consistent with past practice or (ii) in a manner that is inconsistent with the Company’s annual business plan in effect as of the date of this Agreement, as disclosed to nCino prior to the date hereof;
(xiv)take any action that could reasonably be expected to trigger the release of the source code of the Acquired Companies to any third party, other than in the ordinary course of business consistent with past practice;
(xv)change the Acquired Companies’ methods of accounting or accounting practices, except as required by concurrent changes in GAAP;
(xvi)commence, settle, or offer or propose to settle, (A) any material Proceeding involving or against any Acquired Company (other than any Proceedings in connection with this Agreement, any Ancillary Agreement or the Transactions), or (B) any material equityholder litigation or dispute against any Acquired Company or any of their respective officers, directors or managers;
(xvii)(A) make or change any Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of any Taxes, (C) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax (other than customary tax indemnification or gross-up provisions in a commercial agreement entered into in the ordinary course of business the primary purposes of which do not relate to Taxes), (D) amend any income or other material Tax Return, (E) surrender or forfeit any right to claim a Tax refund or (F) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business);

(xviii)form or acquire any non-wholly owned Subsidiaries or acquire any equity or other interest in any other Person;
(xix)enter into any new business line outside of the business lines of the Acquired Companies existing as of the date of this Agreement or not otherwise contemplated by the Company’s annual business plan in effect as of the date of this Agreement, as disclosed to nCino prior to the date hereof;
(xx)liquidate, dissolve or effect a recapitalization, reclassification of shares, stock split, reverse stock split or reorganization in any form of transaction; or
(xxi)agree, resolve or commit to do any of the foregoing.
Nothing contained in this Agreement shall give nCino, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing.
Section 7.2.nCino Conduct of Businesses Prior to the nCino Effective Time. During the period from the date of this Agreement and continuing until the earlier of the nCino Effective Time and the valid termination of this Agreement pursuant to Article X (such period being referred to herein as the “nCino Interim Period”), nCino and Parent shall, and shall cause their Subsidiaries to, use its reasonable best efforts to conduct its business in the ordinary course consistent with past practice, (ii) preserve intact its present business organization, (iii) maintain in effect all necessary foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iv) keep available the services of directors, executive officers and key employees and (v) maintain satisfactory relationships with the customers, lenders, and suppliers and others having material business relationships with them.
Section 7.3.Reasonable Best Efforts.
(a)Subject to the terms and conditions of this Agreement, each Party shall, and shall cause its respective Subsidiaries to, use reasonable best efforts (i) to take, or cause to be taken, all actions necessary or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in Article IX hereof, to consummate the Transactions, including the Mergers, as promptly as practicable, (ii) to obtain (and to cooperate with the other Parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by such party or any of its Subsidiaries in connection with the Mergers and the other Transactions, and to comply with the terms and conditions of any such consent, authorization, order or approval and (iii) to execute and deliver any additional instruments necessary to consummate the Transactions; provided, that (A) such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on any of the Parties or any of their respective Subsidiaries in the event the Closing does not occur, (B) nothing contained in this Section 7.3 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any such Party’s or any of its Subsidiaries’ obligations under this Agreement and (C) each Blocker shall only be required to use such efforts with respect to its applicable Merger and the other Transactions to which such Blocker is a party.
(b)Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the Transactions, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of such party to consummate the Transactions and using reasonable best efforts to defend any Proceeding seeking to enjoin, prevent or delay the consummation of the Transactions or seeking material damages;

provided, that (A) such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on the Parties or any of their respective Subsidiaries in the event the Closing does not occur, (B) nothing contained in this Section 7.3 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any such Party’s or any of its Subsidiaries’ obligations under this Agreement, and (C) each Blocker shall only be required to use such efforts with respect to its applicable Merger and the other Transactions to which such Blocker is a party.
(c)In furtherance and not in limitation of the foregoing, (i) each Party agrees to make, or cause to be made, any required filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions (and nCino shall direct each nCino stockholder, and the Company shall direct each Blocker Securityholder and Non-Blocker Member, to make, or cause to be made, any required filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, as necessary) as promptly as practicable and in any event within ten (10) Business Days of the date hereof, unless otherwise agreed to by the Parties, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.3(c) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each of the Parties shall each use its reasonable best efforts to (x) take all action reasonably necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action reasonable to enable the Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions. Each of nCino and the Company shall bear 50% of the filing fees, costs and expenses under the HSR Act and any other applicable antitrust Law, with respect to any and all filings required to be made by nCino under the HSR Act and any other applicable antitrust Law with respect to the Transactions (such fees, costs and expenses, the “nCino Filing Fees”). Notwithstanding anything to the contrary in this Agreement, (A) nCino agrees to promptly pay or reimburse the Company, any nCino stockholder, any Blocker Securityholder and any Non-Blocker Member, as applicable, for 50% of the filing fees, costs and expenses incurred or payable by the Company, such nCino stockholder, such Blocker Securityholder or such Non-Blocker Member, as the case may be, in connection with the Required HSR Filings and any and all other filings required to be made by such Person(s) under any other applicable antitrust Law with respect to the Transactions, by wire transfer of immediately available funds to the account(s) designated in writing by such Person(s), and (B) each nCino stockholder, Blocker Securityholder and Non-Blocker Member is a third-party beneficiary of this sentence and is entitled to the rights and benefits granted thereby and may enforce such rights and benefits as if such Person was a party hereto.
(d)Each of the Parties shall use its reasonable best efforts to (i) cooperate with each other in connection with (A) determining whether any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any Proceeding relating to the Transactions, including any Proceeding initiated by a private party, is required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties to other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and submissions and timely obtaining all such consents, permits, authorizations or approvals; (ii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity; and (iii) keep the other Parties informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the

Antitrust Division of the Department of Justice or any other Governmental Entity and of any communication received or given by a private third party in connection with any Proceeding, in each case regarding any of the Transactions in connection with proceedings under or relating to any antitrust Law. Subject to applicable Laws relating to the exchange of information, each of the Parties shall have the right to review in advance, and to the extent practicable each will consult the other on any, filing made with, or written materials constituting material communications submitted to, any third party and/or any Governmental Entity in connection with any Proceeding with respect to the Transactions in connection with proceedings under or relating to any antitrust Law. Subject to applicable Laws relating to the exchange of information, each Party shall give the other party reasonable advance notice of all material communications with any Governmental Entity and each Party shall, to the extent permitted by the relevant regulator, have the right to attend and participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Transactions. The Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.3 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside antitrust counsel to employees, officers, directors or other Representatives of the recipient unless express permission is obtained in advance from the source of the materials (the applicable Party) or its legal counsel. Notwithstanding anything to the contrary in this Section 7.3, materials provided to another Party or its outside counsel may be redacted to remove references concerning the valuation, pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of the Parties and their respective Subsidiaries.
(e)Notwithstanding Sections 7.3(a) – (d) or any other provision of this Agreement to the contrary, in no event shall nCino or Parent or their Subsidiaries or Affiliates be required to agree to (nor shall the Acquired Companies, without nCino’s prior written consent, propose or commit to any third party that it or nCino or Parent or their Subsidiaries or Affiliates will) (i) divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of its or their respective businesses, assets or Contracts or (ii) take any other action that may be required or requested by any Governmental Entity in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 7.3 that, in the case of clauses (i) and (ii), would have an adverse impact, in any material respect, on (A) the business of nCino and its Subsidiaries, taken as a whole, or (B) the business of the Acquired Companies, taken as a whole (each a “Regulatory Action”).
(f)nCino, Parent and each Party hereto that is required to make a Required HSR Filing shall not, and shall not permit any of their Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions, or (iii) delay the consummation of the Transactions.
(g)Following the Closing, each Party shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to cooperate with each other in connection with preparing and filing the Form FIN 531 — Change of Control filing to be made with the Texas Department of Insurance pursuant to Tex. Ins. Code § 4001.253 with respect to the Transactions.
Section 7.4.Confidentiality; Publicity.

(a)The Parties hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement.
(b)The Parties agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in the form mutually agreed upon by nCino and the Company. Thereafter, nCino and the Company shall not, and shall cause each of its Representatives and Subsidiaries (and each of their Subsidiaries’ Representatives) not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party (not to be unreasonably withheld, conditioned or delayed), unless to the extent required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case such Party shall advise the other Party of any such requirement in advance and the Parties shall use reasonable best efforts to cause a mutually agreeable press release or other public statement to be issued. Notwithstanding anything herein, (i) each of the Parties and their Affiliates may issue press releases or make public announcements concerning this Agreement and the Transactions that are consistent with previous press releases or public announcements made by nCino or the Company in compliance with this Section 7.4, (ii) nCino may make public statements with respect to the anticipated effect of this Agreement and the Transactions on nCino’s business and its financial projections, with investors, analysts and financing sources, including on its periodic earnings calls and in any “road show,” and any public disclosure as required by the SEC, FINRA or other Governmental Entity as nCino may reasonably determine without prior consultation with the Company and (iii) Insight Venture Management, LLC and its Affiliates may provide information about the subject matter of this Agreement and the Transactions in connection with ordinary course fundraising, marketing, informational, transactional or reporting activities.
Section 7.5.Indemnification.
(a)From and after the Effective Times, Parent shall (and shall cause the Company, nCino and their respective Subsidiaries to) indemnify, defend and hold harmless, (i) to the fullest extent permitted under applicable Law (without limitation to clause (ii) below), and shall advance expenses as incurred to the fullest extent permitted under applicable Law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to be indemnified hereunder, and (ii) to the same extent that such persons are entitled to indemnification pursuant to the certificate of incorporation and by-laws or other organizational documents of the Company, nCino or any of their respective Subsidiaries as in effect as of the date hereof or in any Contract of the applicable Party or its respective Subsidiaries with any of their respective present and former directors, managers, officers or employees in effect as of the date of this Agreement, each present and former director, manager, officer or employee of the Company, nCino and their respective Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Times, including the Transactions, in such Indemnitee’s capacity as a director, manager, officer or employee of nCino or the Company or any of their respective Subsidiaries or in such Indemnitee’s capacity as a director, manager, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of nCino or the Company, before the Effective Times (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of nCino or the Company).

(b)Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Times (including in connection with this Agreement or the Transactions or actions contemplated hereby) now existing in favor of the current or former directors, managers, officers or employees of nCino or the Company or any of their respective Subsidiaries as provided in their respective certificates of incorporation, by-laws or other organizational documents or in any Contract of the applicable Party or its respective Subsidiaries with any of their respective current or former directors, managers, officers or employees in effect as of the date of this Agreement shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Times, Parent shall cause nCino and the Company to, and the nCino Surviving Corporation and the SimpleNexus Surviving Company shall, and shall cause their respective Subsidiaries to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable Party’s or their respective Subsidiaries’ certificate of incorporation and by-laws or similar organization documents in effect as of the date of this Agreement or in any Contract of the applicable Party or its respective Subsidiaries with any of their respective current or former directors, managers, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Times were current or former directors, managers, officers or employees of nCino or the Company or their respective Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.
(c)In the event that Parent, the nCino Surviving Corporation, the SimpleNexus Surviving Company or any of their respective Subsidiaries, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall, and shall cause the nCino Surviving Corporation or the SimpleNexus Surviving Company, as applicable, to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 7.5.
(d)Prior to the Company Effective Time, the Company may obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) with a claims period of no more than six (6) years from and after the Company Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance which shall provide the directors (or managers) and officers of the Company and its Subsidiaries with coverage not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ (or managers’) and officers’ liability insurance coverage currently maintained by the Company, and, if such policies have been obtained, Parent shall, and shall cause the SimpleNexus Surviving Company to, maintain such policies in full force and effect after the Company Effective Time. Each of nCino and the Company shall bear 50% of the fees, expenses and premium of the D&O Tail Policy.
(e)The provisions of this Section 7.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the applicable Party’s certificate of incorporation and by-laws or similar organization documents in effect as of the date of this Agreement or in any Contract of the applicable Party or its respective Subsidiaries in effect as of the date of this Agreement. The obligations of the Parties under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 7.5 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 7.5 applies shall be third party beneficiaries of this Section 7.5).
(f)Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to nCino or the Company or any of their respective Subsidiaries for any of their respective directors, managers, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under such policies.
Section 7.6.Stock Exchange Listing. Parent and nCino shall use their reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Mergers and shares of Parent Common Stock to be reserved upon exercise of options to purchase Parent Common Stock (including shares of Parent Common Stock to be issued in connection with the treatment of the nCino Equity Incentive Plans hereunder, as applicable) to be listed on Nasdaq, subject to official notice of issuance, prior to the respective Effective Times.
Section 7.7.Registration Statement.
(a)Promptly, and in any event no later than one (1) Business Day following the Closing Date, Parent will file with the SEC a registration statement (the “Registration Statement”) registering the resale of the Closing Stock Consideration (the “Registrable Securities”) by the holders thereof (the “Selling Shareholders”), and Parent shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof; provided, however, that Parent’s obligations to include a given Selling Shareholder’s Registrable Securities in the Registration Statement are contingent upon such Selling Shareholder furnishing a Selling Shareholder Questionnaire as contemplated by Section 7.7(b). If Parent is eligible to file a Registration Statement on Form S3 pursuant to Rule 462(e) under the Securities Act (an “Automatic Registration Statement”), the Registration Statement shall be an Automatic Registration Statement. If Parent is not eligible to use an Automatic Registration Statement, the Registration Statement shall be on Form S3, or if Form S3 is not available to Parent, another appropriate form. If the Registration Statement is not an Automatic Registration Statement, Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such Registration Statement is filed. Parent will advise the Member Representative promptly after Parent receives any request by the SEC for amendment of the Registration Statement or any SEC comments thereon. Once the Registration Statement is declared effective, Parent shall notify the Member Representative of such declaration, and thereafter, subject to the other applicable provisions of this Agreement, shall use reasonable best efforts to cause the Registration Statement to be continuously effective and usable until the date that is the earlier to occur of (i) the date on which all Registrable Securities included in the Registration Statement have been sold in accordance with the Registration Statement or (ii) such time as each of the Selling Shareholders is eligible to sell the Registrable Securities under Rule 144 without limitation as to volume, manner of sale or other limitations (such period, the “Registration Period”). Parent shall use reasonable best efforts to cause the Registration Statement (including the documents incorporated therein by reference) to comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act.
(b) The Member Representative shall use commercially reasonable efforts to collect from each Blocker Securityholder and Non-Blocker Member and deliver to Parent a completed and executed selling shareholders questionnaire substantially in the form attached hereto as

Exhibit G (each, a “Selling Shareholder Questionnaire”). The Registration Statement (or any prospectus or prospectus supplement forming a part of such Registration Statement), as initially filed, shall include the Registrable Securities of all Selling Shareholders for whom Parent has received completed Selling Shareholder Questionnaires on or before the second (2nd) Business Day following the Closing. Parent further agrees to provide in the Registration Statement (and in any prospectus or prospectus supplement forming a part of such Registration Statement) that all transferees, pledgees, distributees, donees or other successors (collectively, “Transferees”) of a Selling Shareholder shall, by virtue of receiving Registrable Securities in such a transfer, be deemed to be Selling Shareholders under the Registration Statement (or any such prospectus or prospectus supplement) with respect to the Registrable Securities received by such Transferees in such transfers; provided, that such transfers are made in accordance with Section 6.1 of the Investors’ Rights Agreement, the certificate of incorporation and bylaws of Parent, and applicable securities Laws. Parent shall include disclosure in the plan of distribution in the Registration Statement (and any prospectus or prospectus supplement forming a part of such Registration Statement) that Transferees will be covered by the Registration Statement. Parent’s obligations with respect to settling any offering or sale of Registrable Securities shall be as set forth in the Section 2.12(c) of the Investors’ Rights Agreement.
(c)Parent will provide a draft of the Registration Statement to the Member Representative for review at least three (3) Business Days in advance of filing the Registration Statement and shall consider in good faith any reasonable comments made by the Member Representative regarding the Registration Statement and incorporate therein any agreed upon changes. In no event shall any Selling Shareholder be identified as a statutory underwriter in the Registration Statement unless requested by the SEC. Notwithstanding the foregoing, if the SEC prevents Parent from including any or all of the Closing Stock Consideration proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Closing Stock Consideration by the applicable selling shareholder or otherwise, (i) such Registration Statement shall register for resale such amount of the Closing Stock Consideration which is equal to the maximum amount of the Closing Stock Consideration as is permitted by the SEC and (ii) the amount of the Closing Stock Consideration to be registered for each Selling Shareholder named in the Registration Statement shall be reduced pro rata among all such Selling Shareholders; and as promptly as practicable after being permitted to register additional amount of the Closing Stock Consideration under Rule 415 under the Securities Act, Parent shall amend the Registration Statement or file a new Registration Statement to register such amount of the Closing Stock Consideration not included in the initial Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable.
(d)Parent shall notify the Member Representative promptly upon discovery that, or upon the discovery of the happening of any event as a result of which, the Registration Statement or any supplement to any prospectus forming a part of the Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, use reasonable best efforts to supplement or amend such prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made. After the Registration Statement becomes effective, Parent shall notify the Member Representative of any request by the SEC that Parent amend or supplement such Registration Statement or prospectus, and Parent shall use reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement. Parent shall furnish to each Selling Shareholder such numbers of copies of a prospectus, including a preliminary prospectus, and any supplement to any prospectus, as required by the Securities Act and shall take such other actions (including causing the removal of any restricted legends with respect to any shares that have been sold), as the Selling Shareholders may reasonably request in order to facilitate their disposition of their Registrable Securities, subject to each Selling Shareholder providing any information reasonably requested by Parent to facilitate such action.
(e)Parent shall indemnify and hold harmless each Selling Shareholder (and the partners, members, officers, directors, and stockholders of each such Selling Shareholder; legal counsel and accountants for each such Selling Shareholder; any underwriter (as defined in the Securities Act) for each such Selling Shareholder; and each Person, if any, who controls such Selling Shareholder or underwriter within the meaning of the Securities Act or the Exchange Act) in a manner that is consistent with the indemnification rights provided to selling Holders of Registrable Securities included in a registration statement as set forth in Section 2.8(a) – (d) of the Investors’ Rights Agreement, as if such Registrable Securities were Registrable Securities thereunder and such Selling Shareholders were Holders thereunder and signatories thereto.
(f)All of the expenses incurred in connection with any registration of Registrable Securities pursuant to this Agreement, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Parent’s outside counsel and independent accountants of Parent shall be paid by Parent. Parent shall not be responsible for any selling expenses of any Selling Shareholder (including any broker’s fees or commissions) or fees or expenses of outside counsel or independent accountants of Selling Shareholder or, to the extent incurred prior to the Closing, the Company or any Blocker in connection with the Registration Statement.
(g)Parent shall use reasonable best efforts to register or qualify or cooperate with the Selling Shareholders in connection with the registration or qualification (or exemption from such registration or qualification) of the Registrable Securities for offer and sale under the applicable state securities or “blue sky” laws of those jurisdictions within the United States as any Selling Shareholder reasonably requests in writing to keep each such registration or qualification (or exemption therefrom) effective until the end of the Registration Period; provided, that Parent will not be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this paragraph be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction.
(h)Other than transfers pursuant to the Registration Statement, all Closing Stock Consideration will be subject to the restrictions set forth in Section 2.12 of the Investors’ Rights Agreement as if such Registrable Securities were Registrable Securities thereunder and such Selling Shareholders were Holders thereunder and signatories thereto.
Section 7.8.Employee Benefit Plans.
(a)During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date (the “Continuation Period”), nCino and Parent shall provide, or shall cause the Surviving Entities to provide, employees who continue to be employed by the Company as of the Closing Date and who remain so employed immediately following the Closing Date (collectively, “Continuing Employees”) with (i) the same salary or hourly wage rate and annual incentive compensation opportunities (excluding any equity or equity-based compensation) as provided to such Continuing Employees immediately prior to the Closing Date and (ii) employee benefits that are substantially similar in the aggregate to the employee benefits provided to similarly-situated employees of the nCino Surviving Corporation during such period.

(b)nCino and Parent further agree that, from and after the Closing Date, nCino and Parent shall use commercially reasonable efforts to, and to cause the Surviving Entities to, grant all Continuing Employees credit for any service with the Company earned prior to the Closing Date for eligibility, vesting and benefit accrual purposes (excluding benefit accruals under any defined benefit plan or retiree welfare benefit plan, as well as vesting for purposes of any equity or equity-based plan or arrangement, but including, without limitation, for purposes of any other welfare plan, retirement plan, vacation, paid time off, personal leave or sick leave program, or severance program) under any benefit or compensation plan, program, agreement or arrangement sponsored, maintained or contributed to by Parent or the Surviving Entities in which the Continuing Employees commence participation on or after the Closing Date (collectively, the “New Plans”), to the extent such Continuing Employees participated in an analogous Company Benefit Plan immediately prior to the Closing and except where such service credit was not recognized under an analogous Company Benefit Plan immediately prior to the Closing and as would result in duplication of benefits. In addition, nCino and Parent shall use commercially reasonable efforts to, or to cause the Surviving Entities to, (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any analogous Company Benefit Plan as of the date on which commencement of participation in such New Plan begins, and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid under any Company Benefit Plan during the calendar year in which commencement of participation in an analogous New Plan begins and prior to such commencement of participation by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions under such New Plan in the year of initial participation.
(c)No later than one (1) Business Day prior to the Company Effective Time, the Company shall provide Parent and nCino with resolutions evidencing, effective as of at least one (1) day prior to such date, the termination of the SimpleNexus 401(k) Plan and any other Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “Company 401(k) Plans”); provided, nCino will cause that certain nCino, Inc. 401(k) Plan (the “nCino 401(k) Plan”) to accept rollovers (including rollovers of loans) from and after the Effective Times from the Company 401(k) Plans with respect to employees of the Company and its Subsidiaries as of the Company Effective Time who remain employed with the SimpleNexus Surviving Company or one of its Affiliates following such time and subject to the satisfaction of eligibility provisions (taking into account service credit recognized pursuant to Section 7.8(b)) and other applicable requirements, including as to the tax-qualified status of the Company 401(k) Plan and of the nCino 401(k) Plan. Effective not later than the Closing Date, nCino shall have in effect one or more defined contribution plans that include a Code Section 401(k) arrangement and a related trust exempt from Tax under Section 501(a) of the Code in which each Continuing Employee participating in the Company 401(k) Plans immediately prior to the Closing Date shall be eligible to participate as of the Closing Date and in which each Continuing Employee who would have become eligible to participate in the applicable Company 401(k) Plans on or after the Closing Date shall become eligible to participate no later than such time as he or she would have become eligible to participate in the such Company 401(k) Plans, subject, in each case, to the terms and conditions of any such plan(s).
(d)In connection with the Closing, nCino will grant equity incentive awards to the key employees, and in the form and amounts, set forth on Section 7.8(d) of the Company Disclosure Schedule.
(e)With respect to Continuing Employees who are eligible for unlimited paid time off pursuant to the Company’s applicable paid time off policy as of immediately prior to the

Closing (such policy, the “Company PTO Plan,” and such Continuing Employees, the “Unlimited PTO Employees”), during the Continuation Period, nCino and Parent shall provide, or shall cause the Surviving Entities to provide, each Unlimited PTO Employee with unlimited paid time off in accordance with the terms of the Company PTO Plan. Immediately following the Closing Date, each Unlimited PTO Employee will begin accruing paid vacation, paid time off, and/or personal and sick leave days in accordance with the terms of the applicable New Plan setting forth Parent’s and/or the Surviving Entities’ vacation, paid time off, and/or personal and sick leave policies, taking into account service credit recognized pursuant to Section 7.8(b) (“Parent PTO Plan”), and such Unlimited PTO Employee will be required to use any available vacation, paid time off, and/or personal and sick leave days accrued following the Closing in accordance with the terms of the applicable Parent PTO Plan before such Unlimited PTO Employee may use any unlimited paid time off pursuant to the Company PTO Plan. For the avoidance of doubt, from and after the end of the Continuation Period, the Unlimited PTO Employees will not be eligible to use any unlimited paid time off pursuant to the Company PTO Plan.
(f)No provision of this Section 7.8 shall be construed as a limitation on the right of Parent, or to cause nCino, the Company and their respective Affiliates to, amend or terminate any specific Company Benefit Plan or any benefit plan, program, agreement or arrangement maintained, sponsored or contributed or required to be contributed to by nCino or any of its successors or Affiliates (“nCino Benefit Plan”) that the Company or nCino would otherwise have under the terms of such Company Benefit Plan or nCino Benefit Plan, or shall any provision of this Section 7.8 be construed to require the continuation of the employment or services of any Person. The provisions of this Section 7.8 are solely for the benefit of the Parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other Person shall be a third-party beneficiary of this Section 7.8 of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or nCino Benefit Plan or other compensation or benefit plan or arrangement for any purpose.
Section 7.9.Tax-Free Qualification.
(a)Each of nCino, Parent and the Merger Subs shall use its respective reasonable best efforts to, and cause each of their respective Subsidiaries to, (i) cause the Mergers (and, if applicable, the Upstream Mergers), taken together, to be treated as an “exchange” described in Section 351(a) of the Code, (ii) cause the nCino Merger (and, if applicable, each of the Upstream Mergers) to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) to obtain the opinion of counsel referred to in Section 9.2(f). Each of nCino, Parent and the Merger Subs shall use its respective reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its respective Subsidiaries to, take any action (including any action otherwise permitted by this Section 7.9) that would prevent or impede (A) the Mergers (and, if applicable, the Upstream Mergers), taken together from being treated as an “exchange” described in Section 351(a) of the Code and (B) the nCino Merger (and, if applicable, each of the Upstream Mergers) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby: (i) adopt this Agreement insofar as it relates to the nCino Merger (and, if applicable, each of the Upstream Mergers) as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, and (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations.
(b)The Company shall use its respective reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Mergers (and, if applicable, the Upstream Mergers), taken together, to be treated as an “exchange” described in Section 351(a) of the Code and (ii) to obtain the opinion of counsel referred to in Section 9.3(e). The Company shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its respective

Subsidiaries to, take any action (including any action otherwise permitted by this Section 7.9) that would prevent or impede the Mergers (and, if applicable, the Upstream Mergers), taken together, from qualifying as an “exchange” described in Section 351(a) of the Code.
(c)Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the Parties shall report the Mergers (and, if applicable, the Upstream Mergers) for U.S. federal income tax purposes collectively as an “exchange” within the meaning of Section 351(a) of the Code. Parent will (and following the Closing will cause the nCino Surviving Corporation and the SimpleNexus Surviving Company, as applicable, to) file all required information with its Tax Returns and maintain all records required for Tax purposes.
Section 7.10.Tax Representation Letters. The Company shall use its reasonable best efforts to deliver to Willkie Farr & Gallagher LLP (“Willkie”) and Sidley Austin LLP (“Sidley”) a “Tax Representation Letter,” in form and substance reasonably satisfactory to such advisors, dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, and nCino shall use its reasonable best efforts to deliver to Willkie and Sidley a “Tax Representation Letter,” in form and substance reasonably satisfactory to such advisors, dated as of the Closing Date and signed by an officer of nCino, containing representations of nCino, in each case as shall be reasonably necessary or appropriate to enable Willkie to render the opinion described in Section 9.3(e) of this Agreement and Sidley to render the opinion described in Section 9.2(f) of this Agreement.
Section 7.11.Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Mergers shall be paid 50% by the Company and 50% by nCino if and when due. Parent, nCino and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any such Taxes and fees that are required or permitted to be filed on or before the Effective Times.
Section 7.12.Tax Withholding Certificates.
(a)At or prior to the Closing, each Blocker shall provide nCino with a certificate, duly executed and acknowledged by such Blocker, in the form and substance required by the Treasury Regulations promulgated under Section 897 and Section 1445 of the Code, certifying that such Blocker is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; provided that nCino’s sole remedy for failure to provide the deliverables specified in this Section 7.12(a) shall be to withhold such amounts as are required by applicable Tax Law.
(b)At or prior to the Closing, the Company shall provide nCino with respect to each holder of Company Units (other than the Blockers) either (i) a valid IRS Form W-9 from such holder in accordance with Treasury Regulations Section 1.1446(f)-2(b)(2) or (ii) a duly executed certification from the Company or such holder (including any additional required forms, certifications or documents), in accordance with Treasury Regulation Section 1.1446(f)-2(c) and in form and substance reasonably satisfactory to nCino, that will enable nCino to determine the correct amount to withhold from all payments to such holder under this Agreement.
Section 7.13.Certain Tax Matters.
(a)Preparation of Tax Returns.

(i)Parent shall prepare, or cause to be prepared, at the cost and expense of the Company, all income Tax Returns with respect to Pass-Through Income Taxes of each Acquired Company for any taxable period ending on or before the Closing Date and any Straddle Period, in each case, that are due after the Closing Date (taking into account applicable extensions).  Each such Tax Return shall be prepared in a manner consistent with past practice except to the extent not “more likely than not” to be upheld under applicable Law.  Each such Tax Return shall be submitted to the Member Representative for review no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions).  Parent shall incorporate, or cause to be incorporated, all reasonable comments received from the Member Representative no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and Parent will cause such Tax Returns to be timely filed and will provide a copy of such filed Tax Returns to the Member Representative.
(ii)Notwithstanding the foregoing, each Tax Return described in this Section 7.13(a) for a taxable period that includes the Closing Date for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method.
(b)Push-Out Election. Parent shall be permitted to elect or cause the Company to elect application of Section 6226(a) of the Code or any successor provision or the applicable corresponding provisions of state, local or foreign law with respect to any taxable period ending on or before the Closing Date and any Straddle Period.
(c)Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 7.13(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Acquired Company.  Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 7.14.R&W Insurance Policy. Neither nCino nor any of its Affiliates shall amend or waive any provision of the R&W Insurance Policy in a manner that would be adverse to any Blocker Securityholder or Non-Blocker Member without the Member Representative’s prior written consent or cause the termination of the R&W Insurance Policy without the Member Representative’s prior written consent.
Section 7.15.Access to Books and Records. From and after the Closing until the six (6) year anniversary of the Closing Date, Parent shall, and shall cause the Acquired Companies and the Blockers to, provide the Member Representative and its Representatives with access, including electronic access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Acquired Companies and the Blockers with respect to periods or occurrences prior to or on the Closing Date that allows them to comply with any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance or financial statement preparation. Unless otherwise consented to in writing by the Member Representative, Parent shall not, and shall not permit any Acquired Company or Blocker to, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Acquired Company or Blocker for any period prior to the Closing Date without first giving reasonable prior notice to the Member Representative and offering to surrender to the Member Representative copies of such books and records or any portion thereof that Parent, any Acquired Company or any Blocker may intend to destroy, alter or dispose of.
Section 7.16.Notices of Certain Events.

(a)During the nCino Interim Period, nCino, Parent and the Merger Subs shall, and shall cause their respective Subsidiaries to, promptly notify the Company, if nCino, Parent, the Merger Subs or their respective Subsidiaries become aware, of:
(i)any material written notice or other material written communication from any Governmental Entity delivered in connection with the Transactions; or
(ii)any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article IX impossible or reasonably unlikely.
(b)No such notice given pursuant to this Section 7.16 shall be deemed to supplement or amend the nCino Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by nCino, Parent or the Merger Subs in this Agreement or (ii) determining whether any condition set forth in Article IX has been satisfied. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by the Company pursuant to this Section 7.16.
(d)Prior to the nCino Effective Time, nCino will provide the Company with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. nCino will (i) give the Company the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation and will consider in good faith the Company’s advice with respect to such Transaction Litigation.
ARTICLE VIII.

OTHER COVENANTS OF THE COMPANY AND THE BLOCKERS
Section 8.1.Access to Information.
(a)Subject to the Confidentiality Agreement, during the Interim Period, the Company shall and shall cause each of its Subsidiaries to (i) give nCino and its Representatives reasonable access during normal business hours, and upon reasonable notice, to the facilities, properties, senior personnel, Contracts, operating and financial reports, work papers, books and records of the Acquired Companies and (ii) furnish to nCino and its Representatives such financial and operating data and other information, in each case, that is currently in existence or prepared by the Acquired Companies in the ordinary course of business consistent with past practice and relating to the Acquired Companies as such Persons may reasonably request for purposes of consummating the Transactions; provided, that no information or knowledge obtained by nCino or its Representatives in any investigation conducted pursuant to the access contemplated by this Section 8.1 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to nCino, Parent and the Merger Subs hereunder. During the Interim Period, each Blocker, consistent with applicable Law, shall provide nCino and its Representatives, upon reasonable notice, with such information and materials relating to such Blocker as is reasonably requested by nCino or its Representatives for purposes of consummating the Transactions. Notwithstanding anything to the contrary in this Section 8.1, any investigation pursuant to this Section 8.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business or operations of the Acquired Companies and the Blockers.
(b)Notwithstanding anything to the contrary set forth in this Section 8.1, the Acquired Companies and the Blockers may restrict or otherwise prohibit access to such documents or information to the extent that (i) any applicable Law requires the Acquired Companies or the Blockers to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of causing a waiver of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information or (iii) access to such documents or information would cause such Acquired Company or Blocker to be in breach of, or give a third party the right to terminate or accelerate the rights under, any Contract. Without limiting the foregoing, in the event that any Acquired Company or Blocker does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to nCino that it is withholding such access or information and shall use reasonable efforts to communicate the applicable information in a reasonable way that would not violate the applicable Law or Contract, or risk waiver of such privilege, including by using commercially reasonable efforts to obtain the required consent of any third party necessary to provide such disclosure or developing a reasonable alternative to providing such information so as to address such matters.
Section 8.2.Notices of Certain Events. During the Interim Period, the Company and the Blockers shall, and shall cause their respective Subsidiaries to, promptly notify nCino, if the Company, the Blockers or their respective Subsidiaries become aware, of:
(a)any material written notice or other material written communication from any Governmental Entity (i) delivered in connection with the Transactions or (ii) indicating that a Permit has been revoked or is about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Company Material Adverse Effect; or
(b)any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Article IX impossible or reasonably unlikely by the Outside Date.
No such notice given pursuant to this Section 8.2 shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Article IX has been satisfied. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by nCino pursuant to this Section 8.2.
Section 8.3.Consideration Spreadsheet; Payoff Letters and Invoices.
(a)The Company shall prepare and deliver to nCino and Parent in accordance with this Section 8.3 a spreadsheet (the “Consideration Spreadsheet”), which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information:
(i)the Blocker Securities, the Company Units and the Cash Plan Awards, in each case that are issued and outstanding as of immediately prior to the applicable Effective Time;
(ii)a list of all Blocker Securityholders as of immediately prior to the applicable Blocker Effective Time and a list of all Non-Blocker Members and holders of Cash Plan Awards as of immediately prior to the Company Effective Time;
(iii)(A) with respect to each Blocker Securityholder, the number and classes of Blocker Securities held by such Blocker Securityholder as of immediately prior to the applicable Blocker Effective Time, (B) with respect to each Non-Blocker Member, the number and classes of Company Units held by such Non-Blocker Member as of immediately prior to the Company Effective Time and (C) with respect to each holder of a Cash Plan Award, the number of Unvested Cash Plan Awards and Vested Cash Plan Awards held by such holder as of immediately prior to the Company Effective Time; and
(iv)based on the total number of Blocker Securities, Company Units (other than the Company Units held by the Blockers), Unvested Cash Plan Awards and Vested Cash Plan Awards, in each case outstanding immediately prior to the applicable Effective Times and in accordance with the Blocker Organizational Documents, the Company Organizational Documents, the applicable provisions of the DGCL and the URULLCA and the terms and conditions of this Agreement: (A)  each Blocker Securityholder’s and Non-Blocker Member’s Pro Rata Portion of each of the Closing Cash Consideration, the Closing Stock Consideration, the Escrow Fund and the Member Expense Fund, and (B) each Cash Plan Award holder’s Pro Rata Portion of each of the Closing Cash Consideration, the Escrow Fund and the Member Expense Fund; and
(v)the payees, payment instruction information and corresponding amounts of any Indebtedness of the Acquired Companies and any Company Transaction Expenses to be repaid at the Closing.
(b) At least four (4) Business Days prior to the Closing, the Company shall deliver to Parent a draft Consideration Spreadsheet, the final version of which shall be signed by an authorized officer of the Company, setting forth in reasonable detail the Company’s good-faith estimates of the information required to be set forth therein, which shall be prepared in accordance with the applicable provisions of the Blocker Organizational Documents, the Company Organizational Documents and this Agreement. The Parties and the Company Securityholders acknowledge and agree that Parent and each of its Affiliates shall be entitled to rely on the Consideration Spreadsheet in connection with distributing amounts payable on the Closing Date pursuant to Section 3.2, neither Parent nor any of its Affiliates shall have any Liability or obligation to any Person, including to the Company Securityholders, in respect thereof except as expressly contemplated by this Agreement (including the payment obligations hereunder), and none of the Member Representative or the Company Securityholders shall make any claim in respect of the allocation of Closing Cash Consideration, Closing Stock Consideration or Cash Plan Award Consideration delivered to or for the benefit of any such Person on the Closing Date to the extent that such distribution is made in a manner consistent with the Consideration Spreadsheet.
(c)The Company shall (i) obtain and deliver to Parent, no later than three (3) Business Days prior to the Closing Date, accurate and complete copies of, with respect to any Indebtedness for borrowed money listed on Section 8.3(c) of the Company Disclosure Schedule, a customary payoff letter in a form reasonably acceptable to Parent, evidencing full repayment and satisfaction of all such Indebtedness (each, a “Payoff Letter”), together with any customary collateral releases, collateral access agreement terminations, mortgage releases, Intellectual Property releases and/or other similar releases in connection therewith, and the Company shall make arrangements for the holders of such Indebtedness to return possessory collateral, if any, subject to receipt of the applicable payoff amount, as soon as practicable after the Closing, and (ii) use commercially reasonable efforts to procure, as of three (3) Business Day prior to the Closing Date, an invoice from each advisor or other service provider to the Acquired Companies, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date. Any such Payoff Letter or invoices, as applicable, shall (x) set forth the amounts required to repay in full such Indebtedness or Company Transaction Expense, as applicable, (y) set forth the account(s) and/or wire transfer information to which such amount(s) shall be paid and (z) acknowledge that, subject to the repayment (or other satisfactory arrangements with respect to outstanding letters of credit) of the aggregate principal amount outstanding under the relevant credit facility, together with all interest accrued thereon, all obligations in respect thereof shall be terminated or released and any Liens or guarantees with respect to such obligation have been or concurrently will be released. At the Closing, nCino shall make or cause to be made the payments set forth in the Consideration Spreadsheet to (A) repay, or cause to be repaid, on behalf of the Acquired Companies, all amounts necessary to discharge fully the then outstanding balance of all such Indebtedness, by wire transfer of immediately available funds to the account(s) designated in the applicable Payoff Letter and the Consideration Spreadsheet, and (B) pay, or cause to be paid, on behalf of the Acquired Companies, all such Company Transaction Expenses, by wire transfer of immediately available funds to the account(s) designated in the Consideration Spreadsheet and the corresponding invoices.
Section 8.4.Required Financial Statements. During the Interim Period, the Company shall use commercially reasonable efforts to deliver to nCino copies of all audited or unaudited financial summaries, reports or forecasts delivered to the Company Board for each other month (beginning with October) ended more than five (5) Business Days before the Closing Date, in the same form and in the same manner as provided to the Company Board (collectively, the “Required Financial Statements”) within five (5) Business Days of the delivery of such Required Financial Statements to the Company Board.
Section 8.5.Transaction Litigation. During the Interim Period, the Company will provide nCino with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep nCino reasonably informed with respect to the status thereof. The Company will (a) give nCino the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with nCino with respect to the defense, settlement and prosecution of any Transaction Litigation and will consider in good faith nCino’s advice with respect to such Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless nCino has consented thereto in writing (which such consent shall not be unreasonably withheld, conditioned or delayed).
Section 8.6.Related Person Transactions. At or prior to the Closing, the Company shall cancel and terminate, or cause to be canceled or terminated, without any further obligation binding on, or Liability of, the Acquired Companies, all Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand (other than any (a) Company Benefit Plans, indemnification agreements, service agreements, employment agreements, employment-related restrictive covenant agreements, employment-related intellectual property assignment agreements, this Agreement and the other agreements contemplated hereby and (b) any Contracts set forth on Section 8.6(a) of the Company Disclosure Schedule). For the avoidance of doubt, as of the Company Effective Time, the Contracts set forth Section 8.6(b) of the Company Disclosure Schedule shall terminate or expire automatically without any action required on the part of the Acquired Companies thereunder or under this Section 8.6.
Section 8.7.Data Room Information. Within five (5) Business Days of the date of this Agreement, the Company shall deliver to nCino an electronic copy, whether by thumb drive or other electronic means, of all documents and information contained in the VDR as of 10:00 a.m. Eastern Time, on the date prior to the date of this Agreement.
Section 8.8.No Negotiation. During the Interim Period, neither the Company nor any Blocker shall, and neither the Company nor any Blocker shall authorize or permit, any of the Acquired Companies or any Representative of any of the Acquired Companies or such Blocker to: (a) solicit, seek, initiate, support, assist, participate in, encourage, entertain or facilitate the making of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Transaction, (b) disclose to any Person any nonpublic information relating to any of the Acquired Companies or afford any Person access to its properties, books or records, in connection with an Alternative Transaction, (c) assist or cooperate with any Person to make any Alternative Transaction, (d) enter into, participate in, maintain or continue any discussions or negotiations regarding any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Transaction, or (e) agree to, accept, recommend or endorse (or propose or announce any intention or desire to agree to, accept, recommend or endorse) any Alternative Transaction. In furtherance and not in limitation of the foregoing, the Company and the Blockers, as applicable, shall promptly following the date hereof, formally request the immediate return or destruction by any party in possession of confidential information regarding the Acquired Companies that was obtained in connection with any evaluation or consideration of an Alternative Transaction by any third party of such information, and shall immediately close and terminate access by any third party to a potential Alternative Transaction to any electronic data room or similar information sharing platform. During the Interim Period, the Company and each Blocker shall promptly provide nCino with: (i) a written bona fide proposal or offer relating to a possible Alternative Transaction that is received by, in the case of the Company, any Acquired Company or by any of the Acquired Companies’ Representatives and, in the case of any Blocker, such Blocker or its Representatives, from any Person (other than nCino), including in such description the identity of the Person from which such proposal or offer was received; and (ii) a summary of the material terms of such proposal or offer.
ARTICLE IX.

CONDITIONS TO THE MERGERS
Section 9.1.Conditions to Obligations of Each Party. The obligations of nCino, Parent, the Merger Subs, the Company and the Blockers to consummate the Mergers are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived in writing, in whole or in part, to the extent permitted by Law, by nCino or Parent, as the case may be, on behalf of itself and its Subsidiaries, and by the Company, on behalf of itself and the Blockers):
(a)Nasdaq Listing. The shares of Parent Common Stock issuable to the Company’s and nCino’s equityholders pursuant to this Agreement (including the Closing Stock Consideration) shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
(b)No Order. No Order (disregarding for these purposes any foreign antitrust or competition Law-related Orders) shall have been promulgated, entered, enforced, enacted or issued or shall be applicable to the Mergers or other Transactions by any Governmental Entity with jurisdiction over the Parties which prohibits, restrains or makes illegal the consummation of the Mergers or other Transactions and shall continue in effect and no Proceeding shall be pending that was commenced by any Governmental Entity seeking such an Order that would prohibit, restrain or make illegal the consummation of the Mergers or the other Transactions under U.S. antitrust Laws.
(c)HSR Act. The waiting period (and any extensions thereof) under the HSR Act with respect to all filings of a Notification and Report Form pursuant to the HSR Act required to be made with respect to the Transactions (including, without limitation, the Required HSR Filings) shall have expired or been terminated.
Section 9.2.Conditions to Obligations of nCino, Parent and the Merger Subs to Effect the Mergers. The obligations of nCino, Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction on or prior to the Closing Date of the following conditions

(which may be waived in writing, in whole or in part, by nCino or Parent, as the case may be, on behalf of itself and such other entities):
(a)Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality, Company Material Adverse Effect, or similar qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof would not have a Company Material Adverse Effect; provided, that the representations and warranties of the Company set forth in Section 4.1 (Existence and Power), Section 4.2 (Authorization) and Section 4.5(a)-(c) (Capitalization) and Section 4.25 (Finders’ Fees) shall be true and correct in all material respects (without giving effect to any materiality, Company Material Adverse Effect, or similar qualifier therein) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). nCino, Parent and the Merger Subs shall have received a certificate validly executed and signed on behalf of the Company by its chief financial officer certifying that this condition has been satisfied.
(b)Covenants. The Company shall have performed or complied in all material respects with all of the obligations, agreements and covenants required by this Agreement to be performed or complied with by it, and nCino, Parent and the Merger Subs shall have received a certificate validly executed and signed on behalf of the Company by its chief financial officer certifying that this condition has been satisfied.
(c)No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect, and nCino, Parent and the Merger Subs shall have received a certificate validly executed and signed on behalf of the Company by its chief financial officer certifying that this condition has been satisfied.
(d)Company Requisite Approval. The Company Requisite Approval shall not have been amended, rescinded or modified and shall be in full force and effect, in conformity with the Company Organizational Documents.
(e)Executed Agreements. nCino and Parent shall have received the following agreements and documents, each of which shall be in full force and effect:
(i)the Escrow Agreement, executed by the Member Representative;
(ii)the Exchange Agent Agreement, executed by the Member Representative; and
(iii)the Restrictive Covenant Agreements.
(f)Tax Opinion. nCino shall have received from Sidley, counsel to nCino, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, (i) the Mergers (and, if applicable, the Upstream Mergers), taken together, will be treated as an “exchange” described in Section 351(a) of the Code or (ii) the nCino Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to nCino shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 7.10 of this Agreement. If Sidley is unable or unwilling to provide such opinion, the

Company and nCino will use reasonable best efforts to jointly appoint another independent tax advisor of national reputation to deliver such opinion.
Section 9.3.Conditions to Obligations of the Company and the Blockers to Effect the Company Merger and the Blocker Mergers. The obligation of the Company to consummate the Company Merger and of the Blockers to consummate the Blocker Mergers is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in writing, in whole or in part, by the Company, on behalf of itself and the Blockers):
(a)Representations and Warranties. The representations and warranties of nCino, Parent and the Merger Subs set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality, nCino Material Adverse Effect, or similar qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof would not have a nCino Material Adverse Effect; provided, that the representations and warranties of nCino set forth in Section 6.1 (Existence and Power), Section 6.2 (Authorization) and Section 6.5 (Capitalization) and Section 6.18 (Finders’ Fees) shall be true and correct in all material respects (without giving effect to any materiality, nCino Material Adverse Effect, or similar qualifier therein) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). The Company and the Blockers shall have received a certificate validly executed and signed on behalf of nCino, Parent and the Merger Subs by its chief financial officer certifying that this condition has been satisfied.
(b)Covenants. nCino, Parent and the Merger Subs shall have performed or complied in all material respects with all of the obligations, agreements and covenants required by this Agreement to be performed or complied with by each of them, and the Company and the Blockers shall have received a certificate validly executed and signed on behalf of nCino, Parent and the Merger Subs by its chief financial officer certifying that this condition has been satisfied.
(c)No nCino Material Adverse Effect. Since the date of this Agreement, there shall not have been any nCino Material Adverse Effect, and the Company shall have received a certificate validly executed and signed on behalf of nCino, Parent and the Merger Subs by its chief financial officer certifying that this condition has been satisfied.
(d)Executed Agreements. The Company and the Blockers shall have received the following agreements and documents, each of which shall be in full force and effect:
(i)the Escrow Agreement, executed by Parent and the Escrow Agent; and
(ii)the Exchange Agent Agreement, executed by Parent and the Exchange Agent.
(e)Tax Opinion. The Company shall have received from Willkie, counsel to the Company, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Mergers (and, if applicable, the Upstream Mergers), taken together, will be treated as an “exchange” described Section 351(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 7.10 of this Agreement. If Willkie is unable or unwilling to provide such opinion, the

Company and nCino will use reasonable best efforts to jointly appoint another independent tax advisor of national reputation to deliver such opinion.
ARTICLE X.

TERMINATION
Section 10.1.Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Mergers contemplated herein may be abandoned at any time prior to the Company Effective Time:
(a)By the mutual written consent of nCino and the Company.
(b)By either of the Company or nCino:
(i)if any Governmental Entity in the United States shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order shall have become final and non-appealable; provided, that the Principal Party seeking to terminate this Agreement pursuant to this Section 10.1(b)(i) shall have used its reasonable best efforts to contest, appeal and remove such Order in accordance with Section 7.3 and shall have materially complied with its other obligations under this Agreement; or
(ii)if the Transactions shall not have been consummated by March 16, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to the Company or nCino if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation proximately caused or resulted in (1) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article IX prior to the Outside Date or (2) the failure of the Closing to occur by the Outside Date.
(c)By the Company if nCino, Parent or any Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 9.3(a) or 9.3(b) (assuming that the date of such determination is the Closing Date) and (ii) is not cured or is incapable of being cured within twenty (20) Business Days following delivery by the Company to nCino of written notice of such breach of failure to perform; provided, however, the Company shall not have a right to terminate this Agreement pursuant to this Section 10.1(c) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 9.1 or Section 9.2.
(d)By nCino if:
(i)the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 9.2(a) or 9.2(b) (assuming that the date of such determination is the Closing Date) and (ii) is not cured or is incapable of being cured within twenty (20) Business Days following delivery by nCino to the Company of written notice of such breach of failure to perform; provided, however, that nCino shall not have a right to terminate this Agreement pursuant to this Section 10.1(d) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 9.1 or Section 9.3; or
(ii)any Blocker shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 9.2(a) or 9.2(b) (assuming that the date of such determination is the Closing Date) and (ii) is not cured or is incapable of being cured within twenty (20) Business Days following delivery by nCino to such Blocker of written notice of such breach of failure to perform; provided, however, that nCino shall not have a right to terminate this Agreement pursuant to this Section 10.1(d) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 9.1 or Section 9.3.
Section 10.2.Effect of Termination. In the event of the termination of this Agreement by either nCino or the Company as provided in Section 10.1, written notice thereof shall forthwith be given by the terminating Party to the other Principal Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of nCino, Parent, the Merger Subs, the Company or the Blockers (or any Representative of such party), other than this Section 10.2 and Article XI, which provisions shall survive such termination; provided, however, that nothing in this Section 10.2 shall relieve any Party from liability for such Party’s Fraud, Willful Breach of a representation or warranty or Willful Breach of any covenant or other agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.
Section 10.3.Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 10.1, or an amendment or waiver of this Agreement pursuant to Sections 11.2 or 11.3 shall, in order to be effective, require, in the case of the Company, nCino, Parent and the Merger Subs, action by their respective boards of directors or a duly authorized committee thereof, followed by written notice to the non-terminating Principal Party of the particular Section of this Agreement pursuant to which this Agreement is terminated.
ARTICLE XI.

MISCELLANEOUS
Section 11.1.Member Representative
(a)By virtue of the adoption of this Agreement and the approval of the Mergers and the other Transactions by the Company Members pursuant to the Company Requisite Approval and by the Blocker Securityholders pursuant to the Blocker Requisite Approvals, each of the Company Securityholders irrevocably constituted and appointed Insight Venture Partners, LLC, from and after the date hereof (and by its execution of this Agreement as Member Representative, Insight Venture Partners, LLC hereby accepts its appointment), as the true, exclusive and lawful agent and attorney-in-fact (solely in such capacity, the “Member Representative”) of the Company Securityholders receiving consideration hereunder to act in the name, place and stead of the Company Securityholders in connection with the Transactions, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Company Securityholders in any Proceeding involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Member

Representative shall deem necessary or appropriate in connection with the Transactions, including the power:
(i)to execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Member Representative deems necessary or appropriate in connection with the consummation of the Transactions;
(ii)to execute and deliver all amendments and waivers to this Agreement that the Member Representative deems necessary or appropriate, whether prior to, at or after the Closing;
(iii)to receive funds for the payment of expenses of the Company Securityholders and apply such funds in payment for such expenses;
(iv)to do or refrain from doing any further act or deed on behalf of the Company Securityholders that the Member Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Company Securityholders could do if personally present;
(v)to receive service of process in connection with any claims under this Agreement, and to receive and forward notices and other communications pursuant to this Agreement; and
(vi)to (A) dispute or refrain from disputing, on behalf of each Company Securityholder relative to any amounts to be received by such Person under this Agreement, any claim made by nCino, Parent or the Merger Subs under this Agreement, (B) negotiate and compromise, on behalf of each such Company Securityholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) execute, on behalf of each such Company Securityholder, any settlement agreement, release or other document with respect to such dispute or remedy; and
(vii)engage attorneys, accountants, agents or consultants on behalf of the Company Securityholders in connection with this Agreement and paying any fees related thereto.
(b)The Member Representative may be removed or replaced only upon delivery of written notice to the SimpleNexus Surviving Company by the Company Securityholders beneficially owning at least a majority of outstanding Company Units (on an as-converted to Company Common Unit basis) as of immediately prior to the Company Effective Time. Parent, the nCino Surviving Corporation, the SimpleNexus Surviving Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Member Representative in all matters referred to herein. All acts of the Member Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Company Securityholders and not of the Member Representative individually. The Member Representative shall act for the Company Securityholders on all of the matters set forth in this Agreement in the manner the Member Representative believes to be in the best interest of the Company Securityholders and consistent with the obligations under this Agreement, but the Member Representative shall not be responsible to the Company Securityholders (or the Cash Plan Award Holders) for any damages the Company Securityholders (or the Cash Plan Award Holders) may suffer by the performance of its duties under this Agreement, other than damages arising from willful violation of the Law or gross negligence in the performance of the duties of the Member Representative under this Agreement as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Member Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as the Member Representative to nCino, Parent, the Merger Subs, the Company, the Blockers, the Company Securityholders or the Cash Plan Award Holders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Member Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Company Securityholder or any Cash Plan Award Holder. The Company Securityholders will indemnify, defend and hold harmless the Member Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable, documented out-of-pocket fees and expenses of counsel and experts and their staffs and relating to document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Member Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Member Representative, the Member Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Member Representative by the Company Securityholders, any such Representative Losses may be recovered by the Member Representative from the funds in the Member Expense Fund at such time as remaining amounts would otherwise be distributable to the Company Securityholders; provided, that while this section allows the Member Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Member Representative from seeking any remedies available to it at law or otherwise. In no event will the Member Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. The foregoing indemnities will survive the Closing or the resignation or removal of the Member Representative or the termination of this Agreement.
(c)The Member Representative shall use the Member Expense Fund to pay any expenses incurred by the Member Representative in fulfilling its obligations hereunder and shall distribute (i) to the Exchange Agent for further distribution to the Non-Blocker Members and Blocker Securityholders their respective aggregate Pro Rata Portion of any remaining balance of the Member Expense Funds and (ii) to the SimpleNexus Surviving Company for further distribution to the holders of Cash Plan Awards in accordance with Section 3.2(k)(iii) their respective aggregate Pro Rata Portion of any remaining balance of the Member Expense Funds, upon completion by the Member Representative of its duties hereunder. Any such distributions from the Member Expense Fund in accordance with the immediately preceding sentence shall be paid (x) to the Exchange Agent for further distribution to the Non-Blocker Members and Blocker Securityholders and (y) to the SimpleNexus Surviving Company for further distribution to the holders of Cash Plan Awards in accordance with Section 3.2(k)(iii), in each case, with equal priority and pro rata based on each such Company Securityholder’s or Cash Plan Award Holder’s Pro Rata Portion of the Member Expense Fund. The Company Securityholders and Cash Plan Award Holders will not receive any interest or earnings on the Member Expense Fund and irrevocably transfer and assign to the Member Representative any ownership right that they may otherwise have had in any such interest or earnings. The Member Representative will not be liable for any loss of principal of the Member Expense Fund other than as a result of its gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. For tax purposes, the Member Expense Fund will be treated as having been received and voluntarily set aside by the Company Securityholders and the Cash Plan Award Holders at the time of Closing.

Section 11.2.Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the Parties at any time prior to the Closing Date with respect to any of the terms contained herein.
Section 11.3.Extension; Waiver. At any time prior to the Effective Times, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the Company Members. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
Section 11.4.Non-survival of Representations and Warranties and Covenants. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Times; provided, however, that the covenants set forth in Sections 7.4(a) (Confidentiality) and 8.8 (No Negotiation) shall survive the Closing for a period that is twelve (12) months from the date hereof. Except as set forth in the immediately preceding sentence, and except for claims in respect of Fraud, after the Effective Times, there shall be no Liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement to be performed prior to the Closing.
Section 11.5.Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Mergers and the Transactions, shall be paid by the Party incurring such cost or expense.
Section 11.6.Notices. All notices and other communications required or permitted hereunder, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when transmitted by electronic mail (provided that no “error” message, other notification of non-delivery or automated reply is generated unless receipt is otherwise acknowledged), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:
if to nCino, Parent, the Merger Subs or, following the Closing, any Surviving Entity to:
nCino, Inc.
6770 Parker Farm Drive
Wilmington, North Carolina 28405
Attention: Gregory D. Orenstein, Chief Corporate Development & Strategy Officer; April Rieger, Executive Vice President, General Counsel & Secretary
Email: greg.orenstein@ncino.com; april.rieger@ncino.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
1001 Page Mill Road
Building 1
Palo Alto, California 94304
Attention: Martin A. Wellington
Email: mwellington@sidley.com
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Ian B. Helmuth
Email: ihelmuth@sidley.com
if to the Company (prior to the Closing), to:
SimpleNexus, LLC
2600 Ashton Blvd
Lehi, Utah 84043
Attention: Cathleen Schreiner Gates
Email: cschreinergates@simplenexus.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Morgan D. Elwyn; Matthew J. Haddad
Email: melwyn@willkie.com; mhaddad@willkie.com
if to the Blockers (prior to the Closing) or the Member Representative, to:
Insight Venture Partners, LLC
1114 Avenue of the Americas, 36th Floor
New York, New York 10036
Attention: Andrew Prodromos
Email: aprodromos@insightpartners.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Morgan D. Elwyn; Matthew J. Haddad
Email: melwyn@willkie.com; mhaddad@willkie.com
or to such other address as such Party may hereafter specify for the purpose by notice to the other Parties.
Section 11.7.Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.
Section 11.8.Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith: (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement), and (b) except (i) for the right of each Party to pursue damages, subject to the provisions and limitations of Section 10.2, and specific performance, on behalf of its stockholders or members, as applicable, in the event of another Party’s Willful Breach of this Agreement or Fraud (which right is hereby acknowledged and agreed) and (ii) as expressly set forth herein, are not intended to confer upon any Person other than the Parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Company Effective Time the provisions of Article III are enforceable by the Company Securityholders to the extent necessary to receive the consideration to which such Person is entitled pursuant to Article III.
Section 11.9.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the Transactions, taken as a whole, are not affected in a manner materially adverse to any Party.
Section 11.10.Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Mergers were not consummated and the affected Party’s stockholders or members did not receive the nCino Merger Consideration or Closing Merger Consideration and other amounts, as applicable, payable to them in accordance with the terms but subject to the conditions of this Agreement), and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the obligation of nCino, Parent and the Merger Subs to consummate the Mergers, the obligation of the Company to consummate the Company Merger and the obligation of nCino, Parent and the Merger Subs to pay, and the affected Party’s stockholders’ or members’ right to receive, the nCino Merger Consideration or Closing Merger Consideration or other amounts, as applicable, payable to them pursuant to the Mergers, subject in each case to the terms and conditions of this Agreement) in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.
Section 11.11.Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that each of the Merger Subs may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by nCino; provided, that, no such assignment shall be permitted hereunder if such assignment would reasonably be expected to (i) materially prevent or delay the consummation of the Transactions or (ii) result in any of the conditions to the Mergers (other than the Upstream Mergers, if applicable) set forth in Article IX not being satisfied. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.12.Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule, the Blocker Disclosure Schedule and the nCino Disclosure Schedule. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available,” “delivered” or “provided” or terms of similar import, when used in the representations (including any attendant definitions) shall mean, in the case of nCino as the recipient, made available to nCino and its Representatives for at least one (1) Business Day prior to the date of this Agreement and through the date of this Agreement in the Firmex Data Site under the title “SimpleNexus” and, in the case of the Company as the recipient, made available or delivered to the Company or its Representatives prior to the date hereof by electronic mail or made publicly available in any nCino SEC Documents. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Company Disclosure Schedule, the Blocker Disclosure Schedule and the nCino Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein; provided, however, that the fact that any item of information is disclosed in either the Company Disclosure Schedule, the Blocker Disclosure Schedule or the nCino Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Each of the Company Disclosure Schedule, the Blocker Disclosure Schedule and the nCino Disclosure Schedule shall be arranged for purposes of convenience in separate parts corresponding to the numbered and lettered Sections and sub-Sections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the respective Party set forth in the corresponding numbered or lettered Section or sub-Section of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Company Disclosure Schedule, Blocker Disclosure Schedule or nCino Disclosure Schedule, or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation and warranty in this Agreement, in which case such information shall be deemed to be disclosed against such other representation and warranty. Any item of information, matter or document disclosed or referenced in, or attached to, the Company Disclosure Schedule, the Blocker Disclosure Schedule or the nCino Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “ material”, “Company Material Adverse Effect”, “nCino Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the applicable party’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation to any third party regarding such matter, or (e) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. No reference in the Company Disclosure Schedule, the Blocker Disclosure Schedule or the nCino Disclosure Schedule to any Contract shall be construed as an admission or indication to any third party that such Contract is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract. No disclosure in the Company Disclosure Schedule, the Blocker Disclosure Schedule or the nCino Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication to any third party that any such breach or violation exists or has actually occurred. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one party than with regard to the others. When calculating the period of time before which, within which or following which, any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.
Section 11.13.Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
Section 11.14.Enforcement; Exclusive Jurisdiction. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 11.6.
Section 11.15.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.16.Joint Obligations. Any covenant, agreement or obligation of nCino hereunder shall be deemed to be and shall constitute a covenant, agreement and obligation of and by Parent to cause nCino and the Merger Subs to perform and discharge such covenant, agreement or obligation. Any covenant, agreement or obligation of Parent or the Merger Subs hereunder shall be deemed to be and shall constitute a covenant, agreement and obligation of and by nCino to cause Parent and the Merger Subs to perform and discharge such covenant, agreement or obligation. nCino and Parent shall be jointly and severally liable for the failure by either of them, or either of the Merger Subs, to perform and discharge any of their respective covenants, agreements or obligations hereunder. Any covenant, agreement or obligation of a

Subsidiary of nCino or the Company hereunder shall constitute a covenant, agreement or obligation of nCino or the Company, as appropriate, to cause such Subsidiary to take action. The action, or failure to act, of Parent and each Merger Sub in accordance with the terms of this Agreement and any breach by Parent and the Merger Subs of their agreements, representations and warranties in this Agreement shall in each case be deemed to, for the purpose of interpretation of this Agreement, constitute the action, failure to act and breach, as applicable, of nCino.
[Signature Page Follows]

IN WITNESS WHEREOF, nCino, Parent, nCino Merger Sub, Company Merger Sub, the Blocker Merger Subs, the Blockers, the Company and the Member Representative have duly executed this Agreement, all as of the date first written above.

NCINO, INC. By:_____/s/ Pierre Naudé Name: Pierre Naudé Title: Chief Executive Officer
PENNY HOLDCO, INC. By:_____/s/ Pierre Naudé Name: Pierre Naudé Title: Chief Executive Officer
DOLLAR MERGER SUB, INC. By:_____/s/ Pierre Naudé Name: Pierre Naudé Title: Chief Executive Officer
PENNY MERGER SUB, LLC By:____/s/ Pierre Naudé Name: Pierre Naudé Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

PENNY BLOCKER 1 MERGER SUB, INC. By:_____/s/ Pierre Naudé Name: Pierre Naudé Title: Chief Executive Officer
PENNY BLOCKER 2 MERGER SUB, INC. By:______/s/ Pierre Naudé Name: Pierre Naudé Title: Chief Executive Officer
PENNY BLOCKER 3 MERGER SUB, INC. By:_____/s/ Pierre Naudé Name: Pierre Naudé Title: Chief Executive Officer
PENNY BLOCKER 4 MERGER SUB, INC. By:_____/s/ Pierre Naudé Name: Pierre Naudé Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

INSIGHT (DELAWARE) SN BLOCKER CORPORATION By:___/s/ Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer
INSIGHT (CAYMAN) SN BLOCKER CORPORATION By:___/s/ Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer
SCARLETFIRE SN BLOCKER CORPORATION By: ___ /s/ Jeb S. Spencer Name: Jeb S. Spencer Title: President and Chief Executive Officer
TLEO, INC. By: ___/s/ Jeb S. Spencer_________________ Name: Jeb S. Spencer Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

SIMPLENEXUS, LLC By: /s/ Cathleen Schreiner Gates_________ Name: Cathleen Schreiner Gates Title: Chief Executive Officer
INSIGHT VENTURE PARTNERS, LLC, solely in its capacity as the Member Representative By:___/s/ Andrew Prodromos______________ Name: Andrew Prodromos Title: Authorized Officer
[Signature Page to Agreement and Plan of Merger]